As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CXApp Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	85-2104918
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 785-7171
(Address and telephone number of registrant’s principal executive offices and principal place of business)

Khurram P. Sheikh Chairman, Chief Executive Officer CXApp Inc. Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 785-7171	Copy to: Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave, Suite 1400 Palo Alto, CA 94301 (650) 470-4500

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 9, 2025

CXAPP INC.

RESALE OF UP TO 18,500,000 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time, by selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), of up to 18,500,000 shares of common stock, par value $0.0001 per share (the “common stock”), consisting of (i) 80,000 shares issued to Avondale Capital, LLC (“Avondale”) at the closing of its initial pre-paid purchase and (ii) up to 18,420,000 shares issuable under the Securities Purchase Agreement, dated March 26, 2025 (the “Avondale Purchase Agreement”), between CXApp and Avondale.

Under the Avondale Purchase Agreement, CXApp may issue and sell one or more pre-paid purchases in the form substantially similar to the exhibit attached thereto (each, an “Avondale Pre-Paid Purchase”), in an aggregate purchase amount of up to $20 million. Upon the terms and subject to the conditions of an Avondale Pre-Paid Purchase, Avondale, at its sole discretion, has the right, but not the obligation, to take delivery of shares of common stock from the Company in satisfaction of all or a portion of the outstanding balance of an Avondale Pre-Paid Purchase, up to 18,420,000 shares (the “Avondale Purchase Shares”), but not exceeding the outstanding balance of such Avondale Pre-Paid Purchase. Any delivery of Avondale Purchase Shares registered for resale hereunder will reduce the outstanding balance of the applicable Avondale Pre-Paid Purchase at a rate determined by the timing of Avondale’s request and the trading price of our common stock. The number of shares of common stock that may actually be issued to Avondale is subject to certain conditions and limitations, including the requirement that no issuance may cause Avondale to beneficially own in excess of 19.99% of our outstanding common stock or otherwise violate Nasdaq Listing Rule 5635(d). With respect to the Avondale Purchase Shares, Avondale is an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We are not selling any shares of our common under this prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock.

Trading of our common stock and warrants began on The Nasdaq Capital Market (the “Nasdaq”) on March 15, 2023, under the new ticker symbol “CXAI” for the common stock and “CXAIW” for the warrants. Prior to the Merger, KINS’ units, Class A common stock and public warrants were publicly traded on the Nasdaq under the symbols “KINZU,” “KINZ” and “KINZW,” respectively. On May 8, 2025, the closing sale price of our common stock, as reported by Nasdaq, was $1.12 per share and the closing price of our warrants was $0.07 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the common stock offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “CXApp” refer to the consolidated operations of CXApp Inc. and its subsidiaries. References to “KINS” refer to the Company prior to the consummation of the Business Combination and references to “Legacy CXApp” refer to CXApp Holding Corp. prior to the consummation of the Business Combination.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of them by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus includes industry position and industry data, forecasts, market size and growth and other data that we obtained or derived from internal company reports, independent third-party publications, surveys and studies by third parties and other industry data, such as reports by research companies. Some data are also based on good faith estimates, which are derived from internal company research or analyses or review of internal company reports, as well as the independent sources referred to above. Although we believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed, and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Among other items, certain of the market research included in this prospectus was published prior to the COVID-19 pandemic and did not anticipate the virus or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources.

In addition, certain information contained in this document represents our management’s estimates. While we believe our internal estimates to be reasonable, and we are not aware of any misstatements regarding the industry data presented herein, they have not been verified by any independent sources. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

●	“Avondale” refers to Avondale Capital, LLC, a Utah limited liability company;

●	“Avondale Purchase Agreement” refers to the Securities Purchase Agreement, dated as of March 26, 2025, by and between CXApp and Avondale;

●	“Board” refers to the board of directors of CXApp;

●	“Bylaws” refers to the existing bylaws of CXApp currently in effect;

●	“Charter” refers to the existing amended and restated certificate of incorporation of CXApp currently in effect;

●	“Class A common stock” refers to shares of Class A common stock of CXApp, par value $0.0001 per share;

●	“Class C common stock” refers to shares of Class C common stock of CXApp, par value $0.0001 per share;

●	“Closing” refers to the closing of the Merger;

●	“common stock” refers to the Class A common stock;

●	“CXApp” refers to CXApp Inc., a Delaware corporation;

●	“Design Reactor” refers to Design Reactor Inc., a California corporation, which was formerly doing business under the name “The CXApp”;

●	“DGCL” refers to the General Corporation Law of the State of Delaware;

●	“Distribution” refers to distribution of the Enterprise Apps Business to the holders of Inpixon stock and other Inpixon securities on a certain record date through the distribution of all of the outstanding shares of Legacy CXApp capital stock to holders of Inpixon stock and other Inpixon securities on a certain record date on a pro rata, one for one basis, as described in the Separation and Distribution Agreement;

●	“Distribution Time” refers to the time at which Distribution occurs, which is deemed to be 12:01 a.m., New York time on March 14, 2023;

●	“Enterprise Apps Business” refers to the business conducted by CXApp and its direct and indirect subsidiaries, including the business related to the (i) software-as-a-service app and mapping platforms which enable corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events, (ii) augmented reality (or AR), computer vision, localization, navigation, mapping, and 3D reconstruction technologies, and (iii) on-device “blue dot” indoor location and motion technologies;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“GAAP” refers to accounting principles generally accepted in the United States of America;

●	“Inpixon” refers to Inpixon, a Nevada corporation;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012;

●	“KINS” refers to KINS Technology Group Inc., a Delaware corporation;

●	“KINS Initial Public Offering” refers to KINS’ initial public offering that was consummated on December 17, 2020;

●	“Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation, prior to the Merger;

●	“Merger” refers to the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly owned subsidiary of CXApp and the other transactions contemplated by the Merger Agreement;

●	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, Merger Sub, Inpixon and Legacy CXApp, as amended and modified from time to time;

●	“Merger Sub” refers to KINS Merger Sub Inc.;

●	“Nasdaq” refers to the Nasdaq Capital Market;

●	“preferred stock” refers to shares of “blank check” preferred stock, each having a par value of $0.0001;

●	“Stockholders” refers to the stockholders of CXApp;

●	“pro forma” refers to giving pro forma effect to the Merger;

●	“Registration Rights Agreement” refers to that certain registration rights agreement, dated as of December 14, 2020, by and among KINS, the Sponsor and certain other securityholders party thereto;

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Separation” refers to a series of transactions by Inpixon and certain of Inpixon’s subsidiaries as result of which Inpixon’s Enterprise Apps Business is held by Legacy CXApp and its subsidiaries and is separated from the remainder of Inpixon’s businesses, on the terms and subject to the conditions of the Separation and Distribution Agreement;

●	“Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of September 25, 2022, by and among Inpixon, Design Reactor, CXApp and KINS, as amended and modified from time to time;

●	“Sponsor” refers to KINS Capital, LLC, a Delaware limited liability company;

●	“Streeterville” Streeterville Capital, LLC, a Utah limited liability company;

●	“Streeterville Exchange Agreements” refers to collectively, the Exchange Agreements, dated as of June 25, 2024, July 19, 2024, August 8, 2024, August 13, 2024, August 16, 2024, December 9, 2024, December 10, 2024, December 17, 2024, December 26, 2024, January 6, 2025, and January 17, 2025, by and between CXApp and Streeterville;

●	“Streeterville Purchase Agreement” refers to the Securities Purchase Agreement, dated as of May 22, 2024, by and between CXApp and Streeterville;

●	“Subsidiary” refers to, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person; and

●	“warrants” refers to warrants to purchase one share of common stock at an exercise price of $11.50;

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains forward-looking statements and as such are not historical facts. This includes, without limitation, statements under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding our financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts, and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “schedule,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of the our technology platform and other technologies, our expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under our agreements, are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

The following summarizes the risks and uncertainties that could materially adversely affect our business, financial condition, results of operation and stock price. You should read this summary together with the more detailed description of each risk factor contained below. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of CXApp.

●	We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

●	We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

●	Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

●	If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

●	The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

●	Changes in accounting principles and guidance, or their interpretation or implementation, may materially adversely affect our reported results of operations or financial position.

●	If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose us to litigation.

●	Management has identified material weaknesses in our internal control over financial reporting, which could, if not remediated, result in additional material misstatements in our interim or annual consolidated financial statements.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially including the “Risk Factors” section beginning on page 14 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock.

Overview

CXApp’s platform is a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. CXApp offers native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future. We are now building the state-of-the-art CXAI (pronounced “Sky”) platform that is anchored on customer experience (CX) and artificial intelligence (AI) to provide transformational experiences across people, places and things.

Our workplace experience solution is a software-as-a-service (or SaaS) platform for enterprise. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

●	Workplace Experience — Our workplace experience solution enhances employee experience by providing organizations with a holistic, location-aware, customer-branded employee app for a more connected workplace. This solution helps organizations provide a frictionless work environment to employees with features such as: hot desk and room booking, indoor navigation with turn-by-turn directions on a digital map, company-wide news feeds, an in-app company directory of colleagues and workplace amenities, as well as bookable opportunities and experiences. Our clients include facilities teams solving space utilization challenges, workplace operations teams building incredible experiences for employees and IT teams focused on streamlining their tech stacks to boost productivity and efficiency.

●	Hybrid Meeting — Our executive briefing solution helps enterprise organization create high-touch, high-value, and personalized customer journeys for in-office, remote and hybrid meetings. Our hybrid solution offering streamlines multi-point customer experiences through one environment with support for multiple meetings and diversified locations, agendas for single or multi-day uses and customizable components for every customer briefing program.

●	Hybrid Events — Our hybrid event solution provides both mobile app and virtual event capabilities to connect tens of thousands of remote and in-person audiences through a fully branded, end-to-end event journey. Our hybrid event platform can host multiple events for enterprise organizations and support ongoing event engagement touchpoints for attendees before, during, and after the event through features such as customizable agendas, real-time activity feeds, instant notifications and more.

●	Mapping Solutions — Our indoor mapping solution helps enterprise organizations add intelligence to complex indoor spaces by integrating business data with geospatially accurate indoor maps to create relevant views of indoor environments. Indoor mapping is integral to supporting location-aware, “internet of things” (or IoT) enabled smart office touchpoints or devices within the customer’s premises. Developers use our mapping solution to bring indoor maps to apps, enabling multiple uses with a single set of maps. This product is intended to serve as a digital twin of a physical space and can be used for facility management, security, customer or worker experiences, asset tracking and more.

●	Analytics Dashboard — Our robust cloud-based analytics dashboards give enterprise organizations insights into how real estate, technology and people interact across the workplace, so they can make business decisions to unlock savings, improve employee experience or optimize services. With our analytics platform, we allow data from multiple sensors and data sources (third-party sensors, native mapping solutions and data) to be visualized for action by workplace operations teams.

●	On-Device Positioning (or ODP) — Our on-device positioning technology, commonly known as “blue dot,” enables powerful location-based uses and builds upon our mapping offering to give enterprise clients a seamless way to provide navigation assistance within a venue (workplace, event show floor, etc.). Our solution displays a user’s precise location and runs on a smartphone, smartwatch or other IoT wearable device and can operate without the internet.

The Business Combination and Related Transactions

On September 25, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Inpixon, (“Inpixon”), Legacy CXApp and KINS Merger Sub Inc. (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Legacy CXApp (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Legacy CXApp surviving the Merger as a wholly owned subsidiary of CXApp, in accordance with the terms and subject to the conditions of the Merger Agreement.

On March 14, 2023 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name from KINS to CXApp Inc. The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination.

The rights of holders of our common stock and warrants are governed by our amended and restated certificate of incorporation (our “certificate of incorporation” or “Charter”), our amended and restated bylaws (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the warrants, the Warrant Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). See the section titled “Description of Capital Stock.”

March 2025 Securities Purchase Agreement

On March 26, 2025, we entered into a Securities Purchase Agreement (the “Avondale Purchase Agreement”) with Avondale Capital, LLC (“Avondale”), providing us with a financing commitment of up to $20,000,000 in the form of one or more prepaid common stock purchases. Under the Avondale Purchase Agreement, we issued and sold to Avondale an initial prepaid purchase in the principal amount of $4,200,000 (the “Initial Avondale Pre-Paid Purchase”), and we delivered 80,000 shares of our common stock to Avondale at closing as commitment shares (the “Commitment Shares”). The Commitment Shares were issued to Avondale as a financing fee and are being registered for resale hereunder. After an original issue discount of $200,000 and a $10,000 transaction expense payable to Avondale, the net cash proceeds to us from the Initial Avondale Pre-Paid Purchase were $4,000,000.

Each Pre-Paid Purchase under the Avondale Purchase Agreement (the “Avondale Pre-Paid Purchase”) is an unsecured prepaid investment that carries a principal balance which can be satisfied (redeemed) by the issuance of common stock to Avondale, at Avondale’s election, from time to time. In other words, at any time after the Initial Avondale Pre-Paid Purchase (and subject to a restricted period and the effectiveness of the registration statement of which this prospectus forms a part), Avondale has the right (but not the obligation) to require us to issue and deliver shares of common stock (the “Avondale Purchase Shares”) in lieu of cash, as redemption of the outstanding balance of an Avondale Pre-Paid Purchase. The Avondale Purchase Shares will be issued at a per-share price equal to the lower of (i) 120% of the Nasdaq-defined “Minimum Price” as of the date of the applicable Avondale Pre-Paid Purchase closing, or (ii) 91% of the lowest daily volume-weighted average price (VWAP) of our common stock during the ten (10) consecutive trading days immediately prior to the date on which Avondale elects to receive shares. However, in no event will the Avondale Purchase Share price be lower than a fixed floor price equal to 20% of the applicable Nasdaq Minimum Price. This pricing mechanism means that Avondale will acquire our shares at a discount to the prevailing market price when it elects to convert the prepaid balance into shares, subject to the floor price protection. Each Avondale Pre-Paid Purchase is documented as a separate promissory instrument with its own principal balance and holding period, and does not bear periodic interest.

In addition to the Initial Avondale Pre-Paid Purchase, the Avondale Purchase Agreement allows us, at our discretion, to request one or more additional Avondale Pre-Paid Purchases from Avondale to draw down further funding from the $20 million total commitment, provided certain conditions are satisfied. Such conditions include (among others) that our common stock continues to meet specified minimum trading volume thresholds and that we obtain stockholder approval as required by Nasdaq Listing Rule 5635(d) to issue shares in excess of 19.99% of our outstanding stock (the “Exchange Cap”). Each additional Avondale Pre-Paid Purchase (if we choose to request any) will be subject to an original issue discount of 5%, will carry the same 20% floor price protection, and will use a similar pricing formula (with a “fixed” price component capped at 120% of the Minimum Price at closing of that tranche) for any Avondale Purchase Shares issued thereunder. We are not obligated to request any Avondale Pre-Paid Purchase beyond the initial one, and we retain full discretion to determine if and when to draw on the remaining commitment, subject to the agreement’s conditions.

Exchange Cap and Stockholder Approval: Unless and until we obtain the requisite approval of our stockholders under applicable Nasdaq rules, we may not issue in excess of 19.99% of our outstanding common stock (approximately 3.9 million shares based on shares outstanding as of March 2025) pursuant to the Avondale Purchase Agreement. This Exchange Cap applies to the aggregate number of shares issued under all Avondale Pre-Paid Purchases to Avondale. If stockholder approval is not obtained at our upcoming annual meeting (which we have committed to seek by May 31, 2025), then we will be prohibited from issuing any shares above the Exchange Cap, and any portion of the prepaid balance that cannot be converted into shares due to the cap would have to be repaid by us in cash. We have agreed to seek stockholder approval at our 2025 annual meeting to authorize the full issuance of shares under the Avondale Purchase Agreement, and if approval is not obtained at that meeting, to continue to seek approval at subsequent meetings every 90 days until obtained.

Registration of Shares: In connection with the Avondale Purchase Agreement, we agreed to file a registration statement with the SEC covering the resale by Avondale of a significant number of shares of common stock. Specifically, we were required to register at least 18,500,000 shares (inclusive of the 80,000 Commitment Shares and the maximum shares potentially issuable under the Initial Avondale Pre-Paid Purchase) within 30 days of the initial closing. We are fulfilling that obligation with the registration statement of which this prospectus is a part. In addition, although the Avondale Purchase Agreement originally contemplated that we would register additional shares in the future as we draw any subsequent tranches (so that the full $20,000,000 commitment would eventually be registered), we have opted to register the full potential amount at this time. Accordingly, this prospectus covers the resale of all shares that may be issued to Avondale under the Avondale Purchase Agreement, including the Commitment Shares, the shares underlying the Initial Avondale Pre-Paid Purchase, and all shares that could be issued under any future Avondale Pre-Paid Purchases (assuming we utilize the entire remaining commitment amount, subject to the Exchange Cap and stockholder approval). By registering these shares now, we aim to ensure that Avondale has the ability to resell any shares we issue to it under the Avondale Purchase Agreement without delay, which was a condition of the financing. Avondale is identified in this prospectus as a Selling Securityholder solely for purposes of reselling the shares of common stock it may acquire; Avondale has no obligation to purchase any additional shares beyond the Initial Avondale Pre-Paid Purchase and the additional draws we may request.

We caution that the actual number of shares of common stock that may be issued to Avondale under the Avondale Purchase Agreement is uncertain and will depend on a variety of factors, including the timing and amount of any additional Avondale Pre-Paid Purchases we elect to draw, the prevailing market price of our common stock at the times Avondale elects to receive Avondale Purchase Shares, and the applicable Avondale Purchase Share prices (which are subject to the formulas and floor price noted above). As a result, Avondale may ultimately receive and resell a substantial number of shares, possibly up to 37 million or more shares, which would significantly increase the number of shares of our common stock outstanding and available for sale in the public market. Such issuances, if they occur, will dilute our existing stockholders and could exert downward pressure on the market price of our stock (see “Risk Factors” and “Dilution” below). For example, the 18,500,000 shares being registered for resale in connection with the Avondale Purchase Agreement (including the 80,000 Commitment Shares) would represent nearly all of the number of shares of our common stock outstanding prior to this offering. Investors should be aware that Avondale has an incentive to sell the shares it acquires quickly into the public market, since it will acquire those shares at a discount to market price. This could result in significant volumes of our stock being sold by Avondale over a relatively short period, which may adversely affect our stock price.

We intend to use the proceeds that we have received from the Initial Avondale Pre-Paid Purchase and any proceeds we may receive from additional Avondale Pre-Paid Purchases for working capital and general corporate purposes. See “Use of Proceeds.” However, we will not receive any proceeds from the resale of shares by Avondale or any other Selling Securityholder under this prospectus.

Summary of Risk Factors

In addition to the other information contained in this prospectus, the following risks have the potential to impact the business and operations of CXApp. An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described in this prospectus, together with the other information contained in this prospectus. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of CXApp. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to, the following (See “Risk Factors”). Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of CXApp.

●	We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

●	We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

●	We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

●	The issuance of shares of common stock to our financing partners at prices below the prevailing market price has resulted, and will result, in substantial dilution to existing stockholders and could depress the market price of our stock. The potential resale of a large number of these shares could increase the supply of our stock in the market and create additional selling pressure, causing our stock price to decline.

●	Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

●	Our historical financial results and unaudited pro forma combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

●	The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

●	The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost- effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

●

Under Nasdaq rules, we may not issue shares under the Avondale Purchase Agreement in excess of 19.99% of our outstanding common stock without prior shareholder approval. If we fail to obtain approval by May 31, 2025, we cannot access any tranche above that cap and must repay the excess prepaid balance in cash, which could materially strain our liquidity.

●	Funding of additional tranches under the Avondale Purchase Agreement is subject to market-based conditions—including minimum trading volumes and requisite shareholder approval. If we choose not to, or are unable to, satisfy these conditions, we will forfeit the right to draw the remaining commitment and may be forced to secure alternative financing on potentially less favorable terms, which could adversely affect our operations and growth.

●	Our historical combined financial data and pro forma financial statements are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

●	Integration of artificial intelligence into our product offerings and our use of artificial intelligence in our operations could result in reputational or competitive harm, legal liability, and other adverse effects on our business.

●	If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose the Company to litigation.

●	Management has identified material weaknesses in the Company’s internal control over financial reporting, which could, if not remediated, result in additional material misstatements in the Company’s interim or annual consolidated financial statements.

Emerging Growth Company

CXApp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CXApp is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CXApp intends to take advantage of the benefits of this extended transition period.

CXApp will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering of our securities, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

CXApp is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CXApp will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior September 30th or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.

THE OFFERING

Shares of common stock Offered by the Selling Securityholders	18,500,000 shares of common stock consisting of:

● 80,000 shares of common stock issued to Avondale as a financing fee pursuant to the Avondale Purchase Agreement

● 18,420,000 shares of common stock issuable in satisfaction of Avondale Pre-Paid Purchases subject to the Avondale Purchase Agreement

Selling Securityholders	Avondale Capital, LLC. See “Selling Securityholders” on page 86 of this prospectus.

Shares of common stock outstanding prior to this offering	20,776,997 shares of common stock (as of May 8, 2025)

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus.

Risk factors	You should carefully read the section titled “Risk Factors” beginning on page 14 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol for our common stock	“CXAI”

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock or warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock and warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of common stock and warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to 18,500,000 shares of common stock constituting approximately 89% of our issued and outstanding shares of common stock as of May 8, 2025, consisting of (i) up to 80,000 shares of common stock issued in private placement to Avondale and (ii) the maximum number of up to 18,420,000 shares issuable to Avondale under the pre-paid purchases consummated pursuant to the Avondale Purchase Agreement on March 26, 2025. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Securityholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

Sales of a substantial number of our shares of common stock and/or warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of common stock and warrants and could impair our ability to raise capital through the sale of additional equity securities.

Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the Selling Securityholders acquired, or may acquire, shares of our common stock or warrants at prices below the current trading price of our common stock, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of up to 18,500,000 shares of common stock constituting approximately 89% of our issued and outstanding shares of common stock as of May 8, 2025, consisting of (i) up to 80,000 shares of common stock issued in private placement to Avondale and (ii) the maximum number of up to 18,420,000 shares issuable to Avondale under the pre-paid purchases consummated pursuant to the Avondale Purchase Agreement on March 26, 2025.

Based on the closing price of our common stock of $1.12 on May 8, 2025, Avondale may experience potential profit of up to $0.05 per share of common stock for the Avondale Pre-Paid Purchase shares based on the original issue discount of $200,000.00 on the $4,200,000.00 initial principal amount of the Avondale Purchase Shares pursuant to the Avondale Purchase Agreement.

Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which certain Selling Securityholders purchased shares of our common stock or our warrants.

Risks Related to Dilution and our Financing Agreements

Issuances of our common stock to Avondale under the Avondale Purchase Agreement will cause significant dilution to our stockholders and could depress the market price of our stock.

Pursuant to the Avondale Purchase Agreement, we may issue a very large number of shares of our common stock to Avondale at a discount to the then-current market price (91% of the lowest VWAP over a 10-day period, subject to a floor). The 18,500,000 shares being registered for resale in connection with this arrangement would nearly equal the number of shares of our common stock outstanding as of March 2025. If we issue all or a substantial portion of these shares, it will significantly dilute the ownership interests of existing stockholders and could reduce our stock price. Avondale received 80,000 Commitment Shares at effectively no cash cost upon closing, and any additional shares it receives in exchange for the prepaid funding will be at a discounted price. All of these shares may be resold into the public market by Avondale (subject to volume and timing limitations to stay below 19.99% ownership at any time), potentially in large quantities and rapidly.

The resale of a substantial number of shares by Avondale within a short period, or the perception that such sales could occur, could exert significant downward pressure on the market price of our common stock. Investors should be aware that Avondale’s interests may not align with those of our long-term stockholders: Avondale may have an incentive to quickly sell the shares it acquires to lock in its profit on the discounted purchase price, which could accelerate price declines. This risk is in addition to the dilution effect of the issuance itself – as more shares enter the market, the percentage ownership of existing stockholders will drop, and the value of each individual share may decline due to the increased supply. These factors combined could make our stock less attractive to current and potential investors, and it may be difficult for our stock price to appreciate even if our business fundamentals improve.

Our ability to access the full $20 million committed by Avondale is subject to stockholder approval and other conditions; if we cannot satisfy these conditions, we may never receive the remaining funds, or we may be required to repay the Avondale Pre-Paid Purchases in cash.

The Avondale Purchase Agreement includes certain important limitations. Notably, under Nasdaq Listing Rule 5635(d), we are not permitted to issue more than 19.99% of our outstanding common stock (approximately 3.9 million shares based on shares outstanding as of March 2025) to Avondale unless and until we obtain stockholder approval. This means that without stockholder approval, we cannot draw the full $20 million commitment in the form of shares – our issuances would be capped at the Exchange Cap, after which any additional funding from Avondale would have to be provided in cash or not at all. We have agreed to seek stockholder approval by May 31, 2025 for the issuance of shares beyond the Exchange Cap. However, there is no assurance that our stockholders will approve such a proposal. If stockholder approval is not obtained at our annual meeting (or any adjournment thereof), we will be unable to issue shares above the cap. In that scenario, any outstanding prepaid amount that exceeds the value of the shares we are permitted to issue would become payable in cash.

For example, if we had drawn additional Avondale Pre-Paid Purchases and reached the Exchange Cap limit, we could owe Avondale the remaining balance in cash if approval is not obtained. A requirement to pay a large sum in cash (potentially several millions of dollars) on short notice could severely strain our liquidity, especially if we have used the initial funding for operations. We may not have sufficient cash on hand or available resources to meet such a repayment obligation, which could force us to seek emergency financing or other arrangements on unfavorable terms. Moreover, even aside from the Exchange Cap, the Avondale Purchase Agreement requires that certain conditions be met for each additional draw, such as minimum trading volumes for our stock and the continued listing of our stock on Nasdaq.

If our stock becomes very thinly traded or if we were to lose our Nasdaq listing (for example, due to falling below listing standards), Avondale would not be obligated to provide additional funding. Therefore, there is a risk that we may not be able to utilize the Avondale Purchase Agreement to its full $20 million capacity. In sum, investors should not assume that the entire $20 million will be available to us – our access to the remaining ~$15.8 million beyond the initial $4.2 million draw is contingent on meeting these regulatory and market conditions. If we fail to meet the conditions or obtain stockholder approval, we would need to seek alternative financing to support our operations and growth. Such alternative financing might not be available when needed, or could be available only on terms that further dilute our stockholders or restrict our business (for instance, debt financing with onerous terms). If we are unable to secure replacement funding, our business, financial condition, and results of operations could be adversely affected.

The Avondale Purchase Agreement could lead to significant sales of our stock by Avondale, and the perceived risk of these sales may cause our stock price to be volatile or decline.

Once the registration statement covering Avondale’s resale of shares is effective, Avondale will have the ability to periodically convert the prepaid balance into shares and sell those shares on the open market. This arrangement is sometimes referred to as an “equity line” or “dilutive financing” and can result in an overhang on the market. Market participants aware of Avondale’s rights may anticipate that Avondale will continuously sell shares (especially during periods of higher trading volume or price spikes) to realize its gain on the discounted purchase price. This anticipation alone can create a negative feedback loop on our share price – buyers may be hesitant to purchase shares knowing that any uptick could be met with selling pressure from Avondale. Additionally, Avondale’s ability to convert at 91% of market price means it can still profit from its shares even if our stock price is falling, which could encourage sales in a declining market. All of these dynamics could make our stock price highly volatile and could result in our stock trading at prices below what it might otherwise trade at absent the Avondale arrangement. The extent of this impact will depend on a variety of factors, including the actual number of shares issued to Avondale, the timing and speed at which Avondale sells shares, and the overall market demand for our stock. We cannot predict with certainty the effect that sales by Avondale may have on the market price of our common stock, but investors should be prepared for the possibility of significant volatility and declines, especially around the times we disclose conversions or sales under the Avondale Purchase Agreement.

We have broad discretion in how we use the proceeds from the Avondale Pre-Paid Purchases, and we may not use them effectively.

We intend to use the net proceeds from the Initial Avondale Pre-Paid Purchase and any future Avondale Pre-Paid Purchases primarily for general corporate purposes, including working capital, product development, and growth initiatives. Our management will have significant flexibility in applying these funds. If we do not apply the funds effectively, or if we invest the proceeds in strategies that fail to yield desired results, we could continue to incur losses without advancing our business sufficiently to achieve profitability. In such case, we might deplete the proceeds and be forced to raise additional capital sooner than expected. Furthermore, the availability of the remaining $15.8 million under the Avondale facility is not guaranteed (as discussed above), so our actual usable proceeds might be limited to the initial $4.0 million net we received and any incremental draws we manage to complete. Stockholders will be relying on the judgment of our management regarding the deployment of these funds. If our management’s decisions with respect to the use of proceeds do not enhance stockholder value, we may experience lower growth, and the market price of our common stock could decline.

Risks Relating to our Business

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus. The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CXApp Inc.

We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

We have a history of operating losses and may not earn sufficient revenue to support our operations. We have incurred recurring net losses of approximately $19,408 thousand and $53,618 thousand for the fiscal years ended 2024 and 2023, respectively. Our continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent on implementing certain cost reductions and generating sufficient revenues. Based on our current business plan, we may need additional capital to support our operations, which may be satisfied by additional debt or equity financings. Future financings through equity offerings will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by certain factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Our corporate strategy contemplates potential future acquisitions and to the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to successfully manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial, and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our workforce. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to affect any required expansion and are unable to perform our contracts on a timely and satisfactory basis, our reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs and sales professionals. Competition for personnel with skill sets specific to our industry is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

Our business is labor intensive, and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new customer engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on customer engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on our management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses, or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We may be subject to claims that we and our employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third-party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money damages, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

The loss of key personnel may adversely affect our operations.

Our success depends to a significant extent upon the operation, experience, and continued services of certain of our officers, and other key personnel. While our key personnel are employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our key personnel could have an adverse effect on us. If certain of our executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint ventures, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

We may enter into joint ventures, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

We have not registered copyrights on any of the software we have developed, and while we may register copyrights in the software if needed before bringing suit for copyright infringement, such registration can introduce delays before suit of over three years and can constrain damages for infringement. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute actual or potential infringement of our intellectual property rights. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

In addition, any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain and are subject to change that can affect validity of patents issued under previous legal standards, particularly with respect to the law of subject matter eligibility. Our inability to protect our property rights could adversely affect our financial condition, operating results and growth prospects.

Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes. We have not registered copyrights on any of the proprietary software we have developed. Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third-party infringements. As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. The laws of other countries may afford us little or no protection of our intellectual property. We also rely on a variety of technology that we license from third parties. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new developments until equivalent technology can be identified, licensed or developed and integrated. Any such delays would materially and adversely affect our business.

We could incur substantial cost in protecting our proprietary software technology and if we fail to protect our technology, we could incur material harm to our business.

We rely principally on a combination of contract provisions and copyright, trademark, patent and trade secret laws to protect our proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources, whether or not we ultimately prevail on the merits. The steps we take to protect our proprietary rights may be inadequate to prevent misappropriation of our technology; moreover, others could independently develop similar technology.

We could be subject to claims that we infringe intellectual property rights of others, which could harm our business, financial condition, results of operations or cash flows.

Third parties could assert infringement claims in the future with respect to our products and technology, and such claims might be successful. Litigation relating to any such claims could result in substantial costs and diversion of resources, whether or not we ultimately prevail on the merits. Any such litigation could also result in our being prohibited from selling one or more of our products, unanticipated royalty payments, reluctance by potential customers to purchase our products, or liability to our customers and could have a material adverse effect on our business, financial condition, operating results and cash flows.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

If we are unable to sell additional products and services to our customers and increase our overall customer base, our future revenue and operating results may suffer.

Our future success depends, in part, on our ability to expand the deployment of technologies with existing customers and finding new customers to sell our products and services to. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products and services, and our ability to attract new customers, depends on a number of factors, including the perceived need for indoor mapping products and services, as well as general economic conditions. If our efforts to sell additional products and services are not successful, our business may suffer.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

●	our customers’ perceptions of our ability to add value through our products and services;

●	introduction of new products or services by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our products or services justifies it;

●	procurement practices of our customers; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, and customer purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, and similar disruptions from unauthorized tampering or human error. Any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and met with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Integration of artificial intelligence into our product offerings and our use of artificial intelligence in our operations could result in reputational or competitive harm, legal liability, and other adverse effects on our business.

We have integrated, and plan to further integrate, AI capabilities into components of our product offerings, and we expect to use AI in our operations. Such integration and use of AI may become more important in our product offerings and operations over time. These AI-related initiatives, whether successful or not, could cause us to incur substantial costs and could result in delays in our software release cadence. Our competitors or other third parties may incorporate AI into their products or operations more quickly or more successfully than we do, which could impair our ability to compete effectively. Additionally, AI algorithms may be flawed and datasets underlying AI algorithms may be insufficient or contain biased information. If the AI tools integrated into our products or those we use in our operations produce analyses or recommendations that are or are alleged to be deficient, inaccurate, or biased, our reputation, business, financial condition, and results of operations may be adversely affected. Other companies have experienced cybersecurity incidents that implicate confidential and proprietary company data and/or the personal data of end users of AI applications integrated into their software offerings or used in their operations. If we were to experience a cybersecurity incident, whether related to the integration of AI capabilities into our product offerings or our use of AI applications in our operations, our business and results of operations could be adversely affected. AI also presents various emerging legal, regulatory and ethical issues, and the incorporation of AI into our product offerings and our use of AI applications in our operations could require us to expend significant resources in developing, testing and maintaining our product offerings and may cause us to experience brand, reputational, or competitive harm, or incur legal liability. Jurisdictions that we operate in may decide to establish extensive new standards for AI safety and security or adopt similar or more restrictive legislation that may render the use of such technologies challenging. These restrictions may make it harder for us to conduct our business using AI, lead to regulatory fines or penalties, require us to change our product offerings or business practices, or prevent or limit our use of AI.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our customers. The operations of our cloud based applications and analytics are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our customers; and

●	errors by our employees or third-party service providers.

Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of our manufacturing partners would negatively affect sales of product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 25% and 22% of our gross revenue during the years ended December 31, 2024, and the period from March 15, 2023 to December 31, 2023. One customer accounted for 10% of our gross revenue in 2024, and a separate customer accounted for 12% of our gross revenue in 2023; however, each of these customers may or may not continue to be a significant contributor to revenue in 2025. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

While we believe that we have sufficient cash funds to satisfy our working capital needs for the next 12 months, we expect that we may need to raise funds to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital, or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for several reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products is critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and our products may not be able to scale and perform to meet those demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of these products, our business operations, financial results and growth prospects will be materially and adversely affected.

There is also a possibility of future tariffs, trade protection measures, import or export regulations or other restrictions imposed on our products or on our customers by the United States, China or other countries that could have a material adverse effect on our business. A significant trade disruption or the establishment or increase of any tariffs, trade protection measures or restrictions could result in lost sales adversely impacting our reputation and business. A trade war, other governmental action related to tariffs or international trade agreements, changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently do business or any resulting negative sentiments towards the United States could adversely affect our supply chain economics, consolidated revenue, earnings and cash flow.

Defects, errors, or vulnerabilities in our products or services or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because our location-based security products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to advanced persistent threats (“APTs”) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in our products could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development or generate less revenue than expected.

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Global events and other general economic factors may impact our results of operations.

Global events and other general economic factors that are beyond our control may impact our results of operations. These factors can include interest rates; recession; inflation; unemployment trends; the threat or possibility of war, terrorism or other global or national unrest; political or financial instability; and other matters that influence our customers spending. Increasing volatility in financial markets and changes in the economic climate could adversely affect our results of operation. While we have been able to realize growth in the year ended December 31, 2024 as compared to the period from March 15, 2023 to December 31, 2023, the impact that these global events will have on general economic conditions is continuously evolving and the ultimate impact that they will have on our results of operations continues to remain uncertain. There are no assurances that we will be able to continue to experience the same growth or not be materially adversely affected.

Our businesses, results of operations and financial condition could be adversely affected by ongoing international conflicts and related disruptions in the global economy.

The global economy has been negatively impacted by the military conflict between Russia and Ukraine, and the ongoing conflict between Israel and Hamas has caused political, economic, and military instability in Israel and surrounding regions. While we have no operations in Russia, Ukraine, Israel, Palestine or surrounding areas, our business may be indirectly adversely affected by this conflict and its effects, including as a result of financial and economic sanctions imposed by governments in the U.S., United Kingdom and European Union, among others, on certain industry sectors and parties in Russia.

We are unable to predict the impact of either the Israel-Hamas conflict or the Russia-Ukraine conflict on our business or the global economy. The impact of further escalation of geopolitical tensions related to these conflicts, including increased trade barriers or restrictions on global trade, is unknown and could result in, among other things, heightened cybersecurity threats, protracted or further increased inflation, lower consumer demand, fluctuations in interest and foreign exchange rates and increased volatility in financial markets, any of which could adversely affect our businesses, results of operations and financial condition.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers worldwide. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection

Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit, in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international relations, could adversely affect our financial performance and supply chain economics.

As a result of changes to U.S. administrative policy, among other possible changes, there may be (i) changes to existing trade agreements; (ii) greater restrictions on free trade generally; and (iii) significant increases in tariffs on goods imported into the United States, particularly those manufactured in China. China is currently a leading global source of hardware products, including the hardware products that we use. In January 2020, the U.S. and China entered into Phase One of the Economic and Trade Agreement Between the United States of America and the People’s Republic of China (the “Phase One Trade Agreement”). The Phase One Trade Agreement takes steps to ease certain trade tensions between the U.S. and China, including tensions involving intellectual property theft and forced intellectual property transfers by China. Although the Phase One Trade Agreement is an encouraging sign of progress in the trade negotiations between the U.S. and China, questions still remain as to the enforcement of its terms, the resolution of a number of other points of dispute between the parties, and the prevention of further tensions. If the U.S.-China trade dispute re-escalates or relations between the United States and China deteriorate, these conditions could adversely affect our ability to source our hardware products and therefore our ability to manufacture our products. Our ability to manufacture our products could also be affected by economic uncertainty, in China or by our failure to establish a positive reputation and relationships in China. The occurrence of any of these events could have an adverse effect on our ability to source the components necessary to manufacture our products, which, in turn, could cause our long-term business, financial condition and operating results to be materially adversely affected.

We intend to use and leverage open-source technology in which may create risks of security weaknesses.

Some parts of our technology may be based on open-source technology. There is a risk that the development team or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our technology solutions interfering with the use of such technology or causing loss to us.

We may not be able to develop new products or enhance our product to keep pace with our industry’s rapidly changing technology and customer requirements.

The industry in which we operate is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the artificial intelligence technology solutions that are being developed by us. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated technology solutions or effectively manage the transitions of our technology to new product offerings, our business, financial condition and results of operations could be harmed.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

Federal, state, municipal and/or foreign governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

Some features of our services may trigger the data protection requirements of certain foreign jurisdictions, such as the EU General Data Protection Regulation (the “GDPR”), and the EU ePrivacy Directive. In addition, our services may be subject to regulation under current or future laws or regulations. For instance, the EU ePrivacy Directive is soon to be replaced in its entirety by the ePrivacy Regulation, which will bring with it an updated set of rules relevant to many aspects of our business. If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

This area of the law is currently under intense government scrutiny and many governments, including the U.S. government, are considering a variety of proposed regulations that would restrict or impact the conditions under which data obtained from individuals could be collected, processed, stored, transferred, sold or shared with third parties. In addition, regulators such as the Federal Trade Commission and the California Attorney General are continually proposing new regulations and interpreting and applying existing regulations in new ways. For example, in June 2018, California passed the California Consumer Privacy Act (the “CCPA”), which provides new data privacy rights for consumers and new informational, disclosure and operational requirements for companies, effective January 2020. Fines for noncompliance may be up to $7,500 per violation. The burdens imposed by the GDPR and CCPA, and changes to existing laws or new laws regulating the solicitation, collection, processing, or sharing of personal and consumer information, and consumer protection could affect our customers’ utilization of our services and technology and could potentially reduce demand, or impose restrictions that make it more difficult or expensive for us to provide our services.

In addition, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

If our customers fail to abide by applicable privacy laws or to provide adequate notice and/or obtain any required consent from end users, we could be subject to litigation or enforcement action or reduced demand for our services.

Our customers utilize our services and technologies to track connected devices anonymously and we must rely on our customers to implement and administer notice and choice mechanisms required under applicable laws. If we or our customers fail to abide by these laws, it could result in litigation or regulatory or enforcement action against our customers or against us directly.

Any actual or perceived failure to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions or penalties against us.

Any failure or perceived failure to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services such as ours. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

We are subject to the excise tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our common stock on or after January 1, 2023.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376), which, among other things, imposes a 1% excise tax on certain domestic corporations that repurchase their stock on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. The Excise Tax applies to any redemptions of our Class A common stock occurring on or after January 1, 2023, including redemptions in connection with the Business Combination, unless an exemption is available. Issuances of securities in connection with the Business Combination reduces the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the fair market value of securities redeemed may exceed the fair market value of securities issued.

Our cash and cash equivalents may be exposed to failure of our banking institutions.

While we seek to minimize our exposure to third-party losses of our cash and cash equivalents, we hold our balances in a number of large financial institutions. Notwithstanding this, those institutions are subject to the risk of failure. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was unable to continue their operations, and the Federal Deposit Insurance Corporation was appointed as receiver for SVB and created the National Bank of Santa Clara to hold the deposits of SVB after SVB was unable to continue their operations. As of March 20, 2023, substantially all of our cash and cash equivalents are held with other large financial institutions, and we do not expect further developments with SVB to have a material impact on our cash and cash equivalents balance, expected results of operations, or financial performance for the foreseeable future. However, if further failures in financial institutions occur where we hold deposits, we could experience additional risk. Any such loss or limitation on our cash and cash equivalents would adversely affect our business.

Risks Relating to Ownership of our Securities

The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of our common stock, as well as our warrants, is likely to be volatile. The stock market has experienced extreme volatility in the past and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors including the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	price and volume fluctuations in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	changes in how enterprises perceive the benefits of our platform and products;

●	announcements by us or our competitors of new products, solutions or technologies or significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in our management or departures of key personnel;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our common stock or other securities;

●	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our common stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

●	the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and for as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We do not intend to pay dividends on our common stock, so any returns will be substantially limited to the value of our common stock.

We have no current plans to pay any cash dividends on our common stock. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on our or our subsidiaries’ payment of dividends to our stockholders and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by our indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they publish inaccurate or unfavorable research about our common stock, the stock price and trading volume of our common stock could decline.

The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade their evaluations of our common stock, the price of our common stock could decline. If one or more of these analysts ceases to cover us, we could lose visibility in the market for our common stock, which in turn could cause our stock price or trading volume to decline.

Any future sales or offerings of our common stock may cause substantial dilution to stockholders and could cause the price of our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the Insider Letter (as defined in the Sponsor Support Agreement), during the Founder Shares Lock-Up Period (as defined in the Insider Letter), KINS’ directors and executive officers will not, subject to the exceptions noted therein, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of our common stock, or any stock options, restricted stock units, or other equity awards outstanding as of immediately following the Closing in respect of our awards outstanding immediately following the Closing. Following the expiration or waiver of the Lockup Period, such shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. Sales of substantial amounts of our common stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

If the stockholders to the Registration Rights Agreement, dated as of December 14, 2020, that was entered into by KINS, the Sponsor and the other parties thereto in connection with the KINS initial public offering exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

A sustained depression in the market price of our common stock has happened (from October to December 2023) and could in the future happen, which could also reduce our market capitalization below the book value of net assets, which could increase the likelihood of recognizing goodwill or indefinite-lived intangible asset impairment losses that could negatively affect our financial condition and results of operations.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and Bylaws have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	a classified board of directors whose members serve staggered three-year terms;

●	the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	certain limitations on convening special stockholder meetings;

●	limiting the ability of stockholders to act by written consent;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	providing that our Board is expressly authorized to make, alter or repeal our Bylaws; and

●	the removal of directors only for cause and only upon the affirmative vote of holders of the majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock” for more information.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, subject to limited exceptions, any (1) derivative action, suit or proceeding brought on behalf of us, (2) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our director, officer or stockholder to us or our stockholders, (3) action, suit or proceeding arising pursuant to any provision of the DGCL or the Charter or the Bylaws (as either may be amended from time to time), (4) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (5) action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction thereof, another state or federal court located within the State of Delaware; provided that, (i) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and (ii) such exclusive forum provision shall not apply to claims or causes of action brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to consent to the provisions of the Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Legacy CXApp has previously operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, we will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and Nasdaq to implement specified corporate governance practices that previously did not apply to Legacy CXApp as a private company.

As a public company with equity securities listed on Nasdaq, we will need to comply with rules and regulations of the SEC and the requirements of Nasdaq. Complying with these rules, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses. Furthermore, any issues in complying with those requirements, including for example, the management’s identification of material weaknesses in the Company’s internal control over financial reporting and subsequent conclusion that the Company did not maintain effective internal control over financial reporting as of December 31, 2023, could cause us to incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. See “—Risks Relating to our Accounting Policies” under this section for more information. In addition, as a public company we will incur substantial costs to obtain director and officer liability insurance policies. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

We will be required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm our business, financial condition and results of operations.

If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose the Company to litigation.

Our common stock is currently traded on the Nasdaq Capital Market. The Nasdaq Stock Market LLC (“Nasdaq”) has requirements that a company must meet in order to remain listed. On April 18, 2024, the Company received a notice (the “Notice”) from Nasdaq notifying the Company that, because the Company was delinquent in filing its 2023 Form 10-K, the Company no longer complied with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC.

In accordance with Nasdaq’s listing rules, the Company had 60 calendar days after the Notice to submit a plan of compliance (the “Plan”) to Nasdaq addressing how the Company intends to regain compliance with Nasdaq’s listing rules, and Nasdaq has the discretion to grant the Company up to 180 calendar days from the due date of the 2023 Form 10-K, or October 14, 2024, to regain compliance. The Company filed its 2023 Form 10-K on May 24, 2024 and regained compliance with Nasdaq’s listing rules.

If our common stock were to be delisted, the liquidity of our common stock would be adversely affected and the market price of our common stock could decrease. In addition, the delinquent report could expose the Company to risk of litigation concerning any impact upon the Company’s price of our common stock. Any such litigation could distract management from day-to-day operations and further adversely affect the market price of our common stock.

Risks Relating to our Accounting Policies

Changes in accounting principles and guidance, or their interpretation or implementation, may materially adversely affect our reported results of operations or financial position.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) These principles are subject to interpretation by the SEC and various bodies formed to create and interpret appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results, as well as our processes and related controls.

Revenue forecasting is uncertain, and the failure to meet our forecasts could result in a decline in our stock price.

Our revenues, particularly new software license revenues or economic impacts from M&A activities, are difficult to forecast. We use a pipeline system to forecast revenues and trends in our business. Our pipeline estimates may prove to be unreliable either in a particular quarter or over a longer period of time, in part because the conversion rate of the pipeline into contracts can be difficult to estimate and requires management judgment. A variation in the conversion rate could cause us to plan or budget incorrectly and result in a material adverse impact on our business or our planned results of operations. Furthermore, most of our expenses are relatively fixed, including costs of personnel and facilities. Thus, an unexpected reduction in our revenue, or failure to achieve the anticipated rate of growth or realize synergies from M&A activity, would have a material adverse effect on our profitability. If our operating results do not meet our publicly stated guidance or the expectations of investors or analysts, our stock price may decline.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our goodwill for impairment at least annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. We incurred a goodwill impairment loss of $36,056 thousand as of December 31, 2023, resulting in a negative impact on our results of operations.

As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Our business could be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by customers, higher-than-expected expense levels to provide services to customers, sustained declines in our stock price and related market capitalization and changes in our business model that may impact one or more of these variables.

Management has identified material weaknesses in the Company’s internal control over financial reporting, which could, if not remediated, result in additional material misstatements in the Company’s interim or annual consolidated financial statements.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Under the direction of the Company’s Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting. As a result of this evaluation, management identified material weaknesses in the Company’s internal control over financial reporting.

Under the direction of the Company’s Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting. As a result of this evaluation, management identified material weaknesses in the Company’s internal control over financial reporting, particularly in the design and operating effectiveness of controls primarily associated with the Company’s valuation and goodwill impairment testing. The material weakness we identified associated with the valuation process arises primarily from a lack of focus on detailed analysis and enhanced documentation procedures. Because of these material weaknesses, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2023. These material weaknesses resulted in the delayed filing of the Company’s annual Consolidated Financial Statements for the year ended December 31, 2023.

Management implemented enhancements to its internal control over financial reporting, which included refinements and enhancements to the controls related to goodwill valuation. The Company implemented these enhancements to the design of its controls starting in the fourth quarter of 2023. Management implemented additional enhancements to internal controls starting the fourth quarter of 2024.

Refer to Item 9.A. Controls and Procedures of the in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that was filed with the SEC on April 7, 2025 for further information.

Remediation measures are time-consuming on the Company’s financial and operational resources. In order to improve the effectiveness of its internal control over financial reporting, the Company will need to continue to expend resources, including accounting-related costs and management oversight.

We cannot provide assurance that the measures we have taken to date and may take in the future will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses or identify additional material weakness in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required by the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of the Company’s Class A common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

USE OF PROCEEDS

All of the shares of common stock registered hereunder will be sold by the Selling Securityholders for their own accounts, and we will not receive any proceeds from those sales. Because these investors acquired their shares at prices well below the current market price, their resale may increase the public float and exert downward pressure on our trading price.

The Selling Securityholders will pay any underwriting discounts, selling commissions, stock transfer taxes and certain legal expenses in connection with their sales. We will bear all other costs of registration, including SEC filing and Nasdaq listing fees and the fees and expenses of our counsel and independent registered public accountants.

Although we receive no proceeds from this resale offering, we have obtained—and may obtain—capital under the Avondale Purchase Agreement:

●	Avondale Capital, LLC (March 26, 2025): Gross proceeds of $4.2 million (net $4.0 million) from the initial Avondale Pre-Paid Purchase, and up to $15.8 million (before discounts) available under future tranches, subject to minimum trading-volume thresholds, Nasdaq Rule 5635(d) approval and other conditions.

We have used—and intend to continue using—the net proceeds from these financings for working capital and general corporate purposes, including product development, sales and marketing expansion and other operational needs. We may also deploy a portion of those proceeds for strategic investments or acquisitions that complement our business, although we have no binding acquisition agreements at this time.

There is no assurance we will draw the full $20 million available under the Avondale Purchase Agreement or any additional funds under the Avondale Purchase Agreement; our ability to do so depends on our financing needs and satisfaction of the contract terms and Nasdaq requirements. All funds received under these agreements have been and will be used in the ordinary course of business, and no proceeds are held in escrow or similar arrangements.

Because this is a resale offering by the Selling Securityholders, we are not required to—and do not—specify an exact allocation of proceeds from the Avondale Pre-Paid Purchases. Our management will have broad discretion in applying any net proceeds we receive.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of common stock may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock to date and do not intend to pay cash dividends. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors the board of directors deems relevant.

MARKET INFORMATION

Our common stock and warrants are listed on Nasdaq under the symbols “CXAI” and “CXAIW,” respectively. Prior to the consummation of the Business Combination, KINS’ Class A common stock and redeemable warrants that were separately traded on Nasdaq under the symbols “KINZ” and “KINZW” respectively. As of May 8, 2025, there were approximately 100 holders of record of our shares of Class A common stock and approximately 14 holders of record of our redeemable warrants. This includes Cede & Co., which holds shares on behalf of the beneficial owners of the Company’s common stock. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

References in this prospectus to “we”, “us” or the “Company” refer to CXApp Inc. References to our “management” or our “management team” refer to our officers and directors. The following management’s discussion and analysis of financial condition and results of operations describes the principal factors affecting the results of our operations, financial condition, and changes in financial condition for the years ended December 31, 2024, and the period March 15, 2023 to December 2023.

Overview of Our Business

Executive Overview

At CXApp, we are redefining the modern workplace through AI-powered solutions that enhance employee experience, operational efficiency, and workplace intelligence. As a leader in this rapidly evolving market, our strategic vision is to drive innovation, scale our enterprise customer base, and achieve long-term financial sustainability through disciplined execution.

In fiscal year 2024, we focused on three key priorities:

1.	Expanding AI-Driven Capabilities – Creating a Generative AI based analytics platform designed to revolutionize the workplace environment, allowing organization to analyze large datasets, generate actionable insights and make real time decisions.

2.	Strengthening Market Position “Land and Expand”– Growing our footprint in the Fortune 1000 and expanding offerings to existing clients.

3.	Enhancing Financial Discipline – Driving cost efficiency while investing in strategic growth initiatives.

As we look ahead, our leadership team remains committed to balancing innovation with financial discipline, ensuring CXApp is positioned for sustainable, profitable growth in the years to come.

Financial Performance Summary

Revenue Growth and Customer Expansion

●	Fiscal year 2024 recurring revenue increased to 87% from 78%.

●	Our customer base continues to expand across key industries, including financial services, healthcare, and technology.

●	The transition to a recurring revenue model has strengthened revenue predictability and long-term growth prospects.

Operational Efficiencies and Cost Management

●	Total operating expenses decreased to $19,598 thousand compared to $58,204 during the year ended December 31, 2023, reflecting cost optimization initiatives that have improved margins.

●	Strategic workforce realignments have ensured resources are allocated to high-impact growth areas.

Cash Flow and Liquidity Position

●	As of year-end, cash and cash equivalents was $4,880 thousand with access to an additional $3,500 thousand from the Streeterville Purchase Agreement the Company entered into on May 22, 2024, later bolstered by an additional $20,000 thousand secured on March 25, 2025, ensuring flexibility to support future growth.

●	Ongoing investments in AI innovation and product enhancements are aligned with our long-term financial strategy.

Strategic Growth Initiatives

1.	Product Innovation: Expanding our AI-native capabilities, enhancing analytics, and integrating with key enterprise platforms.

2.	Market Expansion: Targeting new verticals, strengthening partnerships with cloud providers, and scaling international operations.

3.	Operational Excellence: Optimizing cost structures, improving customer retention, and driving sales efficiency.

Competitive Positioning and Market Outlook

●	The global employee experience market is projected to grow at 20% CAGR, presenting strong tailwinds for CXApp’s expansion.

●	Our AI-driven platform differentiates us from traditional workplace management solutions, enabling scalable, data-driven decision-making.

●	Despite macroeconomic uncertainties, enterprise demand for hybrid workplace solutions remains strong, positioning CXApp for continued momentum.

Conclusion

As we move forward, our leadership team remains committed to executing on our strategic vision, leveraging AI to redefine employee experiences, and delivering long-term value for our stakeholders. We believe CXApp’s AI-first approach, financial discipline, and customer-centric strategy position us well for sustained growth.

Business Description

Company Overview

CXApp Inc. (“CXAI”) is an AI-first employee experience platform that is redefining the employee experience market. Our mission is to put the employee first by delivering an intuitive and intelligent solution that seamlessly integrates the physical and digital workplace. With headquarters in the San Francisco Bay Area and satellite hubs in Toronto and Manila, we operate globally across more than 50 countries, serving Fortune 1000 companies in highly regulated industries such as financial services, healthcare, and technology.

Prior to the closing of the Business Combination on March 14, 2023, CXApp and subsidiaries were wholly owned subsidiary of Inpixon (“Inpixon”) and the Company’s financial statements consist of Design Reactor, Inpixon Canada, Inpixon Philippines and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (collectively the “Company,” “we,” “us” or “our”), show the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company and should be read in conjunction with the accompanying notes thereto. The Company’s combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in the Company’s financial statements include an allocation for certain corporate and shared service functions. Management believes the assumptions underlying our combined carve-out financial statements are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the year ended December 31, 2023. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Market Opportunity

The employee experience market is experiencing rapid transformation driven by the shift to hybrid work environments and the demand for AI-driven solutions that optimize employee engagement and operational efficiency. According to industry research from Gartner and Forrester, the global market for employee experience software is projected to grow significantly as organizations seek solutions that enhance employee productivity and satisfaction. We believe CXAI is uniquely positioned to capitalize on this trend by providing an AI-native platform designed to address the evolving needs of the modern workplace.

Products and Services

Our flagship product, the CXAI Platform (pronounced “Sky”), provides a comprehensive suite of tools designed to empower employees and enable organizations to create smarter workplaces. Key components of the platform include:

●	CXAI Apps: A multi-platform suite of applications (iOS, Android, and web) offering AI-driven, personalized workflows for employees, enhancing productivity and engagement.

●	CXAI BTS (Behind the Scenes): The core AI engine that powers automation, content management, and security compliance for enterprise-wide deployments.

●	CXAI-VU: A generative AI analytics platform that provides actionable insights into workplace utilization, employee engagement, and productivity, allowing real-time decision-making.

CXAI’s solutions are available through leading cloud marketplaces, including AWS, Google Cloud, and Microsoft Azure, offering seamless procurement and deployment options for enterprise customers.

Revenue Model

CXAI generates revenue through a mix of:

●	SaaS Subscriptions: Recurring revenue streams from our cloud-based application offerings.

●	Professional Services: Implementation, customization, and support services tailored to client needs for deployment of the application.

●	Hardware: Pass through beacons delivered to the customers.

Revenue Breakdown by Product Category

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Software	$6,202	$4,560	$1,204
Professional services	798	1,186	416
Hardware	142	-	-
Total revenue	$7,142	$5,746	$1,620

With 87% of our revenue derived from recurring subscriptions, CXAI enjoys stable and predictable cash flow, further supported by strong net retention rates and customer upsell opportunities.

Strategic Partnerships

We have established strategic relationships with leading cloud providers, including Google Cloud, Microsoft Azure, and Amazon Web Services. These partnerships allow us to scale our solutions rapidly, access new markets, and leverage cutting-edge cloud technologies to enhance our offerings.

Technology and Innovation

CXAI differentiates itself through proprietary AI technology and a commitment to innovation. Our intellectual property portfolio includes 37 filed patents, with 17 already issued, positioning us as a leader in employee experience software. Our platform leverages generative AI and autonomous agents to automate workflows, drive employee engagement, and optimize resource utilization.

Competition, Strengths, and Differentiation

For our employee experience app products, we compete with companies such as Petur, Modo Labs, HqO, Robin Powered, and Comfy. For our mapping product, our competitors include MappedIn, Mapwize, and Esri.

We differentiate ourselves by offering a comprehensive and unified employee experience platform that addresses the evolving needs of modern enterprises.

●	One App, Comprehensive Experience. Today’s workplace is a dynamic mix of spaces, people, hybrid work, and technology. CXApp consolidates these elements into a single mobile command center, empowering enterprises to foster culture, drive innovation, and enhance employee engagement across distributed workforces.

●	Seamless Employee Experience. CXApp serves as the central connection point for employees, helping organizations attract and retain top talent by delivering an intuitive, engaging, and equitable employee experience—whether in-office, remote, or hybrid.

●	Versatile and Scalable Functionality. Our platform supports a wide range of use cases, including employee experience, mapping, meeting room reservations, desk booking, campus navigation, facility management, analytics, and security across multiple industries in both the private and public sectors.

●	Expansive Ecosystem and Integrations. With over 90 partner integrations (including Slack, Zoom, Office365, Okta, and ServiceNow), CXApp acts as a centralized gateway to an enterprise’s communication and productivity tools—streamlining tech stacks and reducing app fatigue.

●	Enterprise-Grade Scalability. Our solution grows with our customers, making it easy to onboard employees, expand to new locations globally, and adapt to evolving workplace needs.

●	Technology-Agnostic & Open Architecture. Our platform is designed to seamlessly integrate with third-party data, applications, and hardware. Our APIs facilitate data exchange, while our SDKs enable developers to build new applications or integrate location data into existing mobile apps, websites, or kiosks—ensuring long-term adaptability and investment protection.

Competitive Positioning

CXAI stands out in the competitive landscape through its deep AI integration, employee-first approach, and enterprise-grade security and compliance. Unlike traditional workplace management solutions, our platform offers:

●	AI-driven automation to streamline workflows and reduce manual processes.

●	Advanced analytics for actionable insights into workplace utilization and engagement.

●	Seamless integration with enterprise systems and cloud environments, ensuring efficiency and scalability.

By combining AI-powered intelligence, user-centric design, and enterprise-ready capabilities, CXApp delivers a truly next-generation employee experience platform that sets us apart from the competition.

Corporate Strategy

The modern office is no longer confined to a single location. We believe that empowering employees and teams to manage diverse workplace scenarios from their personal devices is the future of work. Enterprise organizations are increasingly recognizing the pivotal role of AI-driven mobile applications in managing distributed workforces and optimizing office environments.

Over the next five years, we anticipate that artificial intelligence (AI) will become a cornerstone of employee experience initiatives. CXApp is uniquely positioned as the central intelligence layer for hybrid workplace models. Our AI-powered employee experience platform integrates advanced analytics, automation, and machine learning to enhance employee engagement, streamline operations, and optimize resource utilization.

Our strategic approach focuses on transforming workplace efficiency through:

●	Smart Workplace Automation: AI-driven management of desk and meeting room bookings, space allocation, and resource management.

●	Predictive Analytics: Real-time data analysis to drive informed decision-making regarding space utilization and employee engagement.

●	Contextual Employee Experiences: AI-powered personalization delivering tailored notifications, workspace suggestions, and relevant content.

●	Proactive Facility Management: Intelligent mapping and occupancy tracking to prevent operational bottlenecks.

Through an AI-first strategic model, CXApp aims to provide a seamless, intelligent employee experience that adapts to evolving work styles. Our commitment to innovation and enterprise-grade AI solutions ensures that organizations can thrive in an increasingly digital and dynamic work environment.

Growth Strategy

Since the launch of our core workplace product in 2017, CXApp has followed a direct-to-customer go-to-market strategy, targeting Fortune 1000 enterprises. This approach has allowed us to establish strong relationships with Fortune 500 companies in the financial services, media, and software industries, solidifying our leadership in enterprise workplace technology.

In addition, our technology partner program has played a crucial role in our expansion. With over 90 partnerships, including integrations with digital lockers, sensors, and single sign-on (SSO) platforms, we offer seamless workflows that enhance the employee experience.

Our future growth strategy focuses on the following key initiatives:

●	Advancing AI-Driven Product Development: Expanding our platform with AI-powered automation, predictive analytics, and intelligent workplace recommendations to support digital transformation and hybrid workforce evolution.

●	Expanding into New Vertical Markets: Scaling into industries such as corporate real estate, healthcare, financial services, and technology enterprises to capitalize on growing demand for AI-driven workplace solutions.

●	Strengthening Our Channel Partner Ecosystem: Enhancing partnerships with Google Cloud and Amazon, while fostering relationships with workplace technology providers, resellers, and enterprise IT integrators.

●	Building AI-Enabled Sales and Marketing Strategies: Leveraging AI-driven insights to increase brand awareness, expand industry collaborations, and drive thought leadership in workplace technology.

By combining innovation, strategic partnerships, and customer-centric solutions, we are committed to achieving sustainable growth and reinforcing our position as a market leader in employee experience technology.

Risk Management and Compliance

We take a proactive approach to risk management by monitoring regulatory changes and implementing robust internal controls. Our compliance programs include adherence to global data privacy standards and security frameworks such as GDPR and SOC 2. By integrating these elements into our business strategy, CXAI is well-positioned to continue driving innovation and delivering value to stakeholders.

Recent Events

December 2023 Note Exchanges

During the period from July 15, 2024, to December 26, 2024, the Company exchanged $3,428 thousands of the outstanding balance of the Note for approximately 2,012,107 shares of the Company’s Class A common stock at exchange prices between $1.47 and $2.23 per share.

Pursuant to the Streeterville Exchange Agreements by and between the Company and Streeterville, Streeterville will surrender a partitioned note in exchange for common stock, which will be issued free of any restrictive securities legend. Other than the surrender of the partitioned note, no consideration of any kind shall be given by Streeterville to the Company in connection with this Agreement. Upon surrendering, the partitioned notes shall be cancelled, and all obligations of CXApp under the partitioned notes shall be deemed fulfilled.

The Company analyzed the exchange of principal under the note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and recorded an approximately $1,052 thousand loss on the exchange of debt for equity as a separate item in the other income (expense) section of the consolidated statements of operations for the year ended December 31, 2024.

As of January 17, 2025, the Company paid down the entire December 2023 Note.

Interest expense for the December 2023 Note recognized on the consolidated statements of operations and comprehensive loss were approximately $1,204 thousand and $53 thousand for the year ended December 31, 2024, and for period from March 15, 2023, to December 31, 2023, respectively.

Convertible Debt Conversion

On May 22, 2024, the Company entered into the Streeterville Purchase Agreement pursuant to which Streeterville wants to purchase up to $10,000 thousand shares of the Company’s common stock and the Company issued an unsecured convertible Streeterville Pre-Paid Purchase #1 to Streeterville. The convertible Streeterville Pre-Paid Purchase #1 has the original principal amount of $2,625 thousand and Streeterville gave consideration of $2,480 thousand, reflecting original issue discount of $125 thousand and Streeterville’s transaction cost of $20 thousand.

During the year ended December 31, 2024, the Company has issued 1,683,104 shares of the Company’s Class A common stock pursuant to multiple purchase notices for an exchange amount of $2,100 thousand.

Key Factors Affecting CXApp’s Results of Operations

Our financial position and results of operations depend to a significant extent on the following factors:

Customer Base

CXApp serves a diverse range of industries, providing intelligent employee experience solutions to enterprise customers across key sectors such as technology, financial services, consumer goods, healthcare, and media & entertainment. As of December 31, 2024, our customer base spans approximately across 51 countries, with the majority of our customers headquartered in the United States. Our customers include Fortune 1000 companies that rely on our AI-powered CXAI platform to enhance employee engagement, workplace productivity, and operational efficiency. Our strong security and compliance credentials make us a preferred choice for enterprises in highly regulated industries. We focus on delivering value to our customers through innovative solutions, ongoing product enhancements, and dedicated customer success initiatives.

We monitor key performance indicators such as revenue growth, customer expansion, recurring revenue rates, and customer retention to measure our market penetration and growth trajectory. In 2024, approximately 87% of our revenue was recurring, reflecting a significant increase from 78% in 2023.

CXApp’s ability to drive revenue growth depends on expanding relationships with existing customers and acquiring new customers by offering high-quality, scalable solutions that address the evolving needs of enterprises. Our direct sales efforts, strategic partnerships, and continuous innovation efforts play a crucial role in customer acquisition and retention. We maintain a diversified customer base, with our top three customers accounting for approximately 24% of our gross revenue in 2024, compared to 22% in 2023.

Acquisitions and Investments

CXApp has not completed any mergers or acquisitions from March 14, 2023, to date; however, we continually evaluate strategic opportunities that align with our growth objectives and enhance our AI-driven employee experience platform. Our acquisition strategy focuses on expanding our product capabilities, entering new markets, acquiring top-tier talent, and achieving operational synergies.

We take a disciplined approach to potential acquisitions and investments, ensuring alignment with our strategic goals and financial performance. Opportunities may be pursued through cash, stock, or a combination of both, depending on market conditions and strategic fit.

While organic growth remains our priority, strategic acquisitions and partnerships are expected to play a key role in accelerating our expansion and strengthening our market position. There is no guarantee that we will pursue or complete any transactions, but we remain open to opportunities that we believe drive long-term value for our stakeholders.

Research and Development

During the year, the Company added resources dedicated to developing the Artificial Intelligence (AI) based Augmented Reality (AR), AI based analytics and our CXAI Agentic AI offerings on the CXAI platform. Management believes that this investment in research and development will maintain a competitive position and create opportunities for the Company.

RESULTS OF OPERATIONS

Year Ended December 31, 2024, compared to the Year Ended December 31, 2023

For the purposes of the analysis of the results presented herein, the Company is presenting the combined results of operations for the period March 15, 2023, to December 31, 2023, of the Successor Company with the period January 1, 2023 to March 14, 2023 of the Predecessor Company. Although this presentation is not in accordance with generally accepted accounting principles in the United States, the Company believes presenting and analyzing the combined results allows for a more meaningful comparison of results for the year ended December 31, 2024, to the full twelve-month period ended December 31, 2023. The following selected data from our audited consolidated statements of operations and other supplementary data should be referred to while reading the results of operations discussion that follows (in thousands):

					Non-GAAP
	Successor	Successor	Predecessor	Non-GAAP Combined	2024 vs 2023 Changes
	Year Ended December 31, 2024	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year Ended December 31, 2023	$ Change	% Change*
Revenues	$7,142	$5,746	$1,620	$7,366	$(224)	(3)%
Cost of revenues	1,285	1,268	483	1,751	(466)	(27)%
Gross profit	5,857	4,478	1,137	5,615	242	4%
Operating expenses	19,598	52,686	5,518	58,204	(38,606)	(66)%
Loss from operations	(13,741)	(48,208)	(4,381)	(52,589)	38,848	74%
Interest income (expense)	(1,756)	65	1	66	(1,822)	(2,761)%
Income tax benefit	635	3,572	-	3,572	(2,937)	(82)%
Change in fair value of derivative liability	(3,152)	(4,714)	-	(4,714)	1,562	33%
Loss on debt extinguishment	(1,052)	-	-	-	(1,052)	-%
Other income (expense)	(342)	47	-	47	(389)	(828)%
Net loss	$(19,408)	$(49,238)	$(4,380)	$(53,618)	$34,210	64%

*	Amounts used to calculate dollar and percentage changes are based on numbers in the thousands. Accordingly, calculations in this item, which may be rounded to the nearest hundred thousand, may not produce the same results.

Revenues

The Company derives revenue from software-as-a-service (SaaS), design, deployment, and implementation services for its enterprise apps business. There is a pass through of $142 thousand for beacons that are deployed at our customer’s sites. Revenue for the year ended December 31, 2024, was $7,142 thousand, compared to non-GAAP combined revenue of $7,366 thousand for the year ended December 31, 2023, reflecting a decrease of approximately $225 thousand, or 3%. This decline was primarily driven by a reduction in Professional Services revenue, which includes integration work and other customer-requested services. As 87% of our recognized revenue now comes from recurring subscription revenue, the decrease reflects the Company’s strategic shift towards a full SaaS model, reducing reliance on one-time professional fees to prioritize scalable, recurring revenue streams.

Gross Margin

Cost of revenues includes the direct costs to deliver the services including labor, overhead, hardware and shipping and freight costs. Cost of revenue for the year ended December 31, 2024, is $1,285 thousand compared to $1,751 thousand non-GAAP combined cost of revenues for the comparable period in the prior year. This decrease in cost of revenues of approximately $466 thousand, or approximately 27%, was attributable to the decrease in professional services revenue related costs.

Gross profit, calculated as revenues less costs of revenues, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix, and production volumes. The gross profit margin for the year ended December 31, 2024, was 82% compared to 76% for the year ended December 31, 2023 (Non-GAAP combined).

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs. Operating expenses for the year ended December 31, 2024, were $19,598 thousand and non-GAAP combined $58,204 thousand for the comparable period ended December 31, 2023. This decrease of $38,606 thousand is primarily attributable to impairment of goodwill of $36,056 thousand and a decrease of $2,550 thousand in other operating expenses as an effect of management reduction effort post-business combination.

Loss From Operations

Loss from operations for the year ended December 31, 2024, was $13,741 thousand compared to the non-GAAP combined loss from operations of $52,589 thousand for the year ended December 31, 2023. This decrease in loss of $38,848 thousand is primarily attributable to impairment of goodwill, decreased operating expenses as detailed above plus the increased gross profit margin of approximately $242 thousand.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2024, was $6,302 thousand expense compared to $4,601 thousand expense for the year ended December 31, 2023. The increase in other expense of $1,701 thousand is primarily attributable to change in fair value of derivative liabilities of approximately $1,562 thousand plus the increase in interest expense of $1,822 thousand, loss on debt extinguishment of $1,052 thousand and other expenses of $389 thousand.

Provision for Income Taxes

For the year ended December 31, 2024, the Company recorded an income tax benefit of approximately $637 thousand, compared to an income tax benefit of $3,572 thousand for the period March 15, 2023 to December 31, 2023 (on a Non-GAAP combined basis).

The income tax benefit for 2024 (Successor) primarily resulted from the partial release of the valuation allowance associated with deferred tax assets recognized on intangible assets acquired in the Business Combination completed on March 14, 2023. Specifically, the benefit reflects the reversal of deferred tax liabilities attributable to those acquired intangible assets.

However, the Company has concluded that the negative evidence outweighs the positive evidence regarding the realization of its deferred tax assets. As a result, it is more likely than not that the benefits of certain deferred tax assets will not be realized in the foreseeable future. Accordingly, a valuation allowance has been recorded as of December 31, 2024.

Net Loss

Net loss for the year ended December 31, 2024, was $19,408 thousand compared to the $53,618 thousand non-GAAP combined net loss for the year ended December 31, 2023. This decrease in loss of approximately $34,210 thousand was primarily attributable to the decrease in operating expenses of $38,606 thousand, change in fair value of derivative liability of $1,562 thousand and increase in interest expense of $1,822 thousand, loss on extinguishment of $1,052 thousand and other income of $389 thousand plus higher gross margin of $242 thousand offset by a lower income tax benefit of approximately $2,937 thousand.

Non-GAAP Financial information

EBITDA

This prospectus includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies.

This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA reconciled to net income, the most comparative GAAP measure, for the periods indicated (in thousands).

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023
Net loss	$(19,408)	$(49,238)	$(4,380)
Interest expense (income) and other income	1,753	(65)	(1)
Income tax benefit	(635)	(3,572)	-
Depreciation and amortization	2,811	2,237	1,034
EBITDA	(15,479)	(50,638)	(3,347)
Adjusted for:
Acquisition transaction/financing costs	-	543	-
Changes in fair value of derivative liabilities	3,152	4,714	-
Loss on debt extinguishment	1,052	-	-
Unrealized (gains) losses	318	(44)	(32)
Impairment of goodwill	-	36,056	-
Gain/Loss on contract to issue common stock	(68)	-	-
Stock-based compensation – compensation and related benefits	2,831	1,080	158
Adjusted EBITDA	$(8,194)	$(8,289)	$(3,221)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, changes in fair value of warrant liabilities, loss on debt extinguishment unrealized (gains) losses, goodwill impairment, stock-based compensation;

●	We believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

As of December 31, 2024, the Company has a working capital deficit of approximately $4,496 thousand and cash of approximately $4,880 thousand. For the period ended December 31, 2024 (Successor), the Company incurred net loss of approximately $19,408 thousand. For the ended December 31, 2024 (Successor), the Company used approximately $7,325 thousand of cash for operating activities, of which $453 thousand was from a reduction in accounts payable, primarily from paying vendors and consultants. For the period from March 15, 2023, to December 31, 2023 (Successor), the Company used approximately $12,766 thousand cash for operating activities. The Predecessor Company used approximately $5,144 thousand cash for operating activities for period January 1, 2023, to March 14, 2023.

Management believes that the current liquidity position, including under the Streeterville Purchase Agreement, pursuant to which Streeterville desires to purchase up to $10,000 thousand in shares of the Company’s common stock, par value $0.0001, with $3,000 thousand still available to withdraw and with additional $20,000 thousand equity line of credit signed on March 25, 2025, has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Liquidity and Capital Resources as of December 31, 2024, Compared with December 31, 2023

The Company’s net cash flows used in operating, investing and financing activities and certain balances are as follows (in thousands):

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Net cash used in operating activities	$(7,325)	$(12,766)	$(5,144)
Net cash provided (used) by investing activities	(30)	9,946	(54)
Net cash provided by financing activities	5,980	7,620	8,892
Effect of foreign exchange rate changes on cash	(20)	(28)	1
Net increase (decrease) in cash and cash equivalents	$(1,395)	$4,772	$3,695

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$4,880	$6,275
Working capital deficit	$(4,496)	$(1,287)

Operating Activities for the years ended December 31, 2024, and 2023

Net cash used in operating activities during the period consisted of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Net loss	$(19,408)	$(49,238)	$(4,380)
Non-cash income and expense	11,802	40,813	1,200
Net change in operating assets and liabilities	(281)	(4,341)	(1,964)
Net cash used in operating activities	$(7,325)	$(12,766)	$(5,144)

The non-cash expenses were approximately $11,802 thousand, $40,813 thousand, and $1,200 thousand for the year ended December 31, 2024 (Successor), period from March 15, 2023, to December 31, 2023 (Successor), and period from January 1, 2023, to March 14, 2023 (Predecessor), respectively:

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Depreciation and amortization	$2,811	$2,237	$1,034
Amortization of right of use asset	391	298	40
Amortization of debt discount and deferred financing cost	862	37	-
Accrued interest expense on promissory note and convertible debt	817	-	-
Accrued monitoring fee on promissory note	273	-	-
Stock-based compensation expense	2,831	1,080	158
Loss on change in fair value of derivative liability	3,152	4,714	-
Deferred income taxes	(635)	(3,570)	-
Loss on debt extinguishment	1,052	-	-
Impairment of goodwill	-	36,056	-
(Gain) loss on foreign currency transactions	316	(44)	(32)
(Gain) Loss on contract to issue common stock	(68)	-	-
Other	-	5	-
Total non-cash expenses	$11,802	$40,813	$1,200

The net cash used in the change in operating assets and liabilities were approximately $281 thousand, $4,341 thousand and $1,964 thousand for the year ended December 31, 2024 (Successor), period from March 15, 2023, to December 31, 2023 (Successor) and January 1, 2023, to March 14, 2023 (Predecessor), respectively:

	Successor		Predecessor
Changes in Operating Assets and Liabilities	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Accounts receivable and other receivables	$372	$300	$(857)
Prepaid expenses and other current assets and other assets	185	682	(20)
Accounts payable	(453)	499	(796)
Accrued liabilities and other liabilities	771	(5,876)	(787)
Operating lease liabilities	(407)	(306)	(38)
Deferred revenue	(187)	360	534
Net cash used in the changes in operating assets and liabilities	$281	$(4,341)	$(1,964)

Cash Flows from Investing Activities for the years ended December 31, 2024, and December 31, 2023

Net cash flows used in investing activities during the year ended December 31, 2024 (Successor) was approximately $30 thousand compared to net cash flows provided by investing activities for the period March 15, 2023, to December 31, 2023 (Successor) and cash flows used in investing activities for the period from January 1, 2023, to March 14, 2023 (Predecessor) of approximately $9,946 thousand and $54 thousand, respectively. Cash flows related to investing activities during the year ended December 31, 2024 (Successor) is attributable to the purchases of property and equipment. Cash flows related to investing activities during the period from March 15, 2023, to December 31, 2023 (Successor) include $57 thousand for the purchase of property and equipment, and $10,003 thousand for cash acquired in connection with the Business Combination. Cash flows related to investing activities during the period from January 1, 2023, to March 14, 2023 (Predecessor) include $9 thousand for the purchase of property and equipment, and $45 thousand for the investment in capitalized software.

Cash Flows from Financing Activities for the years ended December 31, 2024, and December 31, 2023

Net cash flows provided by financing activities during the year ended December 31, 2024 (Successor) was approximately $5,980 thousand compared to net cash flows provided by financing activities for the period from March 15, 2023, to December 31, 2023 (Successor) and for the period from January 1, 2023, to March 14, 2023 (Predecessor) of approximately $7,620 thousand and $8,892 thousand, respectively. On May 22, 2024, the Company entered into the Streeterville Purchase Agreement, pursuant to which Streeterville desires to purchase up to $10,000 thousand in shares of the Company’s common stock, par value $0.0001. Pursuant to Streeterville Purchase Agreement, the Company issued three unsecured convertible Streeterville Pre-Paid Purchases to Streeterville. The convertible Streeterville Pre-Paid Purchases have original principal amount of $6,825 thousand. For the year ended December 31, 2024, the Company received net proceeds of $6,480 thousand, reflecting original issue discount of $325 thousand and Streeterville’s transaction cost of $20 thousand. During the year ended December 31, 2024, the Company paid $500 thousand in cash outflows for a repayment of the promissory note. During the period from March 15, 2023 to December 31, 2023 (Successor), the Company paid $328 thousand in cash outflows from a repayment of a related party promissory note, received $3,000 thousand from the issuance of a promissory note, received $5,002 thousand of cash proceeds for exercise of 435 public warrants and paid $54 thousand of issuance cost During the period from January 1, 2023 to March 14, 2023 (Predecessor), the Company received $9,089 thousand in incoming cash flows from parent, and paid $197 thousand in cash outflows from a payment of an acquisition liability.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consist of operating lease liabilities that are included in our balance sheet. As of December 31, 2024, the total obligation for operating leases is approximately $473 thousand, of which approximately $376 thousand is expected to be paid in the next twelve months.

As of December 31, 2024, we owed approximately $603 thousand under a promissory note with Streeterville. See Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that was filed with the SEC on April 7, 2025.

In addition, as of December 31, 2024, we have a liability for outstanding warrants, of $5,048 thousand. Each warrant is immediately exercisable for one share of common stock and will expire on March 15, 2028, or earlier upon redemption or liquidation. See Notes 2 and 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that was filed with the SEC on April 7, 2025.

On May 22, 2024, the Company entered into the Streeterville Purchase Agreement which Streeterville desires to purchase shares of the Company’s common stock, pursuant to which the Company issued unsecured convertible Streeterville Pre-Paid Purchases #1, #2, and #3 to Streeterville. As of December 31, 2024, we owe a total of approximately $4,512 thousand under the Streeterville Pre-Paid Purchases which accrues interest on the outstanding balance at 5% per annum. See Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that was filed with the SEC on April 7, 2025.

Financing Obligations and Requirements

Net cash used in operating activities for the year ended December 31, 2024 (Successor) of $7,325 thousand consists of net loss of $19,408 thousand offset by non-cash adjustments of approximately $11,802 thousand less net cash changes in operating assets and liabilities of approximately $281 thousand. Although the Company has sustained losses during the year ended December 31, 2024 (Successor), we raised net proceeds of approximately $6,480 thousand of the $10,000 thousand available from the Streeterville Purchase Agreement entered into by the Company on May 22, 2024. Given our current cash balances, budgeted cash flow requirements, and financing capability of up to $20,000 thousand, the Company believes such funds are sufficient to satisfy its working capital needs, capital asset purchases, debt repayments and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. The Company may continue to pursue strategic transactions and may raise additional capital as needed, using our equity securities and/or cash and debt financings in combinations appropriate for each acquisition.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the consolidated financial statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that was filed with the SEC on April 7, 2025. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue, in accordance with ASC 606, when control of the promised products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud-based software, as well as design, implementation, other professional services for work performed in conjunction with its cloud-based software, and sale of hardware. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differs mainly in the duration over which the customer benefits from the software.

License Subscription Revenue Recognition (Software As A Service)

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

Professional Services Revenue Recognition

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Hardware Revenue Recognition

For sales of hardware, the Company’s performance obligation is fulfilled when the products are shipped to the customer, transferring title and ownership risks. Deliveries occur via drop-shipment by a third-party vendor and the Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. The Company negotiates sale prices, pays suppliers directly, manages credit risk, and ensures product acceptability, acting as the principal in the transaction and recording revenue on a gross basis. Customers typically pay within 30 to 60 days of invoice receipt. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.

Goodwill, Acquired Intangible Assets and Other Long-Lived Assets — Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment related to long-lived assets for the year ended December 31, 2024 (Successor), for the period ended March 15, 2023, to December 31, 2023 (Successor), and for the period ended January 1, 2023 to March 14, 2023 (Predecessor).

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor), which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with the Business Combination. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis.

Based on its assessments, the Company has recorded impairment of goodwill of $0 thousand and $36,056 thousand for the year ended December 31, 2024 (Successor) and for the period from March 15, 2023, to December 31, 2023 (Successor), respectively.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies and (iii) the adequacy of future income as of and for the year ended December 31, 2024 (Successor), based upon certain economic conditions and historical losses through December 31, 2024. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company as of December 31, 2024 (Successor) and December 31, 2023 (Successor), and no liability for unrecognized tax benefits was required to be reported.

The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor).

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our combined financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date and are included in our Combined Financial Statements from the acquisition date.

JOBS Act Accounting Election

Following the transaction, CXApp will be an “emerging growth company” as defined in the JOBS Act. As such, the Company will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. The Company has not made a decision whether to take advantage of any or all of these exemptions. If the Company does take advantage of some or all of these exemptions, some investors may find the Company’s common stock less attractive. The result may be a less active trading market for the Company’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that CXApp, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Quantitative and Qualitative Disclosure About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Consolidated Financial Statements and Supplementary Data.

This information appears following Item 15 of this prospectus and is included herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

BUSINESS

Overview

CXApp Inc. (“CXApp” or the “Company”) is a leading provider of AI-powered employee experience solutions, delivering enterprise-grade software that enhances workplace engagement, productivity, and operational efficiency. Our cloud-based, mobile-first platform integrates artificial intelligence, automation, and real-time analytics to streamline workplace interactions across people, spaces, and technology. By leveraging advanced mapping, location intelligence, and digital workplace tools, CXApp enables organizations to optimize hybrid work environments and foster meaningful employee experiences.

As businesses continue adapting to the evolving nature of work, CXApp is positioned as a strategic enabler of digital transformation, helping enterprises navigate the complexities of workspace utilization, employee engagement, and intelligent automation. Our commitment to innovation and customer success has allowed us to establish a strong presence in key industries, including technology, financial services, healthcare, and corporate real estate.

Products and Services

Our employee experience solution is a vertical software-as-a-service (or SaaS) platform for enterprise customers. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

Our flagship product, the CXAI Platform (pronounced “Sky”), provides a comprehensive suite of tools designed to empower employees and enable organizations to create smarter workplaces. Key components of the platform include:

●	CXAI Apps: A multi-platform suite of applications (iOS, Android, and web) offering AI-driven, personalized workflows for employees, enhancing productivity and engagement.

●	CXAI BTS (Behind the Scenes): The core AI engine that powers automation, content management, and security compliance for enterprise-wide deployments.

●	CXAI-VU: A generative AI analytics platform that provides actionable insights into workplace utilization, employee engagement, and productivity, allowing real-time decision-making.

CXAI Platform Products

AI-Native, Mobile & Cloud-First Technology Platform

Employee Experiences

CXAI Apps	CXAI BTS	CXAI VU
Multi-OS	Rule Engine	Analytics

10

Business Model

CXApp’s workplace solution is an AI-powered SaaS platform designed to meet the dynamic needs of enterprise organizations by providing a mobile-first approach to workplace management. Our platform empowers employees with a seamless, intelligent employee experience by integrating AI-driven insights, automation, and real-time analytics, ensuring a more efficient and engaging work environment. The CXApp platform delivers a comprehensive, cloud-based content management system (CMS), enabling customers to autonomously and dynamically configure workplace settings based on real-time data and evolving organizational needs. Our intelligent automation capabilities allow for personalized experiences, operational efficiency, and optimized space utilization at scale.

Our pricing structure consists of recurring software fees as well as a professional service fee to setup and deploy a new location or campus, including digitized maps and configurations at the global and regional level.

Technology Overview

CXApp’s platform is a comprehensive employee experience solution that introduced a mobile-first mindset to everyday interactions and business needs to help customers drive engagement across their global workforce. We bring employee experience initiatives together in one simple and comprehensive system, so customers don’t have to host, manage, support or maintain one of their own. We believe this results in low cost, low overhead and easy maintenance.

Industry Background

Since 2009, digital transformation initiatives have steadily reshaped the corporate workplace, introducing advancements such as conference room signage, desk booking systems, next-generation intranets, and transparent communications. These technologies provided enterprises with an efficient way to integrate and automate key workplace functions. The shift toward flexible work models, including hot-desking and occupancy sensors, gained momentum in the late 2010s. However, the COVID-19 pandemic in 2020 accelerated the adoption of remote and hybrid work strategies. Organizations rapidly deployed workplace technology solutions to address immediate challenges, enabling employees to work efficiently from distributed locations. This period saw the rapid proliferation of third-party workplace applications, leading to increasingly siloed data and fragmented experiences. In the years following the pandemic, organizations have sought to balance flexibility with operational efficiency. By 2024, return-to-office initiatives gained traction, with companies refining their hybrid models and investing in AI-powered employee experience platforms to enhance employee engagement, productivity, and space utilization. As more tools and systems connect, comprehensive workplace analytics will become crucial for job roles such as corporate real estate, facilities, and even human resources as they’ll be able to glean cross-platform, actionable insights that impact spaces, technology, and the people that use them.

Trends

The Evolving Return-to-Office Landscape: Technology’s Role in Shaping the Future of Work

The workplace is undergoing a fundamental transformation as companies strive to balance operational efficiency with employee expectations. While many organizations are pushing for a return-to-office model of 3-5 days per week, many employees remain disengaged, uncertain about in-office benefits, and wary of rigid mandates. To bridge this gap, companies must rethink how they optimize space, foster engagement, and create an office environment that truly enhances productivity and collaboration.

A major challenge in today’s workplace is the lack of clarity and purpose behind the office experience. Employees question why they need to be physically present, struggle with unpredictable attendance from colleagues, and face inequities in hybrid work arrangements. Without clear value propositions for in-office work, attendance policies alone are not enough. Instead, businesses must focus on creating dynamic, tech-enabled workplaces that support both in-office and hybrid employees.

The Role of Technology in Reinventing Workplace Engagement

To successfully transition into this new era, organizations must adopt smarter workplace technologies that remove friction, improve collaboration, and provide real-time insights into how space is utilized. Key areas of focus include:

1.	Unified Workplace Platforms – Employees and operations teams are often overwhelmed by fragmented workplace technologies, leading to app fatigue and inefficiencies. A single, integrated application that consolidates desk bookings, meeting spaces, navigation, and collaboration tools helps to streamline the employee experience.

2.	Real-Time Occupancy Insights – Many hybrid models have disrupted traditional desk assignments, leading to ghost bookings, double reservations, and inefficient space utilization. AI-driven desk booking and reservation tools, paired with sensors, help to ensure companies can track and manage occupancy accurately, eliminating wasted real estate.

3.	Adaptive Space Management – Many corporate offices no longer operate under a fixed environment where employees work from the same desk daily. Many offices are evolving into innovation hubs with dynamic layouts that adjust to employee demand. Successful organizations need flexible mapping, real-time navigation, and workspace reconfiguration tools to help ensure every square foot is optimized.

4.	Automated Employee Experiences – To entice employees back, companies should strive to create a seamless and engaging workplace journey. This means leveraging AI-driven personalization, automated check-ins, smart notifications, and real-time updates to enhance the office experience.

Why We Believe Mobile is the Future of Workplace Connectivity

As companies continue phased re-entry strategies, mobile-first solutions are increasingly more critical. A workplace app serves as the central hub for booking resources, finding colleagues, receiving updates, and staying connected across distributed teams. The ability to manage workspaces, navigate changing office environments, and engage with real-time data is key to empowering employees and driving office attendance organically.

At CXApp we are leading this transformation through our state-of-the-art employee experience platform, backed by 37 filed patents, including 17 which have been granted. Our solutions are designed to help organizations navigate the complexities of modern work environments, optimize office space, and foster a workplace that employees want to return to.

The Future of Work is Hybrid, Connected, and Intelligent

We believe the future of the return-to-office model is not about rigid mandates—it’s about creating an office experience that employees choose to be part of. We believe companies that invest in automation, real-time insights, and seamless digital experiences will successfully bridge the gap between attendance goals and employee expectations. With the right technology in place, organizations can transform the office into a hub of innovation, engagement, and productivity, setting the foundation for long-term workplace success.

Competition

The market for our products and services is highly competitive, rapidly evolving, and subject to changing technology trends and customer demands. As a provider of AI-driven employee experience solutions, we operate in a new and emerging category of vertical SaaS that redefines traditional approaches to workplace management. Our innovative platform represents a shift in how organizations engage with their employees and optimize physical spaces, offering a new way to integrate digital workplace tools with physical environments. As a result, we face competition not only from established enterprise software vendors but also from emerging cloud-based providers and niche solution providers specializing in employee experience and workplace optimization.

Our primary competitors include:

●	Employee Experience and Desk Booking Platforms: We face competition from specialized SaaS providers focused on workplace optimization, such as Envoy, Modo Labs, Condeco, Robin, and Petur. These competitors offer comprehensive desk booking, space management, and employee experience solutions that directly address hybrid workplace needs. Their strong presence in the market and integration capabilities present a significant challenge.

●	Intranet Solution providers like Appspace, Workvivo and Simplrr. These competitors have been providing traditional digital signage and intranet applications to enterprises.

●	In-House Solutions: Some organizations choose to build and maintain their own internal solutions for employee experience and desk management, leveraging custom-built software or open-source tools.

●	New Market Entrants and Niche Solution Providers: As the hybrid work trend continues to evolve, new competitors emerge with specialized solutions addressing aspects of employee experience, workplace analytics, and hybrid office management. Large technology-driven entrants like ServiceNow, Microsoft and Cisco have started looking at integrating space management and employee experience offerings in their enterprise platforms.

Market Size

In a Market Research Report released in 2024, the digital workplace market size was valued at $27.4 billion in 2022, and is projected to grow from $33.7 billion in 2023 to $90.5 billion by 2030. Propelling the growth of the market are new tools and technology offerings and employees’ desire for more flexibility in their work-life balance.

In its Global Virtual Events Market Size & Share Report, 2030, the global virtual events market size was valued by Grand View Research at $114.12 billion in 2021 and is anticipated by Grand View Research to expand at a compound annual growth rate (CAGR) of 21.4% from 2022 to 2030. Grand View Research anticipates that the widespread use of collaboration and communication tools in various industries and industry verticals, including retail & e-commerce, healthcare, manufacturing, construction, and education, among others, will boost the market growth during the forecast period.

In its Digital Workplace Market by Component, 2020 to 2026, the market size in 2020 was valued at $22.7 billion and is projected to grow to $72.2 billion by the end of 2026 at a CAGR of 21.3%. Enhancing employee experience through a simpler and more flexible work setup helps organizations attract new employees and retain experienced and expert workers. However, required higher education and lack of proper training are among the limitations to growth and innovation leading to the digital workplace.

The occupancy analytics market in the commercial office space (for systems sales) was estimated by Memoori at $2.17 billion in 2019 and was expected by Memoori to rise to $5.73 billion by 2024, growing at a CAGR of 21.5%. We estimate that the employee experiences apps market is around 15% of this overall occupancy analytics market.

Research and Development Expenses

Our research and development (R&D) activities have primarily been focused on enhancing our workplace app and mapping platform with additional features and capabilities to strengthen the total offering of our workplace solutions. In addition, we have allocated development resources to integrating our recently acquired technologies with our existing solutions, such as integrating our mapping and app platform, and incorporating “on device” positioning and analytics capabilities within our platform. Our management believes that we must continue to dedicate a significant number of resources to research and development efforts to maintain a competitive position in the market. Our products intersect many emerging fields including AI, the metaverse, augmented reality and space management, and we plan to continue to innovate and patent new methods to solve problems for our customers. While our R&D expenses have historically exceeded our revenues, we anticipate R&D expenses will grow at a slower rate than our revenue, however, we may need additional funding to support our planned R&D activities after the next 12 months or if we decide to accelerate the time to availability for planned development activities to grow faster or meet customer demand. For more information see “Item 1. Business — Product Roadmap and Enhancements.”

Sales and Marketing

We utilize direct sales and marketing through sales representatives, who are compensated with a base salary and, in certain instances, may participate in incentive plans such as commissions or bonuses. To generate demand for our products and services, we utilize account-based marketing initiatives, lead gen and demand gen programs, tradeshows, webinars and other direct and indirect marketing activities to reach our target audience. Additionally, we have dedicated resources to support and grow our business through strategic channel and technology partner opportunities.

Our products are primarily sold on a recurring SaaS license model along with one-time implementation costs (for professional services). The SaaS model is typically for a multi-year contract and includes maintenance upgrades. It is common for our customers to expand our products to additional locations as well as implement new features resulting in additional revenue potential.

Customers

We believe in a unified workplace where employees have on-demand access to real-time communications, collaboration and contextual experiences in one app — from employee to employee, building to building, campus to campus. Customers use the CXApp platform to streamline operations in a single mobile app platform to deliver the best possible experience to employees whether they are onsite, in-person and everywhere in between.

We believe our unique approach to workplace apps offers customers a feature-rich, white label experience allowing the in-app experience to reflect each customer’s distinct business goals and brand identity. We go beyond point-solutions, offering a robust product that serves multiple uses backed by native applications, technology partner integrations and workplace analytics that help employees and operations make data-informed decisions.

Our customers include Fortune 1000 enterprises primarily in the United States with deployments globally across industries, including, but not limited to software/technology, financial services, next-gen auto manufacturing, entertainment and life science companies. A list of customers is available on our website at www.cxapp.com.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements and other contractual rights. We do not believe that our proprietary technology is dependent on any single patent or copyright or groups of related patents or copyrights. We believe the duration of our patents is adequate relative to the expected lives of our products. Our patent portfolio offers protections including detecting objects and positioning in a 3D environment, indoor navigation with sensor fusion, wireless signal fingerprinting, source-based anonymity and time synchronization methods.

In connection with the terms of the Separation and Distribution Agreement, each of Inpixon and CXApp have granted the other party (the “Licensee”) a limited worldwide, non-exclusive, irrevocable, royalty free, fully paid up, perpetual, non-exclusive license to use, practice and otherwise exploit such intellectual property (with certain exceptions) that is owned, controlled or purported to be owned or controlled by the other party (the “Licensor”) to the extent used, practiced or otherwise exploited in the business of the Licensee during the twelve (12) months prior to the Distribution Time or is reasonably anticipated to be used after the Distribution Time based on the written business or product plans existing as of the Distribution Time, solely for the conduct of any business of the Licensee as conducted on or prior to the Distribution Time and reasonably anticipated extension or evolutions thereof that are not substitutes for any product or service of the Licensor as of the Distribution Time.

As of this time, and notwithstanding the license granted under the Separation and Distribution Agreement, we do not anticipate that any of our products and technologies will require reliance on any intellectual property retained by Inpixon.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

In general, we are subject to various federal, state, local and foreign laws and regulations and related enforcement, including those relating to data privacy, security and protection, intellectual property, employment and labor, anti-bribery, import and export controls, federal securities and tax. Additional laws and regulations relating to these areas likely will be passed in the future, and these or existing laws and regulations may be interpreted or enforced in new or expanded manners, each of which could result in significant limitations on ways we operate our business. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our products and services, or to our business practices and relationships generally, and may significantly increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional products and services, and our operations continue to expand internationally, our compliance requirements and costs may increase, and we may be subject to increased regulatory scrutiny.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Human Capital

Our success depends on our ability to attract, develop, and retain top talent across our organization. We are committed to building a diverse, inclusive, and high-performing workforce aligned with our mission to “redefine the employee experience through intelligent space management.”

Workforce Demographics

As of March 31, 2025, we employed approximately 41 full-time employees. Our workforce includes professionals in software engineering, product development, sales, customer success, and corporate functions. A portion of our workforce is located outside the U.S., particularly in Canada and the Philippines.

Compensation and Benefits

We offer competitive compensation packages, including base salary, performance-based bonuses, stock-based awards, and comprehensive benefits. Our equity program aligns employees with shareholder value creation.

We also provide flexible work arrangements, including hybrid and remote options, to support work-life balance.

Corporate History

CXApp Inc. was incorporated in Delaware on July 20, 2020, as KINS Technology Group Inc, our predecessor. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company was not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the KINS Initial Public Offering became effective on December 14, 2020. On December 17, 2020, the Company consummated the KINS Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the KINS Initial Public Offering, the Company consummated the sale of 10,280,000 private placement warrants at a price of $1.00 per warrant in a private placement to KINS Capital LLC (the “Sponsor”) and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors” and which the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”).

The Company has one wholly owned subsidiary, KINS Merger Sub Inc., which was incorporated in the State of Delaware on September 16, 2022 (“Merger Sub”). Merger Sub had no activity from it’s date of incorporation, September 16, 2022, through March 14, 2023.

At the end of business on March 14, 2023, pursuant to the Merger Agreement, a business combination between KINS and Legacy CXApp was effectuated through the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving as the surviving company and as a wholly owned subsidiary of KINS. KINS subsequently changed its name to CXApp, and shares of CXApp Class A common stock began trading on the Nasdaq on March 15, 2023.

Legacy CXApp was incorporated under the laws of the State of Delaware on September 19, 2022, specifically for the purpose of effecting the Separation and was a wholly owned subsidiary of Inpixon. Legacy CXApp has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Pursuant to the Separation and Distribution Agreement, (i) Inpixon undertook a series of internal reorganization and restructuring transactions to effect the transfer of its (direct or indirect) ownership of the Enterprise Apps Business to Legacy CXApp in the Separation and (ii) immediately prior to the Merger and after the Separation, Inpixon distributed 100% of the outstanding shares of CXApp common stock to Inpixon securityholders in the Distribution.

Corporate Information

We have four operating subsidiaries: (i) Legacy CXApp, a Delaware corporation, 100% of the capital stock of which is owned by CXApp, (ii) CXApp US, Inc. (formerly as Design Reactor Inc.), a California corporation (“CXApp US”), 100% of the capital stock of which is owned by Legacy CXApp; (iii) CXApp Canada, Inc. (formerly as Inpixon Canada), a British Columbia corporation, based in Coquitlam, British Columbia (“CXApp Canada”), 100% of the capital stock of which is owned by CXApp US; and (iv) CXApp Philippines, Inc. (formerly as Inpixon Philippines, Inc.), a Philippines corporation (“CXApp Philippines”), 99.97% of the capital stock of which is owned by CXApp US.

Our principal executive offices are located at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306. Our Canadian subsidiary maintains offices in Toronto, Ontario and our Philippines subsidiary maintains offices in Manila, Philippines. Our Internet website is www.cxapp.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our common stock.

Management

The following sets forth certain information, as of May 8, 2025, concerning the persons who serve as our directors and executive officers. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” and “the Company” are intended to mean CXApp Inc.

Executive Officers

Name	Age	Position
Khurram P. Sheikh	54	Chairman, Chief Executive Officer and Director
Joy Mbanugo	44	Chief Financial Officer

Mr. Khurram P. Sheikh has served as the Founder, Chairman and Chief Executive Officer of KINS since its inception and Chief Financial Officer since August 2020. Mr. Sheikh has been at the forefront of innovation in the technology, mobile, semiconductor, telecom and media industries for the past 25 years with CEO and CTO roles at leading technology companies. Since March 2020, Mr. Sheikh has been the Founder, Executive Chairman & CEO of Aijaad, a boutique strategic advisory firm where he advises both large private equity firms as well as boards of public companies on the future of 5G, IoT, Edge Computing and AI technologies and is actively involved in M&A, technology strategy and market development. From 2016 to early 2020, Mr. Sheikh was the CEO of kwikbit, a private company building a “network as a service” solution using gigabit radios, edge compute, virtualization, and artificial intelligence. Prior to kwikbit, in 2014, Mr. Sheikh was appointed as the Chief Strategy and Technology Officer for Silicon Image (SIMG) and the President/CEO of its millimeter wave/5G subsidiary SiBEAM. SIMG was acquired by Lattice Semiconductor (Nasdaq:LSCC) in 2015 for $600 million after which Mr. Sheikh was appointed the Chief Strategy and Technology Officer of the combined company responsible for corporate strategy, roadmap, M&A and technology development and was there until 2016. From 2007 onwards, he was the CTO for Powerwave Technologies, a large wireless infrastructure vendor. Powerwave filed for Chapter 11 bankruptcy protection in January 2013, and in April 2013 Mr. Sheikh was appointed as the CEO of Powerwave to help with the sale of the company. Later that year, Mr. Sheikh successfully facilitated the sale of approximately 1,400 patents owned by Powerwave to private equity firm Gores Group. From 2005 to 2007, Mr. Sheikh was Vice President, Wireless Strategy and Development at Time Warner Cable leading the cable company’s entry into the wireless space. From 1996 to 2005, Mr. Sheikh held senior technology roles at Sprint including CTO Mobile Broadband responsible for deploying the world’s first 4G system and acquisition of multi-billion dollar spectrum assets at 2.5GHz. Mr. Sheikh holds a Bachelor of Science degree in Electrical Engineering with highest honors from the University of Engineering & Technology in Pakistan, as well as a Master of Science degree in Electrical Engineering from Stanford University. Mr. Sheikh is well qualified to serve as Chairman of our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mrs. Joy Mbanugo served as Chief Financial Officer of ServiceRocket Inc. (“ServiceRocket”), a global leader in tech-enabled services, from February 2023 to August 2024. Before joining ServiceRocket, Mrs. Mbanugo served a leading role in financial planning, analysis, and reporting for cloud partnerships at Google from May 2021 to February 2023. She previously served in various other senior roles at Google, including Controllership - Finance Systems, Transformation, and Integration from September 2019 to May 2021, and Treasury and Tax from March 2018 to September 2019. Before joining Google, Mrs. Mbanugo served as as a Vice President in the Capital Markets-Tax division of BlackRock Inc. from 2014 to 2017 and as a Consultant in various divisions of Ernst & Young from 2003 to 2014. Mrs. Mbanugo holds a J.D. from Cleveland State University College of Law and a Master’s degree in Accountancy from the Weatherhead School of Management at Case Western Reserve University, and dual Bachelor’s degrees in Accountancy and Black World Studies from Miami University.

Board of Directors

The following table sets forth information with respect to the individuals who serve on our board of directors.

Name	Age	Position
Khurram P. Sheikh	54	Chairman and Chief Executive Officer and Director
Di-Ann Eisnor(1)(2)(3)	53	Class I Director
Camillo Martino(1)(2)(3)	63	Class II Director
George Mathai(1)(3)	58	Class III Director
Shanti Priya(2)(3)	55	Class II Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

The biography of Khurram P. Sheikh is set forth under the section entitled “— Executive Officers.”

Ms. Di-Ann Eisnor has served as a member of our board of directors since August 2020. Since November 2019, Ms. Eisnor has served as Co-Founder and CEO of Core, a venture-backed construction labor marketplace. Before that, from February 2019 until October 2019, she was an executive of The We Company, a part of the We Work Companies, where she was responsible for development of their cities platform. Prior to that, Ms. Eisnor served as Director of Urban Systems at Google, from June 2018 until February 2019. Previously, Ms. Eisnor was with Waze, Inc., a crowd-sourced navigation and real-time traffic application owned by Alphabet, Inc., for 10 years, most recently serving as the VP Platform and Director of Growth. Prior to joining Waze, Ms. Eisnor was co-founder and Chief Executive Officer of Platial Inc., a collaborative, user-generated cartographic website. Ms. Eisnor currently serves on the board of Saia Inc. (Nasdaq: SAIA) and Gray Area Foundation for the Arts. She is a venture partner at Obvious Ventures and is co-founder with Lupe Fiasco of Neighborhood Start Fund, a neighborhood-based micro-fund in underserved urban neighborhoods. She holds a Bachelor’s Degree in Studio Art and Business Administration from New York University. She is a 2014 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network. Ms. Eisnor is well qualified to serve on our board because of her extensive experience advising boards of directors of public and private companies and her extensive professional experience.

Mr. Camillo Martino has served as a member of our Board of Directors since August 2020. Mr. Martino was a senior global semiconductor company executive and now serves as a board member and executive advisor to many global technology companies. Prior to his current board roles, Mr. Martino was a chief executive officer and C-suite executive of a number of high technology companies worldwide. He is currently Chair of the Board of Directors of Magnachip Semiconductor (NYSE: MX) and has served on this Board since August 2016. Since 2018, he has also served on the Board of Directors at Sensera (ASX: SE1). Mr. Martino also serves on the Board of Directors at multiple privately held companies, including VVDN Technologies (fastest growing ODM based in India with a focus on Wireless, Networking & IoT) and Sakuu Corporation (multi-material, multi-process Additive Manufacturing platform). Mr. Martino’s prior board service includes serving on the boards of Cypress Semiconductor from June 2017 through the sale of the company to Infineon in April 2020 and Moschip Technologies (BOM: 532407) from April 2017 to May 2019. As an operating executive, Mr. Martino served as Chief Executive Officer of Silicon Image, Inc. (where he also served as a director) from 2010 until the completion of its sale to Lattice Semiconductor Corporation (Nasdaq: LSCC) in March 2015, Chief Operating Officer of SAI Technology Inc. from January 2008 to December 2009 (where he also served as director from 2006 to 2010), and Chief Executive Officer of Cornice Inc. from 2005 to 2007 (where he also served as a director). From August 2001 to July 2005, Mr. Martino served as the executive vice president and chief operating officer at Zoran Corporation, a global SoC semiconductor company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science from the University of Melbourne and a Graduate Diploma (in Digital Communications) from Monash University in Australia. Mr. Martino is well qualified to serve on our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mr. George Mathai has enjoyed decades working, consulting, and investing in early stage and small businesses at the crossroads of distinct technologies, multiple industries and novel markets. A technically trained business professional, his early experience in bridge design and infrastructure repair was at Edwards & Kelcey in New York, now Jacobs Engineering. In January 1993, Mr. Mathai transitioned to managing renovations projects and gaining strong communications and project execution skills, while driving revenue and profitability, at a small New York construction company. As a founder, he later parlayed his prior management and technical expertise in leading the biosensor development program at GenoRx in June 2000, an early stage, venture-backed concern in Hayward, California. His team accomplished a manufacturable process for detecting DNA electronically on a silicon biochip with the eventual sale of the technology to Bridger Technologies in April 2011. Thereafter, Mr. Mathai helped raise financing for an innovative antibiotic skin care start-up and worked to fundraise for an early-stage immune-mediated cancer therapeutic while at a boutique brokerage firm Objective Equity LLC. Overlapping these endeavors, were local business interests in retail, as well as due diligence consulting for mergers and acquisitions. The above broad and varied interests are also reflected in his educational history which includes bachelors and masters in civil engineering from University of California, Berkeley (May 1989) and City College of New York (June 1992), respectively, as well as, most recently upskilling at CalTech’s cybersecurity program (December 2020). Mr. Mathai’s extensive experience in several diverse industries, markets and customer types will bring a unique and inestimable resource to the board.

Ms. Shanti Priya has been the CFO of Maxfield Enterprises, Inc., a luxury retail company based in Los Angeles and has been leading the organization’s finance and operations since February 2018. Prior to that, Ms. Priya worked for over 12 years in corporate finance at Gap Inc. with her last role at the company as the Global Director of FP&A and Control overseeing the North American, European, and Asian markets. Before transitioning into a career in finance, Ms. Priya worked as a Producer managing content creation at a tech start-up, Knowledge Kids Network, an online educational media site. She holds a Bachelor of Arts in Honors English Literature with a minor in Biology from Scripps College. In addition, she holds a Master of Arts in Print Journalism and a Master of Business Administration both from the University of Southern California. Ms. Priya also serves on the board and as treasurer of Secular Student Alliance, a non-profit organization that educates high school and college students regarding secularism and scientific reasoning. She has previously served on the board of Sequoyah School, a non-profit private school serving the ages from K-8. Ms. Priya is well qualified to serve on our board of directors because of her substantial financial and operations experience.

Family Relationships

There are no family relationships between any of our directors and executive officers.

The Board Composition and Election of Directors

Director Independence

The Board consists of five (5) members. We determined that each director, other than Mr. Sheikh, are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director nor any of his, her or their family members has engaged in various types of business dealings with the Company. There are no family relationships among any of the Company’s directors or executive officers.

Classified Board of Directors

The Board is divided into three classes with staggered, three-year terms, in accordance with the terms of the Charter. At each annual meeting of stockholders, the directors whose terms then expire will be eligible for reelection until the third annual meeting following reelection. The directors will be divided among the three classes as follows:

●	the Class I director is Di-Ann Eisnor, and her term will expire at our 2027 annual meeting of stockholders;

●	the Class II directors are Camillo Martino and Shanti Priya, and their terms will expire at our 2025 annual meeting of stockholders; and

●	the Class III directors are Khurram P. Sheikh and George Mathai, and their terms will expire at our 2026 annual meeting of stockholders.

The Charter provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of the Board or a change in control of the Company. The Company’s directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding voting stock then entitled to vote in an election of directors.

Board Leadership Structure

The Board does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates, and governance efficiency. We elected Mr. Sheikh as Chairman of the Board because Mr. Sheikh’s strategic vision for the business, his in-depth knowledge of the Company’s operations, and his experience in capital markets make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of the Company. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. However, the Board may decide in the future to separate the roles of Chairman and Chief Executive Officers if it determines that such structure provides better and more effective oversight and management of the Company. If the Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant it. The Board may also consider appointing a lead independent director, if the circumstances warrant it.

Board Committees and Independence

The Board consists of an audit committee, a compensation committee and a nominating and corporate governance. The composition of each committee is set forth below.

Role of Board in Risk Oversight Process

The Board is responsible for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees the Company’s management of financial risks. Periodically, the audit committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk is considered by the Board as a whole.

Committees of the Board of Directors

Audit Committee

The audit committee’s main function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. This committee’s responsibilities include, among other things:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The members of the Company’s audit committee are Shanti Priya, Camillo Martino and Di-Ann Eisnor. Shanti Priya serves as the chair of the committee. All members of the Company’s audit committee are independent directors and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Shanti Priya is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the audit committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

The compensation committee’s main function is to oversee the Company’s policies relating to compensation and benefits of the Company’s officers and employees. This committee’s responsibilities include, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The members of the Company’s compensation committee are Camillo Martino, Di-Ann Eisnor, and George Mathai. Di-Ann Eisnor serves as the chair of the committee. The Board has determined that each of Camillo Martino, Di-Ann Eisnor, and George Mathai is independent under the applicable Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s board of directors adopted a written charter for the compensation committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The compensation committee operates under its written charter and will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting the Board in discharging the board of directors’ responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at the Company’s annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on the Board and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing the Company’s corporate governance policies, reporting and making recommendations to the Board concerning governance matters and oversight of the evaluation of the Board.

The Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The members of the Company’s nominating and corporate governance committee are Camillo Martino, Di-Ann Eisnor, and Shanti Priya. Camillo Martino serves as the chair of the committee. All members of the Company’s nominating and corporate governance committee are independent directors under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the corporate website at www.cxapp.com.The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The nominating and corporate governance committee operates under its written charter and will review and evaluate at least annually.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves or served during the fiscal year ended December 31, 2021, as a member of the Board or compensation committee of a company that has one or more executive officers serving as a member of the board of directors or compensation committee.

Board Skills and Characteristics

The Company’s nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) for election or appointment, the nominating and corporate governance committee and the Board will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member or executive officer of another publicly held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including with respect to specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

The Board evaluates, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

The Company adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate website at www.cxapp.com. In addition, the Company intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Company’s website address does not constitute incorporation by reference of the information contained at or available through its website, and you should not consider it to be a part of this prospectus.

Executive and Director Compensation

This section discusses the material components of the executive compensation program for CXApp’s executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, CXApp complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which for 2024 require compensation disclosure for CXApp’s executive officers.

Summary Compensation Table

The following table provides certain information regarding the compensation earned by the named executive officers from their services to CXApp, as applicable, during the fiscal years ended December 31, 2024, and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Khurram P. Sheikh	2024	$325,000	$255,938	$200,001	$360,000	$-	$1,140,939
Chief Executive Officer	2023	$254,375	$97,500	$360,000	$1,291,626	$-	$2,003,501

Joy Mbanugo	2024	$92,948	$8,485	$-	$552,000	$25,000	$678,433
Chief Financial Officer	2023	$-	$-	$-	$-	$-	$-

Narrative Disclosure to the Summary Compensation Table

Khurram P. Sheikh, our chief executive officer, received (i) a salary of $325,000 and a bonus of $255,938 as compensation during the fiscal year ended December 31, 2024, and (ii) a salary of $254,375 and a bonus of $97,500 as compensation for his services to CXApp during the period March 15, 2023 to December 31, 2023; and

Joy Mbanugo, our Chief Financial Officer, received (i) a salary of $92,948 and a bonus of $8,485 as compensation for her services during the fiscal year ended December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2024.

			Option Awards					Stock Awards
Name	Grant Date	Expiration Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity Incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Number of shares of restricted stock (#)	Market value of shares of restricted stock ($)
Khurram P. Sheikh	Mar 29, 2023	Mar 29, 2033	422,100	422,100	(1)	-	1.53	-	-
	Aug 14, 2023	Aug 14, 2033	-	-		-	-	20,000	36,400
	Feb 6, 2024	Feb 6, 2034	-	300,000	(2)	-	1.20	-	-
	Aug 29, 2024	Aug 29, 2034	-	-		-	-	94,787	172,512

Joy Mbanugo	Aug 26, 2024	Aug 6, 2034	-	230,000	(3)	-	2.40	-	-

(1)	This option vests in two years with 50% of it vesting in the first year of anniversary.
(2)	This option vests in four years with 50% vesting in the second year of anniversary, and 25% in the third year of anniversary, and 25% on its fourth year of anniversary.
(3)	This option vests in three years with 1/3 vesting in the first year of anniversary, then monthly for the following two years.

Executive Compensation Arrangements

We have entered into an employment agreement with Khurram Sheikh serves as our Chief Executive Officer for a term commencing on the consummation of the Business Combination and will continue until terminated by us or the employee or in accordance with the terms of the employment agreement. Mr. Sheikh will be paid an annualized base salary of $325,000, as revised periodically by us, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. The employment agreement contains provisions regarding non-solicitation, confidentiality of information and arbitration of disputes. Mr. Sheikh may terminate his employment by giving advance written notice to us. We may also terminate the employment agreement for cause, as defined in the employment agreement, a copy of which is attached hereto as Exhibit 10.5 and is also incorporated herein by reference.

In connection with Mrs. Mbanugo’s appointment as Chief Financial Officer, the Company entered into a letter agreement with Mrs. Mbanugo (the “CFO Offer Letter”). Pursuant to the CFO Offer Letter, Mrs. Mbanugo will receive (i) an annual base salary of $250,000 and (ii) a total annual bonus of $100,000 to be paid in quarterly installments subject to achievement of certain performance goals. Pursuant to the CFO Offer Letter, Mrs. Mbanugo will also receive a one-time sign-on cash bonus of $25,000 and an option award to purchase 230,000 shares of the Company’s Class A common stock (the “Stock Options”). The Stock Options (i) will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan and a stock option agreement, (ii) are subject to the approval of the Company’s compensation committee, and (iii) will vest with one-third becoming vested on the first anniversary of the grant date, and the remaining two thirds vesting in equal monthly installments over the next 24 months.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the Closing. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A common stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the Closing (giving effect to the redemptions). This description is qualified in its entirety by reference to the text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.7 and also is incorporated herein by reference.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Directors in the year ended December 31, 2024 except Khurram Sheikh whose aggregate compensation information has been disclosed above.

Name	Fees Earned or paid in cash ($)	Option Awards ($)	Restricted Stock Units ($)(1)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings $	All Other Compensation ($)	Total ($)
Camillo Martino	$25,000	$-	$200,001	$-	$-	$-	$225,001
Di-Ann Eisnor	$25,000	$-	$200,001	$-	$-	$-	$225,001
Shanti Priya	$25,000	$-	$200,001	$-	$-	$-	$225,001
George Mathai	$25,000	$-	$200,001	$-	$-	$-	$225,001

(1)	The fair value of director restricted stock units granted are valued using the closing price of the Company’s common stock on the date of grant.

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

On August 26, 2024, the Board decided to maintain the current compensation structure and approved a grant of $200,000 restricted stock units to each director.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Charter contains provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

The Company’s Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Company’s Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company will enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Company’s Charter are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

CXApp has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

Employment Offer Letter Agreements

Khurram P. Sheikh Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CEO Agreement”) with Khurram P. Sheikh to serve as the Company’s Chief Executive Officer. Pursuant to the CEO Agreement, Mr. Sheikh will continue in his role as Chief Executive Officer, and the terms of the agreement include an annual salary in the amount of $325,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CEO Agreement. A copy of the CEO Agreement is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Joy Mbanugo Offer Letter

In connection with Mrs. Mbanugo’s appointment as Chief Financial Officer, the Company entered into a letter agreement with Mrs. Mbanugo (the “CFO Offer Letter”). Pursuant to the CFO Offer Letter, Mrs. Mbanugo will receive (i) an annual base salary of $250,000 and (ii) a total annual bonus of $100,000 to be paid in quarterly installments subject to achievement of certain performance goals. Pursuant to the CFO Offer Letter, Mrs. Mbanugo will also receive a one-time sign-on cash bonus of $25,000 and an option award to purchase 230,000 shares of the Company’s Class A common stock (the “Stock Options”). The Stock Options (i) will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan and a stock option agreement, (ii) are subject to the approval of the Company’s compensation committee, and (iii) will vest with one-third becoming vested on the first anniversary of the grant date, and the remaining two thirds vesting in equal monthly installments over the next 24 months.

Certain Relationships and Related Party Transactions — CXApp

Agreements with Inpixon

CXApp and Inpixon operate separately, each as a public company. In connection with the Separation, Legacy CXApp has entered into various agreements to effect the Separation and provide a framework for CXApp’s relationship with Inpixon after the Separation, including the Separation and Distribution Agreement, an Employee Matters Agreement, a Tax Matters Agreement and a Transition Services Agreement. These agreements provide for the allocation between Legacy CXApp and Inpixon of Inpixon’s assets, employees, liabilities and obligations (including its property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Legacy CXApp’s separation from Inpixon and will govern certain relationships between CXApp and Inpixon after the Separation.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements which are filed as exhibits to this prospectus.

Separation and Distribution Agreement

On September 25, 2022, in connection with the execution of the Merger Agreement, Inpixon, Legacy CXApp, Design Reactor and KINS entered into the Separation and Distribution Agreement which sets forth the principal actions to be taken in connection with the Separation. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Inpixon and Legacy CXApp as part of the internal reorganization described therein and requires an Inpixon contribution to be made to Legacy CXApp. The Separation and Distribution Agreement also sets forth other agreements that govern certain aspects of Legacy CXApp’s relationship with Inpixon following the Business Combination. In connection with the Separation and Distribution Agreement and related ancillary agreements, Legacy CXApp issued additional shares of Legacy CXApp common stock to Inpixon. Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the Inpixon securityholders as of March 6, 2023, by delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger.

On the date of the Distribution, Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the holders of Inpixon common stock and certain other holders of its securities as of March 6, 2023. The Distribution was effected by Inpixon delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed in the Distribution for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger. The shares of Legacy CXApp common stock were not transferrable prior to the exchange of such shares for the shares of KINS common stock pursuant to the Merger.

Employee Matters Agreement

Prior to the Distribution, KINS, Inpixon, Legacy CXApp and Merger Sub entered into the Employee Matters Agreement, which set forth the terms and conditions of certain employee-related matters in connection with the transaction, including allocation of benefit plan assets and liabilities between Inpixon and Legacy CXApp, treatment of incentive equity awards in the Distribution and the Business Combination and related covenants and commitments of the parties.

Tax Matters Agreement

Prior to the Distribution, KINS, Legacy CXApp and Inpixon entered into the Tax Matters Agreement that governs each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

In general, KINS and Legacy CXApp are liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both Legacy CXApp and Inpixon, to the extent such taxes are attributable to Legacy CXApp or the Enterprise Apps Business, or (ii) imposed with respect to tax returns that include Legacy CXApp but not Inpixon, in each case, for tax periods (or portions thereof) beginning after the Distribution.

Notwithstanding the foregoing, KINS and Legacy CXApp may be liable for certain taxes resulting from the restructuring transactions undertaken to effectuate the Distribution.

The Distribution, together with certain related transactions, is intended to qualify as a reorganization under Sections 355 and 368(a) (1)(D) of the Code. If the Distribution does not so qualify, the difference between the fair market value and the tax basis of the Legacy CXApp shares distributed by Inpixon to the Inpixon stockholders will be taxable income to Inpixon.

Even if the contribution and distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1) (D) of the Code, the Distribution is still taxable to Inpixon (but not to Inpixon stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Inpixon or Legacy CXApp, directly or indirectly (including through acquisitions of our stock), as part of a plan or series of related transactions that includes the Distribution. For purposes of this test, the Merger is treated as part of a plan that includes the Distribution, but the Merger standing alone did not cause the Distribution to be taxable to Inpixon under Section 355(e) of the Code because holders of Legacy CXApp common stock own more than 50% of our common stock.

Per the terms of the Sponsor Support Agreement, the Sponsor has agreed to exchange up to 1 million shares of KINS Class B common stock for such number of shares of KINS Class A common stock as shall be necessary to ensure that the number of shares of KINS common stock issued as aggregate merger consideration to the holders of Legacy CXApp common stock exceeds 50% by at least one share than the number of shares of KINS common stock owned by all other holders of KINS common stock. Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of KINS common stock (as of immediately prior to the consummation of the Merger).

The Tax Matters Agreement requires KINS and Legacy CXApp to comply with the representations made in the materials submitted to RSM US LLP in connection with a distribution tax opinion that Inpixon received regarding the intended tax treatment of the Distribution and certain related transactions.

The Tax Matters Agreement also includes covenants restricting Legacy CXApp’s and KINS’ ability to take or fail to take any action if such action or failure to act could reasonably be expected to adversely affect the intended tax treatment. In particular, in the two years following the Distribution, such restrictive covenants will generally prevent KINS and Legacy CXApp from (i) entering into any transaction which could, when combined with other transactions (including the Merger), result in a 45% or greater change in ownership of KINS’ or Legacy CXApp’s equity as part of a plan or series of related transactions that includes the Distribution, (ii) ceasing the active conduct of certain of Legacy CXApp’s businesses, (iii) voluntarily dissolving or liquidating KINS or Legacy CXApp and (iv) causing, permitting, or agreeing to the sale, transfer, or disposal of assets of Legacy CXApp that, in the aggregate, constitute more than 30% of the consolidated gross assets of Legacy CXApp, in each case, unless Legacy CXApp obtains a private letter ruling from the IRS, an unqualified opinion of a nationally recognized tax advisor that such action will not cause a failure of the intended tax treatment, or Inpixon consents to the undertaking of such action. Notwithstanding receipt of such ruling, opinion or consent, in the event that such action causes a failure of the intended tax treatment, KINS and Legacy CXApp could be responsible for all taxes arising therefrom.

Certain Relationships and Related Party Transactions — KINS

KINS Founder Shares

In November 2020, the Sponsor purchased 150,000 KINS Founder Shares of KINS Class B common stock for an aggregate price of $25,000. On December 11, 2020, KINS effected a 47.91667-for-1 stock split and on December 14, 2020, KINS effected a stock dividend of 1.2 shares of KINS Class B common stock for each share of KINS Class B common stock outstanding prior to the dividend, resulting in 6,900,000 shares of KINS Class B common stock being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the stock split and stock dividend.

Pursuant to the Sponsor Support Agreement entered into among Legacy CXApp, KINS and the Sponsor, certain of the KINS Founder Shares are subject to restrictions. Prior to the KINS Initial Public Offering, the BlackRock Investors acquired 750,000 shares of KINS Class B common stock and up to 525,000 shares are issuable to the Sponsor under certain conditions (as defined in the Sponsor Support Agreement, the “Potential Forfeiture Shares”).

Administrative Support Agreement

Commencing on December 14, 2020, KINS agreed to pay the Sponsor or an affiliate of the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion a business combination or KINS’ liquidation, KINS will cease paying these monthly fees. KINS incurred and paid $60,000 and $180,000 for the three and nine months ended September 30, 2022, respectively.

Due from Sponsor

At the closing of the KINS Initial Public Offering on December 17, 2020, a portion of the proceeds from the sale of the KINS private placement warrants in the amount of $2,124,125 was due to KINS to be held outside of the Trust Account for working capital purposes. KINS received the cash on February 18, 2021.

Sponsor Support Agreement

KINS, the Sponsor and Legacy CXApp entered into the Sponsor Support Agreement, dated as of September 25, 2022.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, at any meeting of the KINS Stockholders, or in any other circumstance in which the vote, consent or other approval of the KINS Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its KINS common stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its KINS common stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by KINS; (4) against any change in the business, management or the KINS Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of KINS or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of KINS capital stock.

Private Placement Warrants

Simultaneously with the closing of the KINS Initial Public Offering, KINS completed the private sale of 10,280,000 KINS private placement warrants at a price of $1.00 per KINS private placement warrant to the Sponsor and the BlackRock Investors, generating gross proceeds of $10,280,000. The KINS private placement warrants are identical to the KINS public warrants underlying the KINS Units sold in the KINS Initial Public Offering, except that the KINS private placement warrants and the KINS Class A common stock issuable upon the exercise of the KINS private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the KINS private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of May 8, 2025 by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each of our current named executive officers and directors; and

●	all our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding for such person, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The table below also reflects the beneficial ownership of shares of our common stock issuable upon the exercise of public warrants or private placement warrants. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of our common stock beneficially owned by any executive officer or director have been pledged as security. Unless otherwise noted, the address of each beneficial owner is c/o CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

As of May 8, 2025, there were 20,776,997 shares of common stock issued and outstanding.

Name of and Address of Beneficial Owner	Amount held by beneficial owner	%(1)
5% of More Stockholders
Streeterville(2)	4,153,322	19.99%
Inpixon(3)	2,005,294	9.65%
Pana Capital(4)	1,800,000	8.66%
NLabs, Inc.(5)	1,100,000	5.29%

Directors and Executive Officers
Khurram P. Sheikh	2,450,690	11.80%
Camillo Martino	541,010	2.60%
Di-Ann Eisnor	200,120	*
Shanti Priya	29,042	*
George Mathai	29,042	*
Joy Mbanugo	-	*
All directors and executive officers as a group (6 individuals)	3,249,904	15.64%

*	Represents beneficial ownership of less than 1%

(1)	Based on 20,776,997 shares outstanding as of May 8, 2025.
(2)	Streeterville is the beneficial holder of such shares and its business address is 303 E Wacker Drive, Suite 1040 Chicago, IL 60601. Streeterville’s beneficial ownership is curently limited at 19.99%. If CXApp obtains shareholder approval in accordance with Nasdaq Listing Rule 5635(d), Streeterville may receive an additional 49,260 shares of common stock.
(3)	Includes (i) sole voting power over 2,005,294 of common stock and (ii) sole dispositive power over 2,005,294 shares of common stock as reported in the Schedule 13G filed with the SEC on September 9, 2023. The principal address of Inpixon is 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.
(4)	PANA Capital LLC is the record holder of such shares and its business address is 1005 Almanor Avenue, Menlo Park, CA 94025.
(5)	NLabs, Inc. is the record holder of such shares and its business address is 164 East 83rd Street, New York, NY 10028. Allen Salmasi has voting and investment discretion with respect to such shares and Mr. Salmasi previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.

Selling SECURITYHOLDERS

This prospectus relates to (i) the resale of up to 80,000 shares of common stock by Avondale, or a Selling Securityholder, which were issued pursuant to the Avondale Purchase Agreement and (ii) the resale from time to time of up to 18,420,000 shares of common stock by Avondale, or a Selling Securityholder, that Avondale, at their sole discretion, may take delivery of shares from the Company, and the Company will issue to Avondale shares in satisfaction of all or a portion of the outstanding balance of a Avondale Pre-Paid Purchase pursuant to the Avondale Purchase Agreement consummated on March 26, 2025, subject to certain limitations.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Being	Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold
Name of Selling Stockholders	Number	Percentage(2)	Offered	Number	Percentage
Avondale(3)	80,000	*	18,500,000	0	0%

*	Less than one percent (1%).

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of May 8, 2025, and the percentage is based upon 20,776,997 shares of our common stock outstanding as of May 8, 2025.
(2)	Percentages are based on common stock issued and outstanding as of May 8, 2025.
(3)	Avondale is the beneficial holder of 80,000 shares and can purchase and resell up to 18,420,000 shares pursuant to the Avondale Purchase Agreement consummated on March 26, 2025. The number of shares of common stock that may actually be acquired by Avondale pursuant to the Avondale Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitation that the Company shall not effect the issuance of shares that would cause Avondale or any of its affiliates, including Streeterville, to beneficially own a number of common stock exceeding 19.99% of the number of common stock outstanding on such date, subject to stockholder approval as set forth in the Avondale Purchase Agreement. The business address of Avondale is 297 Auto Mall Drive #4, St. George, Utah 84770.

Description of Capital Stock

General

The following description summarizes some of the terms of our Charter and Bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Authorized and Outstanding Stock

Our Charter authorizes two classes of common stock, the Class A common stock and the Class C common stock. Our authorized capital stock will consist of 210,000,000 shares, $0.0001 par value per share, of which: 200,000,000 shares will be designated as Class A common stock; and 10,000,000 shares will be designated as Class C common stock. As of May 8, 2025, our issued and outstanding share capital consisted of: (i) 20,776,997 shares of common stock, held of record by approximately 100 holders, (ii) 0 shares of preferred stock and (iii) 21,031,862 warrants (as defined below). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the CXApp board of directors (“Board”) in accordance with applicable law.

Voting Rights

Holders of common stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of CXApp, the funds and assets of CXApp that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Matters

All outstanding shares of the common stock will be fully paid and nonassessable. The common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

Under the terms of the Charter, the Board is authorized, subject to limitations prescribed by the DGCL, to issue from time to time preferred stock in one or more series, and to determine and fix the number of shares of such series and such designations, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without approval by the stockholders. The Board is authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without approval by the stockholders. The Board may also authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The public warrants will become exercisable on the later of (a) April 13, 2023 which is 30 days after the completion of a Business Combination and (b) 12 months from the closing of the KINS Initial Public Offering. The public warrants will expire on March 15, 2028, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Charter and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of CXApp. They are also designed, in part, to encourage persons seeking to acquire control of CXApp to negotiate first with the Board.

Classified Board of Directors

Our Charter provides that the Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of our Charter, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of our Charter, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of our Charter. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, our Charter provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of CXApp entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, and except as otherwise provided by law, our Charter authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Bylaws provide that the CXApp stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. Our Charter and Bylaws further provide that special meetings of CXApp stockholders may be called only by the chairman of the Board, the Chief Executive Officer of CXApp or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including CXApp stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that CXApp stockholders seeking to bring business before CXApp’s annual meeting of stockholders, or to nominate candidates for election as directors at CXApp’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at CXApp’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by CXApp. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude CXApp stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Amendment of Amended and Restated Certificate of Incorporation Provisions

Amendments to the provisions of our Charter related to preferred stock; the management of the business and for the conduct of the affairs of CXApp; special meetings; liabilities of directors of CXApp; restrictions on any business combination with any interested stockholder; indemnification of directors and officers of CXApp; and forum require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of CXApp entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

CXApp’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CXApp by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Charter provides that, unless CXApp Is in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of CXApp; (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any of CXApp’s directors, officers, or stockholders to CXApp or its stockholders; (iii) any Proceeding arising pursuant to any provision of the DGCL, amended and restated certificate of incorporation or the Bylaws; (iv) any Proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any Proceeding asserting a claim against CXApp or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce any liability or duty created by apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Our Charter further provides that, unless CXApp consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against CXApp or its directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

Our Charter provides that no director of CXApp shall have any personal liability to CXApp or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of CXApp in respect of any act or omission occurring prior to the time of such amendment.

Our Charter further provides that CXApp indemnify directors and officers to the fullest extent permitted by law. CXApp is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of CXApp against any expense, liability or loss, whether or not CXApp would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, CXApp entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our common stock is listed on Nasdaq under the symbol “CXAI,” and our warrants are listed on Nasdaq under the symbol “CXAIW.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of CXApp for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of CXApp for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

(i)	1% of the total number of shares of CXApp common stock then outstanding; or

(ii)	the average weekly reported trading volume of CXApp common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of CXApp under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about CXApp.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

(i)	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

(ii)	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii)	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

(iv)	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Securityholders defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock or less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act; provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

With respect to the Avondale Purchase Shares, Avondale is an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

To the extent required by the Securities Act, any discounts, commissions, concessions or profit that the Selling Securityholders earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. Any Selling Securityholder that is an underwriter within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock and any material relationships between us and the Selling Securityholders. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated balance sheets of CXApp Inc. and subsidiaries as of December 31, 2024, and 2023 and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of stockholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2024 and for the period from March 15, 2023 to December 31, 2023 and the related notes have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined carve-out balance sheet of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and its subsidiaries) as of December 31, 2022, the related combined carve-out statements of operations and comprehensive loss, and the combined carve-out statement of changes in parent’s net investment and cash flows for the period January 1, 2023, to March 14, 2023 and the year ended December 31, 2022, and the related notes have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.cxapp.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

CXAPP INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CXApp Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CXApp Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of stockholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2024 and the period from March 15, 2023 to December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and the period from March 15, 2023 to December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments to the consolidated financial statements for the period from January 1, 2023 to March 14, 2023, to retrospectively adjust the disclosures and apply the change in accounting for the adoption of ASU 2023-07 in 2024, as discussed in Notes 2 and 16 to the consolidated financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the consolidated financial statements of the Company for the period from January 1, 2023 to March 14, 2023, other than with respect to these retrospective adjustments and, accordingly, we do not express an opinion or any other form of assurance on the consolidated financial statements for the period from January 1, 2023 to March 14, 2023, taken as a whole.

Emphasis of a Matter ― Restatement of Unaudited Interim Financial Statements

As discussed in Note 21 to the consolidated financial statements, the unaudited interim financial statements as of and for the three and six months ended June 30, 2024 and the three and nine months ended September 30, 2024 have been restated to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditors since 2020.

Philadelphia, PA

April 7, 2025

PCAOB ID Number 100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - PREDECESSOR

To the Shareholders and Board of Directors of

CXApp Holdings Corp. (f/k/a Design Reactor Inc. and Subsidiaries)

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustment for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) discussed in Note 2 and Note 16 to the consolidated financial statements, the accompanying combined carve-out balance sheet of CXApp Holdings Corp. (f/k/a Design Reactor Inc. and Subsidiaries) (Predecessor) (the “Company”) as of March 14, 2023, the related combined carve-out statements of operations and comprehensive loss, and the combined carve-out statement of changes in parents’ net investment and cash flows for the period January 1, 2023 to March 14, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the carve-out financial statements as of March 14, 2023 and for the period January 1, 2023 to March 14, 2023, before the effects of the retrospective adjustment for the adoption of ASU 2023-07 discussed in Note 2 and Note 16 to the financial statements, present fairly, in all material respects, the financial position of the Company as of March 14, 2023, and the results of its operations and its cash flows for the period ended March 14, 2023, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustment for the adoption of ASU 2023-07 discussed in Note 2 and Note 16 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

Explanatory Paragraph – Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined carve-out financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor from 2012 through August 29, 2024.

New York, NY
May 23, 2024

PCAOB ID Number 688

CXAPP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Assets

Current Assets
Cash and cash equivalents	$4,880	$6,275
Accounts receivable, net of allowance for credit losses of $0 and $2, respectively	1,686	1,956
Unbilled and other receivables	89	211
Prepaid expenses and other current assets	425	587
Total current assets	7,080	9,029

Property and equipment, net	64	115
Intangible assets, net	15,404	18,136
Operating lease right-of-use asset, net	465	486
Goodwill	8,737	8,737
Other assets	53	78

Total Assets	$31,803	$36,581

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$509	$975
Accrued liabilities	2,383	1,452
Deferred revenue	2,683	2,878
Warrant liability	5,048	1,683
Operating lease obligation, current	350	275
Promissory note, net	603	3,053
Total current liabilities	11,576	10,316

Operating lease obligation, noncurrent	123	230
Convertible debt	4,512	-
Deferred tax liability	-	637

Total Liabilities	$16,211	$11,183

Stockholders’ Equity
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 19,221,090 shares issued and outstanding as of December 31, 2024 and 15,254,389 shares issued and outstanding as of December 31, 2023	$2	$2
Class C Common Stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	92,583	83,282
Accumulated deficit	(77,209)	(57,801)
Accumulated other comprehensive income (loss)	216	(85)
Total Stockholders’ Equity	$15,592	$25,398

Total Liabilities and Stockholders’ Equity	$31,803	$36,581

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Successor		Predecessor
	Year Ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Revenues	$7,142	$5,746	$1,620

Cost of Revenues	1,285	1,268	483

Gross Profit	5,857	4,478	1,137

Operating Expenses
Research and development	6,380	5,309	1,455
Sales and marketing	3,249	3,242	964
General and administrative	7,237	5,374	2,293
Acquisition related costs	-	543	-
Amortization of intangible assets	2,732	2,162	806
Impairment of goodwill	-	36,056	-
Total Operating Expenses	19,598	52,686	5,518

Loss from Operations	(13,741)	(48,208)	(4,381)

Other Income (Expense)
Interest income (expense), net	(1,756)	65	1
Change in fair value of derivative liability	(3,152)	(4,714)	-
Loss on debt extinguishment	(1,052)	-	-
Other income (expense)	(342)	47	-
Total Other Income (Expense)	(6,302)	(4,602)	1

Net Loss, before tax	(20,043)	(52,810)	(4,380)

Income tax benefit	635	3,572	-
Net Loss	$(19,408)	$(49,238)	$(4,380)
Unrealized foreign exchange gain/(loss) from cumulative translation adjustments	301	(85)	(28)
Comprehensive Loss	$(19,107)	$(49,323)	$(4,408)

Basic and diluted weighted average shares outstanding, Class A common stock	15,907,946	11,403,393
Basic and dilutive net loss per share, Class A common stock	$(1.22)	$(4.32)
Basic and diluted weighted average shares outstanding, Class C common stock	-	-
Basic and dilutive net loss per share, Class C common stock	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

Predecessor
	Net parent investment	Accumulated other comprehensive income (loss)	Total Shareholders’ Equity
Balance at January 1, 2023	$22,236	$1,155	$23,391
Net loss	(4,380)	-	(4,380)
Stock-based compensation allocated from parent	158	-	158
Net investment from parent	8,680	-	8,680
Cumulative translation adjustment	-	(28)	(28)
Balance at March 14, 2023	$26,694	$1,127	$27,821

Successor
	Class A Common Stock		Class C Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at March 15, 2023	7,034,999	$1	-	$-	$1,607	$(8,563)	$-	$(6,955)
Shares issued in connection with Business Combination	1,547,700	-	5,487,300	1	69,927	-	-	69,928
Net loss	-	-	-	-	-	(49,238)	-	(49,238)
Stock-based compensation	-	-	-	-	925	-	-	925
Warrant exchange and exercise	1,035,000	-	-	-	10,134	-	-	10,134
Warrant exercise - cashless	49,608	-	-	-	548	-	-	548
Mandatory conversion from Class C common stock to Class A common stock	5,487,300	1	(5,487,300)	(1)	-	-	-	-
Common stock issuance – non-cash compensation	99,782	-	-	-	195	-	-	195
Stock issuance cost	-	-	-	-	(54)	-	-	(54)
Cumulative translation adjustment	-	-	-	-	-	-	(85)	(85)
Balance at December 31, 2023	15,254,389	$2	-	$-	$83,282	$(57,801)	$(85)	$25,398

Balance at December 31, 2023	15,254,389	$2	-	$-	$83,282	$(57,801)	$(85)	$25,398
Net loss	-	-	-	-	-	(19,408)	-	(19,408)
Stock-based compensation	-	-	-	-	2,831	-	-	2,831
Net exercise of options	12,570	-	-	-	-	-	-	-
Common shares issued for extinguishment of debt	3,695,211	-	-	-	6,579	-	-	6,579
Common shares issued for vested restricted stock units	246,220	-	-	-	-	-	-	-
Taxes withheld on stock-based compensation	-	-	-	-	(171)	-	-	(171)
Common shares issued as commitment shares	40,000	-	-	-	62	-	-	62
Cumulative translation adjustment	-	-	-	-	-	-	301	301
Balance at December 31, 2024	19,248,390	$2	-	$-	$92,583	$(77,209)	$216	$(15,592)

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Operating activities
Net loss	$(19,408)	$(49,238)	$(4,380)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	79	75	228
Amortization of intangible assets	2,732	2,162	806
Amortization of right-of-use asset	391	298	40
Amortization of debt discount and deferred financing cost	862	37	-
Accrued interest expense	817	16	-
Accrued monitoring fee	273	-	-
Deferred income taxes	(635)	(3,570)	-
Provision for credit loss expense	-	(11)	-
Stock-based compensation expense	2,831	1,080	158
(Gain) loss on foreign currency transactions	316	(44)	(32)
Loss on change in fair value of derivative liability	3,152	4,714	-
Loss on debt extinguishment	1,052	-	-
Gain on contract to issue common stock	(68)	-	-
Impairment of goodwill	-	36,056	-
Change in operating assets and liabilities:
Accounts receivable and other receivables	372	300	(857)
Prepaid expenses and other current assets	162	719	(20)
Other assets	23	(37)	-
Accounts payable	(453)	499	(796)
Accrued liabilities	771	(5,876)	(787)
Operating lease liabilities	(407)	(306)	(38)
Deferred revenue	(187)	360	534
Net cash used in operating activities	(7,325)	(12,766)	(5,144)

Investing activities
Purchases of property and equipment	(30)	(57)	(9)
Investment in capitalized software	-	-	(45)
Cash acquired in connection with Business Combination	-	10,003	-
Net cash provided by (used in) investing activities	(30)	9,946	(54)

Financing activities
Proceeds from issuance of pre-paid purchase, net of issuance cost	6,480	-	-
Net equity investment from parent	-	-	9,089
Repayment of CXApp acquisition liability	-	-	(197)
Net proceeds from issuance of promissory note	-	3,000	-
Repayment of related party promissory note	(500)	(328)	-
Warrant exercise – net	-	4,948	-
Net cash provided by financing activities	5,980	7,620	8,892

Effect of exchange rate changes on cash and cash equivalents	(20)	(28)	1
Net increase in cash and cash equivalents	(1,395)	4,772	3,695
Cash and cash equivalents, beginning of period	6,275	1,503	6,308
Cash and cash equivalents, end of period	$4,880	$6,275	$10,003

Supplemental disclosures of cash flow information
Cash paid for taxes	$29	$4	$-
Cash paid for interest	$56	$18	$-

Supplemental schedule of noncash investing and financing activities
Right of use asset obtained in exchange for lease liability	$393	$230	$-
Noncash investment from parent	$-	$-	$409
Class A Common Stock and Class C Common Stock issued in connection with Business Combination	$-	$69,928	$-
Financing of Director and Officer Insurance	$225	$671	$-
Common shares issued for debt extinguishment	$6,579	$-	$-
Common shares issued as commitment shares	$62	$-	$-
Warrant exercise – cashless	$-	$549	$-
Warrant exchange to Class A common stock	$-	$4,914	$-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – Organization, Nature of Business and Basis of Presentation

CXApp Inc. and its subsidiaries (“CXApp” or the “Company”) is in the business of delivering intelligent enterprise employee experiences. The CXApp SaaS platform is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the physical workplace for enhanced experiences across people, places and things.

The CXApp SaaS platform offers a suite of leading-edge technology employee experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies, generative AI applications and an AI-based analytics platform, targeting the emerging hybrid workplace market. CXApp creates a connected workplace by reducing app overload, data fragmentation, and complex workflows and streamlines all capabilities through our platform. All features, services and integrations are housed in one easy-to-access platform allowing businesses to deliver a more holistic employee experience in a hybrid workplace.

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among Inpixon, KINS, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its employee experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (“Legacy CXApp”) in exchange for the issuance of shares of KINS capital stock (the “Business Combination”). As a result of the Business Combination, KINS changed their name to CXApp Inc. (“CXApp”). The shares are now trading on the Nasdaq using the ticker CXAI. The transaction closed on March 14, 2023. See Note 3 for more details.

Unless the context otherwise requires, “we,” “us,” “our,” “CXApp” and the “Company” refer to CXApp Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below). Unless the context otherwise requires, references to “KINS” refer to KINS Technology Group Inc., a Delaware corporation (“KINS”), prior to the Business Combination. All references herein to the “Board” refer to the board of directors of the Company. “Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company, which the Company acquired through the Business Combination. Prior to the Separation (as defined below), Legacy CXApp was a wholly owned subsidiary of Inpixon, a Nevada corporation (“Inpixon”).

The Business Combination was accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, the “Enterprise Apps Business” (formerly known as CXApp) is treated as the “acquired” company for financial reporting purposes. KINS (now known as CXApp Inc.) has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

Restatement of Unaudited Consolidated Financial Information (Unaudited)

During the preparation of its consolidated financial statements for the year ended December 31, 2024, the Company identified an error in its previously issued unaudited consolidated financial statements for the quarter ended September 30, 2024. The error related to an under accrual of legal expenses.

During the third quarter of 2024, the Company recorded an accrual for legal expenses based on estimates available at the time. In the fourth quarter of 2024, upon receipt of the final invoice from legal counsel for services rendered throughout the year, management identified that the previously recorded accrual was understated and subsequently made an adjustment to reflect the actual amount due. As a result, the Company determined that the September 30, 2024 accrual was understated. After further review of related legal expenses and invoices, the Company recorded an adjustment to reflect and restate the correct accrual for legal fees incurred in the third of 2024.

Furthermore, during the fourth quarter of 2024, the Company identified an error in the application of U.S. GAAP in the calculation of its convertible debt liability. Specifically, the Company did not account for the embedded derivatives requiring bifurcation from the debt host liability to be accounted for at fair value under ASC 815. The Company has revised its accounting treatment at inception of the convertible debt liability to account for the instrument in its entirety under the fair value option election allowed under ASC 825. In addition, the Company did not correctly account for the commitment shares required to be issued to the lender under the Stock Purchase Agreement. The Company should have established a liability at inception of the Stock Purchase Agreement and relieved such liability in October 2024 when the shares were issued to the lender.

Accordingly, the Company has restated its previously issued unaudited consolidated financial statements as of and for the periods ended June 30, 2024 and September 30, 2024. The Company has also restated impacted amounts within the notes to the consolidated financial statements, as applicable.

The restated unaudited consolidated financial information is disclosed in Note 21, Quarterly Financial Information (Unaudited). Amounts included in the previously issued consolidated financial statements for the period March 15, 2023 to December 31, 2023 (Successor) and for period January 1, 2023 to March 14, 2023 (Predecessor) and were not impacted.

NOTE 2 – Summary of Significant Accounting Policies

Liquidity

As of December 31, 2024, the Company had a working capital deficiency of approximately $4,496 thousand and cash and cash equivalents of approximately $4,880 thousand. For the year ended December 31, 2024, the Company incurred net losses of approximately $19,408 thousand. During the year ended December 31, 2024, the Company used approximately $7,325 thousand of cash for operating activities. During 2024, the Company secured additional funding through convertible Pre-Paid Purchases under the equity line agreement, receiving net proceeds of $2.48 million, $1.0 million, and $3.0 million in June, September, and December, respectively. These financing efforts reflect the Company’s proactive approach to maintaining adequate liquidity to support operational needs and strategic growth initiatives.

The Company’s quarterly cash operating expenses are approximately $3.5 million, resulting in a cash run rate of approximately three quarters based on current liquidity and the additional financing secured. Management believes that the recent funding initiatives provide sufficient capital to address near-term operational requirements and mitigate uncertainties about the Company’s ability to continue as a going concern.

On March 26, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Avondale Capital, LLC (“Avondale”), pursuant to which the Company may (i) issue and sell one or more pre-paid purchase agreements, in the form substantially similar to the exhibit attached thereto (each, a “Pre-Paid Purchase”), up to an aggregate purchase amount of $20,000,000.00 (the “Commitment Amount”) for shares of our common stock, par value $0.0001 per share (the “Common Stock”), on the terms and subject to the limitations and conditions set forth in each Pre-Paid Purchase, (ii) issue and sell the initial Pre-Paid Purchase in the principal amount of $4,200,000.00 (the “Initial Pre-Paid Purchase”), and (iii) deliver 80,000 shares of Common Stock (the “Commitment Shares”) to Avondale at closing.

Under the Purchase Agreement, each Pre-Paid Purchase consists of a principal balance upon which Avondale, at its option, may require the Company to issue shares of Common Stock (“Purchase Shares”), from time to time, in satisfaction of all or part of the outstanding balance of such Pre-Paid Purchase. The Company will deliver these Purchase Shares at a per-share purchase price set forth in the Pre-Paid Purchase (the “Purchase Share Purchase Price”), subject to a defined floor price and other conditions. Each Pre-Paid Purchase is a separate instrument with its own outstanding balance and holding period.

The access to the $20,000 thousand is expected to provide sufficient capital to fund customer growth initiatives and ensure long-term sustainability.

Management remains focused on executing cost management strategies to optimize the Company’s expense structure and enhance operational efficiency. The Company is committed to expanding its customer base, introducing monetizable features, and driving recurring revenue growth in fiscal year 2025. By leveraging its current cash position, financing agreements, and strategic initiatives, management is confident in CXAI’s ability to meet its obligations and support its operations for at least the next 12 months. While there are no guarantees, the Company’s robust financing pipeline and operational strategies provide a solid foundation for long-term financial stability.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the valuation of warrant liabilities;

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets; and

●	impairment of long-lived assets and goodwill.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and trade receivables. The Company’s cash is placed with high-credit-quality financial institutions, which periodically exceed federally insured limits. The Company’s cash equivalents are certificates of deposit held by a number of banks limited to $250 thousand per bank with a duration of 90 days or less. The Company has not realized any losses relating to its cash, cash equivalents, and trade receivables.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts, temporary investments and certificates of deposit with maturities of three months or less when purchased. As of December 31, 2024, the Company had cash equivalents of approximately $4,353 thousand of certificates of deposit held by a number of banks limited to $250 thousand per bank with a duration of 90 days or less. As of December 31, 2023, the Company had cash equivalents of approximately $5,584 thousand of certificates of deposit.

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivable are not overstated due to uncollectability. Allowance for credit losses is maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional allowance for credit losses for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. Accounts receivable, net of allowance, totaled approximately $1.7 million and $2.0 million as of December 31, 2024 and December 31, 2023, respectively. The Company’s allowance for credit losses as of December 31, 2024 is approximately $0 thousand and $2 thousand as of for the period March 15, 2023 to December 31, 2023. Accounts receivable as of March 15, 2023 totaled $2.2 million.

Property and Equipment, net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized. Depreciation expense related to property and equipment is not included as part of cost of revenues, but as part of operating expenses.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 5 to 10 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment annually, or more frequently if an event or other circumstances indicates that the Company may not be able to recover the carrying amount of the assets. Based on its assessments, the Company did not incur any impairment charges for the year ended December 31, 2024 (Successor), period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor).

Goodwill

The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than it carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.

The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables, including public company method, guideline transaction method, and market price method.

The Company bases these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Based on its assessments, the Company did not incur impairment for the year ended December 31, 2024 (Successor). The Company incurred impairment charge of $36,056 thousand for the period from March 15, 2023, to December 31, 2023 (Successor) and did not incur impairment for the period from January 1, 2023 to March 14, 2023 (Predecessor).

Leases and Right-of-Use Assets and Liabilities

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Comprehensive Income (Loss) and Foreign Currency Translation

The Company reports comprehensive income (loss) and its components in its consolidated financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments, affecting stockholders’ equity that, under GAAP, are excluded from net loss.

Assets and liabilities related to the Company’s foreign operations are calculated using the Philippine Peso and Canadian Dollar and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Gains or losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net translation gain or loss were approximately $301 thousand gain, $85 thousand loss, and $28 thousand loss for the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and the period from January 1, 2023 to March 14, 2023 (Predecessor), respectively.

Convertible Debt

The Company issued convertible debt in the form of Pre-Paid Purchases in May 2024 (settlement date June 2024), September 2024, and December 2024 and evaluated such instruments to determine whether they contain features that qualify as embedded derivatives in accordance with ASC 815. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. In accounting for the issuance of the convertible debt, the Company elected the fair value option under ASC 825. Under the fair value option election, the convertible debt is initially measured at its issuance date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis. The estimated fair value adjustment is presented within change in fair value of derivative liability in the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company classifies its convertible debt that are being valued under the fair value option election as Level 3 due to the lack of relevant observable market data over fair value inputs, such as the probability weighting of the various scenarios that can impact settlement of the arrangement. The Company recognized a gain on the changes in the estimated fair value of the convertible debt of approximately $213 thousand for the year ended December 31, 2024 (Successor).

Debt Issuance Cost

Under the fair value option election, costs directly associated with the borrowing are expensed as incurred.

Debt Extinguishment

The note exchanges are accounted for under ASC 470-50 on Modifications and Extinguishments. This standard requires the recognition of a gain or loss on the difference between the reacquisition price and the net carrying amount of the extinguished debt.

Revenue Recognition

The Company recognizes revenue, in accordance with ASC 606, when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud-based software, as well as design, implementation and other professional services for work performed in conjunction with its cloud-based software, and sale of hardware. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differs mainly in the duration over which the customer benefits from the software.

CXApp has done an analysis of its revenue recognition process and found that the same steps taken by the Company agrees with ASC 606 – Revenue from Contracts with Customers. The standard’s core principle is that an entity will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new standard is a principles-based standard intended to better match the accounting for the transaction with the economics of the transaction. This requires entities to use more judgment and make more estimates than under previous revenue standards.

The standard introduces a five-step model for revenue recognition that replaces the four criteria for revenue recognition under previous GAAP. The five steps are shown below:

1.	Identify the contract with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to performance obligations; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation

License Subscription Revenue Recognition (Software As A Service)

With respect to sales of the Company’s license agreements, customers generally pay fixed annual fees in advance in exchange for the Company’s software service provided via electronic means, which are generally recognized ratably over the license term. Some agreements allow the customer to terminate their subscription contracts before the end of the applicable term, and in such cases the customer is generally entitled to a refund pro-rata but only for the elapsed time remaining at the point of termination, which would approximate the deferred revenue at such time. The Company’s performance obligation is satisfied over time as the electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

Renewals or extensions of licenses are evaluated as distinct licenses and revenue attributed to the distinct service is not recognized until: (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. The Company recognizes revenue resulting from renewal of licensed software over time.

Professional Services Revenue Recognition

The Company provides integration and software customization professional services to its customers.

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Professional services are also contracted on the fixed fee and in some cases on a time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. Anticipated losses are recognized as soon as they become known. For the year ended December 31, 2024 (Successor), for period from March 14, 2024, to December 31, 2023 (Successor) and for the period from January 1, 2023 to March 14, 2023 (Predecessor), the Company did not incur any such losses. These amounts are based on known and estimated factors.

Hardware Revenue Recognition

For sales of hardware, the Company’s performance obligation is fulfilled when the products are shipped to the customer, transferring title and ownership risks. Deliveries occur via drop-shipment by a third-party vendor and the Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. The Company negotiates sale prices, pays suppliers directly, manages credit risk, and ensures product acceptability, acting as the principal in the transaction and recording revenue on a gross basis. Customers typically pay within 30 to 60 days of invoice receipt. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of invoicing to and payment by its customers. The Company records an unbilled receivable when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when invoicing a customer precedes the Company providing of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $2,683 thousand and $2,878 thousand as of December 31, 2024, and December 31, 2023, respectively, related to customer invoices rendered in advance for software licenses and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for the deferred revenue associated with professional services, and recognize the deferred revenue related to licenses generally over the remaining contract term which is generally twelve months following the commencement of the license. The Company recognized revenue in the reporting period of $2,606 thousand, $2,163 thousand, and $865 thousand, that was included in the deferred revenue at the beginning of the period, for the year ended December 31, 2024 (Successor), for the period from March 15, 2023 to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor), respectively.

Costs to Obtain a Contract

The Company recognizes eligible sales commissions as an asset within prepaid expenses and other current assets as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained the contract. These costs are generally not significant and are recorded to expense as incurred.

Multiple Performance Obligations

The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company’s process for determining standalone selling price considers multiple factors including the Company’s internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be de minimis during each of the reporting periods.

Research and Development

Research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of personnel and related headcount costs, costs of professional services associated with the ongoing development of the Company’s technology, and allocated overhead.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company has issued stock-based compensation awards in the form of options and restricted stock units. The grant date fair value is recognized over the requisite service period during which an employee and non-employee is required to provide service in exchange for the award.

The grant date fair value of options is estimated using the Black-Scholes option pricing model based on the average of the high and low stock prices at the grant date for awards under the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The risk-free interest rate assumptions were based upon the observed interest rates appropriate for the expected term of the equity instruments. The expected dividend yield is assumed to be zero as the Company has not paid any dividends since its inception and does not anticipate paying dividends in the foreseeable future. The Company uses the simplified method to estimate the expected term.

The grant date fair value for restricted stock units is valued using the closing price of the Company’s common stock on the date of grant.

The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company currently has two sets of warrants outstanding, known as the Private Placement Warrants and the Public Warrants, which are both classified as a liability.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance as a warrant liability and adjusted to the then fair value in each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations and amounted to approximately $3,365 thousand of a loss for the year ended December 31, 2024 (Successor) and $4,714 thousand of a loss for the period from March 15, 2023, to December 31, 2023 (Successor). The Company utilized the Public Warrant quoted market price as the fair value of the Warrants as of each relevant date.

Earnings Per Share

The Company computes basic and diluted earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the year ended December 31, 2024, basic and dilutive net income (loss) per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants, and vesting of restricted units in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the year ended December 31, 2024 and for the period from March 15, 2023, to December 31, 2023.

(in thousands)	Year Ended December 31, 2024	Period from March 15, 2023 to December 31, 2023
Stock options	1,627	985
Restricted stock units	558	821
Warrants	21,032	21,032
Total	23,217	22,838

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” (“ASC 820”), provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

●	Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management. The fair value of the warrants has been measured based on the listed market price of such warrants, a Level 1 measurement. For the year ended December 31, 2024, and for the period from March 15, 2023 to December 31, 2023, the Company recognized an unrealized loss in the Statements of Operations and Comprehensive Income of $3,365 thousand and $4,714 thousand, respectively, which are presented as changes in fair value of derivative liability.

The Company accounts for its public and private warrants as a derivative liability initially measured at its fair values and remeasured in the consolidated statements of operations at the end of each reporting period. When the warrants are exercised, the corresponding derivative liability is de-recognized at the underlying fair value of the Class A common stock that is issued to the warrant holder less any cash paid in accordance with the warrant agreement. Upon either cash or cashless exercise, the de-recognized derivative liability results in an increase in additional paid in capital equal to the difference between the fair value of the underlying Class A common stock and its par value. A cashless exercise results in the warrant holder surrendering Class A common stock equal to the stated warrant exercise price based on the contractual terms in the warrant agreement that governs the cashless conversion.

The following table shows the changes in fair value of the liabilities during the period ended December 31, 2024:

Warrant liability - January 1, 2024	$1,683
Change in FV of derivative instruments	3,365
Warrant liability – December 31, 2024	$5,048

Warrant liability - March 15, 2023	$2,649
Change in FV of derivative instruments	4,714
FV of Warrants exchanged for Class A common stock (see Note 10 - Warrants)	(1,914)
FV of Warrants exercised for Class A common stock (see Note 10 - Warrants)	(766)
Warrant liability - December 31, 2023	$1,683

The Company accounts for convertible debt under the fair value option election using Level 3 inputs. For the year ended December 31, 2024, and for the period from March 15, 2023 to December 31, 2023, the Company recognized an unrealized gain in the Consolidated Statements of Operations and Comprehensive Income (Loss) of $213 thousand and $0 thousand, respectively, which are presented as change in fair value of derivative liability. See additional details within Note 12, Convertible debt.

The significant inputs in the valuations models for each of the three issuances were as follows:

Pre-Paid Purchase #1

Inputs	June 30, 2024	December 31, 2024
Valuation method	Scenario based analysis	Scenario based analysis
Stock price	$2.67	$1.82
Equity dividend yield	0.00%	0.00%
Expected term (years)	3.00	2.42
Volatility	106.2%	100.8%
Discount rate	13.9%	11.8%
Risk free rate	4.57%	4.22%

Pre-Paid Purchase #2

Inputs	September 30, 2024	December 31, 2024
Valuation method	Scenario based analysis	Scenario based analysis
Stock price	$1.68	$1.82
Equity dividend yield	0.00%	0.00%
Expected term (years)	2.68	2.42
Volatility	106.2%	100.8%
Discount rate	11.6%	11.8%
Risk free rate	3.58%	4.22%

Pre-Paid Purchase #3

Inputs	December 9, 2024	December 31, 2024
Valuation method	Scenario based analysis	Scenario based analysis
Stock price	$2.25	$1.82
Equity dividend yield	0.00%	0.00%
Expected term (years)	2.48	2.42
Volatility	100.8%	100.8%
Discount rate	11.3%	11.8%
Risk free rate	4.07%	4.22%

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, unbilled and other receivables and accounts payable. The Company determines the estimated fair value of such financial instruments presented in the financial statements is equal to its carrying value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows FASB ASC 360 “Property, Plant, and Equipment” (“ASC 360”) for its long-lived assets. Pursuant to ASC 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC 360-10-35-20, if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company recorded no impairment charges on long-lived assets for the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Recently Adopted Accounting Pronouncement

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The disclosure requirements are required on an annual and interim basis and are applicable to entities with a single reportable segment. The amendments in the ASU require disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods for fiscal years beginning after December 31, 2024, with early adoption allowed. We adopted this guidance as of January 1, 2024, on a retrospective basis and the adoption did not have a material impact on our consolidated financial statements. See Note 16, Segment Information, in the accompanying notes to the consolidated financial statements for further detail.

Recently Issued Accounting Standards Not Yet Adopted

In March 2024, the FASB issued ASU 2024-01, “Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards,” which clarifies how an entity determines whether a profits interest or similar award is within the scope of Topic 718 or is not a share-based payment arrangement and therefore within the scope of other guidance. ASU 2024-01 adds an example with multiple fact patterns and illustrates how an entity evaluates common terms and characteristics of profits interests and similar awards to reach a conclusion about whether an award meets the conditions in Topic 718. It also amends certain language in the “Scope” and “Scope Exceptions” sections of Topic 718 to improve its clarity and operability without changing the guidance. ASU 2024-01 is effective for the Company for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Entities may apply the guidance either retrospectively to all periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. We are currently evaluating the impact of this standard on our consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements—Amendments to Remove References to the Concept Statements”, which amends the Codification to remove references to various FASB Concepts Statements and impacts a variety of Topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and are not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective for the Company for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Entities may apply the guidance either retrospectively to the beginning of the earliest comparative period presented or prospectively to all new or modified transactions recognized on or after the date of adoption. We are currently evaluating the impact of this standard on our consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03 “Disaggregation of Income Statement Expenses”. The amendment requires more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation, amortization, and depletion) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the financial statements. We are currently evaluating the impact this ASU will have on our disclosures.

In November 2024, the FASB issued ASU No. 2024-04 “Debt—Debt with Conversion and Other Options (Subtopic 470-20)”. The amendment requires companies to apply a preexisting contract approach. Under this approach, a settlement qualifies for induced conversion accounting if the inducement offer preserves the form of consideration and results in an amount of consideration that is no less than that issuable pursuant to the preexisting conversion privileges. The ASU is effective for all entities in annual and interim reporting periods in fiscal years beginning after December 15, 2025. Early adoption permitted for entities that have adopted the amendments in Update 2020-06. The amendments may be applied either (1) prospectively to any settlements of convertible debt instruments that occur after the effective date of this ASU or (2) retrospectively to all prior periods that occurred after the adoption of the amendments in Update 2020-06. We are currently evaluating the impact this ASU will have on our disclosures.

NOTE 3 – Business Combination

On March 14, 2023, the Company completed the Agreement and Plan of Merger (the “Merger Agreement”), by and among KINS, Inpixon, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS combined with Legacy CXApp, Inpixon’s enterprise apps business (including its employee experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”). In exchange for the aggregate purchase price of approximately $69,928 thousand, the Company acquired all of the related assets and liabilities of Legacy CXApp. The consideration transferred in connection with the Business Combination consisted of 1,547,700 shares of the Company’s Class A Common Stock and 5,487,300 shares of the Company’s Class C Common Stock valued at a price of $9.94 per share. The preliminary estimated goodwill of approximately $44,200 thousand arising from the Business Combination consists of an acquired workforce, as well as synergies expected from combined operations of KINS and the CXApp.

The Company has authorized Class A and Class C common stock. Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger which has expired and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

The Business Combination is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the Business Combination.

The Company allocated the purchase price of the Business Combination to the assets acquired and the liabilities assumed as of the closing date. The following table summarizes the purchase price allocations relating to the Business Combination (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Purchase Price	$69,928

Assets acquired:
Cash and cash equivalents	$10,003
Accounts receivable	2,226
Notes and other receivables	209
Prepaid assets and other current assets	408
Operating lease right of use asset	557	3 years
Property and equipment, net	133	3 years
Other assets	42
Developed technology	8,697	10 years
Patents	2,703	10 years
Customer relationships	5,604	5 years
Trade names and trademarks	3,294	7 years
Total assets acquired	$33,876

Liabilities assumed:
Accounts payable	$443
Accrued liabilities	969
Deferred revenues	2,534
Operating lease obligation, current	194
Operating lease obligation, noncurrent	384
Deferred tax liability	4,217
Total liabilities assumed	8,741
Goodwill	$44,793

The value of the intangible assets were calculated by a third party valuation firm based on projections and financial data provided by management of the Company. Goodwill represents the excess fair value after allocation to the intangible assets. The calculated goodwill is not deductible for tax purposes.

Total acquisition-related costs for the Business Combination were approximately $3,543 thousand. Of the total acquisition-related costs, approximately $3,000 thousand were incurred by KINS prior to the close of the Business Combination. These costs are included in the opening retained earnings of the Company on March 15, 2023. The remaining $543 thousands of acquisition-related costs were recorded as expense in the successor period and are included in acquisition related costs on the statements of operations for the period from March 15, 2023 to December 31, 2023 (Successor).

Measurement Period

The purchase price allocations for the acquisitions described above are based on initial estimates and provisional amounts. In accordance with ASC 805-1025-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements’ provisional amounts for the items for which the accounting is incomplete. During the measurement period, acquirer shall adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. The Company continued to refine its inputs and estimates inherent in (i) the valuation of intangible assets, (ii) deferred income taxes, (iii) realization of tangible assets and (iv) the accuracy and completeness of liabilities through March 14, 2024, when the purchase price allocation was finalized.

CXApp Pro Forma Financial Information

The following pro forma financial information presents the consolidated balance sheet and results of operations of the Company for the year ended December 31, 2023, as if the acquisition had occurred as of the beginning of the first period presented (January 1, 2023). The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

CXAPP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

(in thousands)

As of December 31, 2023
Assets
Current assets	$9,029
Noncurrent assets	27,552
Total assets	$36,581

Liabilities
Current liabilities	$10,316
Noncurrent liabilities	867
Total liabilities	$11,183

Stockholders’ equity	$25,398
Total stockholders’ equity	$25,398

Total liabilities and equity	$36,581

CXAPP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(in thousands)

Year Ended December 31, 2023
Revenues	$7,366
Net loss	$(57,904)

NOTE 4 – Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps solutions systems, professional services for work performed in conjunction with its systems, and sale of hardware.

Revenues consisted of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023
Subscription revenue
Software	$6,202	$4,560	$1,204
Total subscription revenue	$6,202	$4,560	$1,204

Non-subscription revenue
Professional services	$798	$1,186	$416
Hardware	142	-	-
Total non-subscription revenue	$940	$1,186	$416

Total revenue	$7,142	$5,746	$1,620

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023
Revenue recognized over time(1)(2)	$7,000	$5,746	$1,620
Revenue recognized at a point in time(3)	142	-	-
Total	$7,142	$5,746	$1,620

(1)	Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has generally elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date.
(2)	Software As a Service Subscription Revenue’s performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.
(3)	Hardware revenue is recognized at a point in time when the control over the goods transfers to the customer - upon delivery to the customers.

NOTE 5 – Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Computer and office equipment	$177	$179
Furniture and fixtures	11	12
Leasehold improvements	4	6
Software	-	1
Total	192	198
Less: accumulated depreciation and amortization	(128)	(83)
Total Property and Equipment, Net	$64	$115

Depreciation and amortization expense was approximately $79 thousand, $75 thousand, and $19 thousand for the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor), respectively.

NOTE 6 – Goodwill and Intangible Assets, net

The Company reviews goodwill for impairment on a reporting unit basis annually on November 30 (beginning with fiscal year 2024) and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying amount of goodwill as of December 31, 2024, was $8,737 thousand, which is attributable to the business combination noted in Note 3.

We first assess qualitative factors, such as macroeconomic conditions, changes in the business environment, and reporting unit-specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than it carrying amount. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative impairment test by comparing the fair value of the reporting unit with its carrying amount. For the quantitative test, we calculate the estimated fair value using a weighting of the income and market approaches.

2024 Impairment Assessment

For the year ended December 31, 2024, we completed our annual goodwill impairment evaluation as of November 30, 2024. No impairment loss was recognized for the year ended December 31, 2024. The value of goodwill as of December 31, 2024, remains consistent with the post-impairment balance reported as of December 31, 2023.

2023 Impairment Assessment

For the period from March 15, 2023, to December 31, 2023 (Successor), the Company recognized a goodwill impairment loss of $36,056 thousand. This impairment resulted from declines in market capitalization, revised cash flow projections, and adverse changes in market conditions impacting the recoverability of goodwill. For the period January 1, 2023, to March 14, 2023 (Predecessor), the Company recognized a goodwill impairment loss of $0 thousand.

Goodwill consisted of the following (in thousands):

Acquisition	Amount
Balance as of March 15, 2023	$-
Acquisition of Legacy CXApp	44,122
Measurement Period Adjustments	671
Impairment	(36,056)
Balance as of December 31, 2023	$8,737

Intangible assets consisted of the following (in thousands):

	December 31, 2024				December 31, 2023
	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
Trade Name/Trademarks	5.17	$3,294	$(843)	$2,451	$3,294	$(373)	$2,921
Customer Relationships	3.17	5,604	(2,008)	3,596	5,604	(887)	4,717
Developed Technology	8.17	8,697	(1,558)	7,139	8,697	(688)	8,009
Patents and Intellectual Property	8.17	2,703	(485)	2,218	2,703	(214)	2,489
Totals		$20,298	$(4,894)	$15,404	$20,298	$(2,162)	$18,136

Future amortization expense on intangible assets as of December 31, 2024, is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2025	$2,731
2026	2,731
2027	2,731
2028	1,844
2029	1,611
2030 and thereafter	3,756
Total	$15,404

NOTE 7 – Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	Successor
	License Agreement	Professional Service Agreements	Hardware	Total
Deferred Revenue - January 1, 2024	$2,404	$474	$-	$2,878
Revenue recognized	(6,202)	(798)	(142)	(7,142)
Revenue deferred	6,402	385	160	6,947
Deferred Revenue - December 31, 2024	$2,604	$61	$18	$2,683

	License Agreement	Professional Service Agreements	Hardware	Total
Deferred Revenue - March 15, 2023	$2,148	$386	$-	$2,534
Revenue recognized	(4,560)	(1,186)	-	(5,746)
Revenue deferred	4,816	1,274	-	6,090
Deferred Revenue - December 31, 2023	$2,404	$474	$-	$2,878

	Predecessor
	License Agreement	Professional Service Agreements	Hardware	Total
Deferred Revenue - January 1, 2023	$1,931	$231	$-	$2,162
Revenue recognized	(1,204)	(416)	-	(1,620)
Revenue deferred	1,421	571	-	1,992
Deferred Revenue - March 14, 2023	$2,148	$386	$-	$2,534

Deferred revenues were approximately $2,683 thousand and $2,878 thousand as of December 31, 2024, and December 31, 2023, respectively.

The fair value of the deferred revenue approximates the services to be rendered.

NOTE 8 – Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Accrued expenses and reimbursements	$1,690	$858
Accrued compensation and benefits	382	387
Accrued bonus and commissions	134	108
Accrued sales and other indirect taxes payable	95	12
Accrued insurance premium and interest	23	-
Accrued transaction costs	13	13
Income Tax Payables	46	74
Accrued liabilities	$2,383	$1,452

Financed Director & Officers Insurance

The Company entered into a Directors & Officers (“D&O”) insurance agreement with Oakwood D&O Insurance, effective on March 14, 2024. The agreement states that the Company will pay a total of $310 thousand in premiums at an annual percentage rate of 9.5%. The first of ten monthly separate installment payments begin on April 14, 2024. The Company paid a down payment on the policy of $85 thousand. As of December 31, 2024, the Company currently owes $23 thousand on the D&O insurance policy.

NOTE 9 – Promissory Note

Promissory note consisted of the following (in thousands):

		December 31, 2024	December 31, 2023
Principal amount		$3,885	$3,885
Less:	Unamortized original issue discount	-	834
	Unamortized debt issuance cost	-	14
		3,885	3,037
Add: Interest		372	16
	Accrued monitoring fee	273	-
		4,530	3,053
Less:	Extinguishment	3,927	-
		$603	$3,053

December 2023 Promissory Note

On December 15, 2023, the Company entered into a note purchase agreement with Streeterville Capital, LLC (the “Lender”), pursuant to which we agreed to issue and sell to the Lender an unsecured promissory note (the “Note”) in an aggregate initial principal amount of $3,885 thousand, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount includes an original issue discount of $870 thousand and $15 thousand that we agreed to pay to the Lender to cover the Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. The net proceeds of the Note are $3,000 thousand.

Interest on the Note accrues at a rate of 10% per annum and is payable on the maturity date.

A monitoring fee of 10% of the outstanding balance will be charged starting six (6) months from the issuance of the Note to cover Lender’s accounting, legal and other costs incurred in monitoring. The foregoing fee shall automatically be added to the outstanding balance on the applicable date without any further action by either party.

The Lender shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Lender does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Lender to redeem in any further month in addition to such future month’s monthly redemption amount.

Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Lender within five (5) business days of the Company’s receipt of such monthly redemption notice.

The Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default, interest would accrue on the outstanding balance beginning on the date the applicable event of default occurred at an interest rate equal to the lesser of twenty-two percent (22%) or the maximum rate permitted under applicable law.

Note Exchanges

During the period from July 15, 2024, to December 26, 2024, the Company exchanged $3,428 thousand of the outstanding balance of the Note for approximately 2,012,107 shares of the Company’s Class A Common Stock at exchange prices between $1.47 and $2.23 per share.

The Company analyzed the exchange of principal under the note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and recorded an approximately $1,052 thousand loss on the exchange of debt for equity as a separate item in the other income (expense) section of the consolidated statements of operations for the year ended December 31, 2024.

As of January 17, 2025, the Company paid down the entire December 2023 Note.

Interest expense for the December 2023 Note recognized on the consolidated statement of operations and comprehensive loss were approximately $1,069 thousand and $53 thousand for the year ended December 31, 2024, and period from March 15, 2023 to December 31, 2023 (Successor), respectively.

NOTE 10 – Warrants

Public Warrants

As of December 31, 2024, and December 31, 2023, there were 10,751,862 Public Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments described in the Company’s registration statement on Form S-1 (Registration No. 333-249177) filed in connection with its initial public offering.

The Public Warrants is exercisable and will expire on March 15, 2028, or earlier upon redemption or liquidation. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

On July 13, 2023, warrant holders exercised 435,000 public warrants at an exercise price of $11.50, for a total of $5,002 thousands of cash proceeds to the Company.

On July 14, 2023, the Company entered into a Warrant Exchange Agreement (the “Agreement”) with an unaffiliated third party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 2,000 thousand shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on December 15, 2020 (the “Public Warrants”). Pursuant to the Agreement, the Company issued an aggregate of 600 thousand shares of Common Stock to the Warrant Holder in exchange for the surrender and cancellation of the Public Warrants held by such holder. This resulted to an additional paid in capital of $4,914 thousand in a non-cash transaction and resulted in a $3,900 thousand loss on the warrant conversion, which is included in change in fair value of derivative liability in the statement of operations.

In June 2023, about 613,138 public warrants to purchase Class A common stock were exercised on a cashless basis for approximately 50 thousand shares of common stock and are no longer outstanding.

Private Warrants

As of December 31, 2024, and December 31, 2023, there were 10,280,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until April 14, 2023, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

For the year ended December 31, 2024, there were no exercises or exchanges made in relation with the Company’s Warrants. The number of outstanding Public and Private Warrants as of December 31, 2024, is the same as that of December 31, 2023.

Public and private warrant exercise activity and underlying Common Stock issued or surrendered for the period from March 15, 2023 to December 31, 2023 (Successor) and for the period from January 1, 2023, to March 14, 2023 (Predecessor), is:

	Public Warrants	Private Warrants	Total
January 1, 2023	13,800,000	10,280,000	24,080,000
Warrants exchanged	(2,000,000)	-	(2,000,000)
Warrants exercised – cash	(435,000)	-	(435,000)
Warrants exercised – cashless	(613,138)	-	(613,138)
December 31, 2023	10,751,862	10,280,000	21,031,862

NOTE 11 – Stock Option Plan and Stock-Based Compensation

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the Incentive Plan. The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the closing of the Business Combination. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A Common Stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the closing of the Business Combination (giving effect to the redemptions).

Employee Stock Options

To calculate the stock-based compensation resulting from the issuance of options, the Company uses the Black-Scholes option pricing model, which is affected by the Company’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

On February 6, 2024, a total of 665,000 stock options to purchase the Company’s common stock were granted to employees and consultants of the Company. These options vest over a 4-year period. The options have a life of 10 years and an exercise price of $1.20 per option. The stock options were valued using the Black-Scholes option valuation model and the weighted average fair value of the awards granted during the period was determined to be $0.78 per option on the grant date. The fair value of the common stock as of the grant date utilized in the Black-Scholes option valuation model was $1.21 per share.

In June 2024, the Company received a notice for a net exercise of 70,350 options to purchase shares of common stock resulting in the issuance of 12,570 shares of the Company’s Class A Common Stock with par value $0.0001 per share. In accordance with the terms of the Incentive Plan, 51,012 shares were withheld by the Company to cover the exercise price, and 6,768 shares were withheld in satisfaction of the taxes required to be paid in connection with the exercise.

On August 26, 2024, the Board approved the award of 230,000 options to purchase common stock pursuant to the 2023 Equity Incentive Plan to Joy Mbanugo, the Chief Financial Officer of the Company. The option has an exercise price of $2.40 per share. The options expire on August 26, 2034. The stock options were valued using the Black-Scholes option valuation model and the fair value of the awards granted was determined to be $1.49 per option on the grant date. The fair value of the common stock as of the grant date utilized in the Black-Scholes option valuation model was $2.40 per share.

See below for a summary of the stock options granted under the Incentive Plan:

	Number of Options	Weighted- average exercise price	Weighted average remaining contractual term (years)	Weighted- Average Fair Value at Grant Date	Aggregate Intrinsic Value (In thousands)
Options outstanding at January 1, 2024	984,900	$1.53	9.25	$0.90
Granted	895,000	$1.51	9.25	$0.96
Exercised	(70,350)	$1.53		$0.90	$108
Forfeited	(10,000)	$1.20
Options outstanding at December 31, 2024	1,799,550	$1.52	8.74	$0.93
Options exercisable at December 31, 2024	422,100	$1.53

	Number of Options	Weighted- average exercise price	Weighted average remaining contractual term (years)	Weighted- Average Fair Value at Grant Date
Options outstanding at January 1, 2023	-	$-	-	$-
Granted	1,377,172	$1.53
Forfeited	(392,272)	$1.53
Options outstanding at December 31, 2023	984,900	$1.53	9.25	$0.90
Options exercisable at December 31, 2023	-	$-	-	-

Non-cash stock-based compensation expenses related to stock option were recorded in the financial statements as summarized below:

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023
Research and development	$18	$-	$-
Sales and marketing	81	-	-
General and administrative	454	113	158
Total non-cash stock compensation	$553	$113	$158

As of December 31, 2024, the remaining unrecognized stock compensation expense totaled approximately $574 thousand. This amount will be recognized as an expense over the weighted average remaining term of 2.55 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the year ended December 31, 2024 (Successor) were as follows:

	2024	2023
Risk-free interest rate	3.66% - 4.03%	3.67%
Expected life of option grants	6 – 6.25 years	5.75 years
Expected volatility of underlying stock	65.17% - 65.97%	61.65%
Dividends assumption	$-	$-

Restricted Stock Units

The grant date fair value for Restricted Stock Units (RSU) are valued using the closing price of the Company’s common stock on the date of grant.

On January 2024, a total of 47,000 restricted stock units of the Company’s common stock were granted to employees of the Company under the Incentive Plan at various dates.

On August 29, 2024, a total of 473,935 restricted stock units of the Company’s common stock were granted to directors of the Company under the 2023 Equity Incentive Plan.

The fair value of the common stock as of the various grant dates was determined to be $1.25 to $2.11 per restricted stock unit, for a weighted average fair value of $2.04 per restricted stock unit. There was no other activity related to restricted stock units for the year ended December 31, 2024.

The following summarizes our RSUs transaction activity for the year ended December 31, 2024:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2024	486,165	$7.80
Granted	520,935	$2.04
Vested	(318,165)	$7.33
Forfeited	-
Outstanding at December 31, 2024	688,935

	Shares	Weighted Average Grant Date Fair Value
Outstanding at March 15, 2023	-	$
Granted	526,165		$7.80
Forfeited	(40,000)		$7.13
Outstanding at December 31, 2023	486,165

The total fair value of RSUs vested during the year ended December 31, 2024, was $2,331 thousand. There was no RSUs vested during the year ended December 31, 2023.

Non-cash stock-based compensation expenses related to restricted stock units recorded in the financial statements is summarized below:

	Successor
	Year ended December 31, 2024	Period from March 15, 2023, to December 31, 2023
Research and development	$605	$-
Sales and marketing	310	-
General and administrative	1,363	686
Total non-cash stock compensation	$2,278	$686

As of December 31, 2024, and December 31, 2023, the Company has approximately $1,016 thousand and $1,796 thousands of unrecognized restricted stock unit compensation to be expensed over a weighted average period of 0.91 year and 1.42 years, respectively.

NOTE 12 – Convertible Debt

On May 22, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Lender desires to purchase up to $10,000,000 shares of the Company’s Common Stock and the Company issued an unsecured convertible Pre-Paid Purchase #1 to Streeterville Capital, LLC (“Lender”). The SPA required 40,000 common shares of the Company’s Class A Common Stock to be issued as of closing date (May 22, 2024). The Company recorded a liability of $130,400 on May 22, 2024, for the shares to be issued within contract to issue common stock. The Company issued the Class A Common Stock on October 10, 2024, and recorded a gain of $68 thousand on settlement of the contract to issue common stock.

The convertible Pre-Paid Purchase #1 has the original principal amount of $2,625 thousand and Lender gave consideration of $2,480 thousand, reflecting original issue discount of $125 thousand and Lender’s transaction cost of $20 thousand. On June 3, 2024, the Company received the net proceeds from the Lender.

The convertible Pre-Paid Purchase #1 accrues interest on the outstanding balance at 5% per annum. The Lender may redeem all or any part of the outstanding balance of the convertible Pre-Paid Purchase #1, at any time following earlier of six months from the purchase price date and the effectiveness of the Initial Registration Statement by providing a written notice, in cash or converting into shares of the Company’s common stock at a price equal to the lower of (a) Fixed Price of $3.996 and (b) Market Price which is 91% multiplied by the lowest daily volume weighted average price (“VWAP”) during the ten (10) consecutive trading days immediately prior to the written notice date, but in any event not lower than the Floor Price of $0.666, subject to certain adjustments and ownership limitations specified in the convertible Pre-Paid Purchase. The Pre-Paid Purchase #1 was recorded at its initial fair value of $2,562 thousand and the Company recognized an unrealized gain on change in fair value of convertible debt of $63 thousand. As of December 31, 2024, Pre-Paid Purchase #1 is recorded at fair value of $543 thousand and is within convertible debt on the accompanying consolidated balance sheets. For the twelve months ended December 31, 2024, the Company recognized an unrealized loss on change in fair value of Pre-Paid Purchase #1 of $18 thousand.

On September 30, 2024, the Company issued an unsecured convertible Pre-Paid Purchase #2 to the Lender, pursuant to the SPA. The convertible Pre-Paid Purchase #2 has the original principal amount of $1,050 thousand and Lender gave consideration of $1,000 thousand, reflecting original issue discount of $50 thousand. On September 30, 2024, the Company received the net proceeds from the Lender.

The convertible Pre-Paid Purchase #2 accrues interest on the outstanding balance at 5% per annum. The Lender may redeem all or any part of the outstanding balance of the convertible Pre-Paid Purchase #2, at any time following earlier of six months from the purchase price date and the effectiveness of the Initial Registration Statement by providing a written notice, in cash or converting into shares of the Company’s common stock at a price equal to the lower of (a) Fixed Price of $1.992 and (b) Market Price which is 91% multiplied by the lowest daily volume weighted average price (“VWAP”) during the ten (10) consecutive trading days immediately prior to the written notice date, but in any event not lower than the Floor Price of $0.332, subject to certain adjustments and ownership limitations specified in the convertible Pre-Paid Purchase. The Pre-Paid Purchase #2 was recorded at its initial fair value of $1,045 thousand and the Company recognized an unrealized gain on change in fair value of convertible debt of $5 thousand. As of December 31, 2024, Pre-Paid Purchase #2 is recorded at fair value of $1,028 and is within convertible debt on the accompanying consolidated balance sheets. For the twelve months ended December 31, 2024, the Company recognized an unrealized gain on change in fair value of Pre-Paid Purchase #2 of $23 thousand.

On December 9, 2024, the Company issued an unsecured convertible Pre-Paid Purchase #3 to the Lender, pursuant to the SPA. The convertible Pre-Paid Purchase #3 has the original principal amount of $3,150 thousand and Lender gave consideration of $3,000 thousand, reflecting original issue discount of $150 thousand. On December 9, 2024, the Company received the net proceeds from the Lender.

The convertible Pre-Paid Purchase #3 accrues interest on the outstanding balance at 5% per annum. The Lender may redeem all or any part of the outstanding balance of the convertible Pre-Paid Purchase #3, at any time following earlier of six months from the purchase price date and the effectiveness of the Initial Registration Statement by providing a written notice, in cash or converting into shares of the Company’s common stock at a price equal to the lower of (a) Fixed Price of $1.987 and (b) Market Price which is 91% multiplied by the lowest daily volume weighted average price (“VWAP”) during the ten (10) consecutive trading days immediately prior to the written notice date, but in any event not lower than the Floor Price of $0.331, subject to certain adjustments and ownership limitations specified in the convertible Pre-Paid Purchase. The Pre-Paid Purchase #3 was recorded at its initial fair value of $2,986 thousand. The Company recognized an unrealized gain on change in fair value of Pre-Paid #3 of $164 thousand. As of December 31, 2024, Pre-Paid Purchase #3 is recorded at fair value of $2,942 and is within convertible debt on the accompanying consolidated balance sheets. For the twelve months ended December 31, 2024, the Company recognized an unrealized gain on change in fair value of Pre-Paid Purchase #3 of $208 thousand.

The following table presents changes in convertible debt measured at fair value for the twelve months ended December 31, 2024. There was no convertible debt for the period from March 15, 2023, to December 31, 2023 (Successor) and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Convertible debt
Balance as of December 31, 2023	$-
Additions	6,825
Settlement(1)	(2,100)
Fair value measurement adjustments	(213)
Balance as of December 31, 2024	$4,512

(1)	During the year ended December 31, 2024, the Company has issued 1,683,104 shares of the Company’s Class A Common Stock pursuant to multiple purchase notices related to Pre-Paid Purchase #1. The shares issued have a total exchange amount of $2,100 thousand with exchange prices ranging from $1.18 to $1.41.

NOTE 13 – Common Stock

In March 2023, the Company issued 100,000 shares of Class A Common Stock as a compensation to BTIG, LLC (BTIG) for the strategic and capital markets advisory services to be provided to the Company effective on the business day following the Business Combination.

Following the Business Combination, the Company’s Class C Common Stock is subject to transfer restrictions and will automatically convert into the Company’s Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

On September 10, 2023, the Company’s 5,487,300 shares of Class C Common Stock were automatically converted into an aggregate of 5,487,300 shares of the Company’s Class A Common Stock, par value $0.0001 per share.

In June 2024, the Company received a notice for a net exercise of 70,350 options to purchase shares of common stock resulting in the issuance of 12,570 shares of the Company’s Class A Common Stock with par value $0.0001 per share. In accordance with the terms of the Incentive Plan, 51,012 shares were withheld by the Company to cover the exercise price, and 6,768 shares were withheld in satisfaction of the taxes required to be paid in connection with the exercise.

On October 10, 2024, the Company issued 40,000 shares of the Company’s Class A Common Stock as part of the Securities Purchase Agreement. The issued shares serve as the commitment shares of the agreement.

During the year ended December 31, 2024, the Company issued 246,220 shares of Class A Common Stock, net of 69,445 shares of Class A Common Stock to cover the withholding tax, for the 315,665 vested Restricted Stock Units.

During the year ended December 31, 2024, the Company issued total of 3,695,211 shares of Class A Common Stock for paying off the promissory note and the convertible debt. See Note 9, Promissory Note and Note 12, Convertible Debt, in the accompanying notes to the consolidated financial statements for further detail.

NOTE 14 – Income Tax

The Company’s net deferred tax assets/(liabilities) consisted of the effects of temporary differences attributable to the following:

(In thousands)	December 31, 2024	December 31, 2023
Organizational costs/startup expenses	$1,432	$1,031
Deferred revenue	23	41
Section 174 - software development cost	2,187	1,097
Stock based compensation	453	164
Research credits	-	-
Other accruals	16	50
Fixed assets	-	-
Other	2	-
Net operating loss carryforward	4,894	2,202

Total deferred tax asset	9,008	4,585
Less: Valuation allowance	(5,498)	(871)

Deferred tax asset, net of valuation allowance	$3,510	$3,714

	December 31, 2024	December 31, 2023
Intangibles	$(3,508)	$(4,338)
Property, plant & equipment	(2)	(13)
Other		-
Capitalized research		-
Total deferred tax liabilities	(3,510)	(4,351)

Net Deferred Tax Asset (Liability)	$-	$(637)

The income tax provision consists of the following for the years ended December 31, 2024, and 2023:

	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Foreign
Current	$-	$-	$-
Deferred	-	-	4,054

Federal
Current	-	(7)	-
Deferred	(5,824)	(2,154)	(637)

State and Local
Current	2	19	-
Deferred	(164)	(506)	(273)
	(5,986)	(2,648)	3,144

Change in valuation allowance	5,350	(924)	(3,144)
Income tax expense/(benefit)	$(637)	$(3,572)	$-

As of December 31, 2024, the Company has U.S. federal and state net operating loss carryover of approximately $7,494 thousand and $4,424 thousand respectively and Canada net operating loss carryover of approximately $11,353 thousand. The federal NOLs generated through 2017 which if unutilized will expire by the year 2037 and the federal NOLs generated after 2017 will be carried forward indefinitely whereas the state NOLs if unutilized will expire based on the state statutes.

The Canada NOLs which if able to be utilized will be carried forward through 2042. The Income Tax Act (Canada), or the “Canadian Tax Act”, and equivalent provincial income tax legislation may restrict the Company’s ability to carry forward non-capital losses from preceding tax years upon an acquisition of control.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Deferred income tax is presented under noncurrent liabilities and in other assets in the consolidated balance sheet as of December 31, 2024, and 2023, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the projected future taxable income and availability of taxable temporary differences in making this assessment. After consideration of all the information available, management believes that positive evidence does not outweighs the negative evidence and thus it is more likely than not that the benefit from deferred tax asset may not be realized in foreseeable future. In view of this, valuation allowance has been created as at December 31, 2024.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended December 31, 2024, and 2023. Management does not expect any material changes in its unrecognized tax benefits in the next year.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2024, and 2023 are as follows:

	Successor		Predecessor
	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Statutory federal income tax rate	21.00%	21.00%	21.00%
Incentive stock options	-%	-%	(0.30)%
Change in fair value of derivative warrant liabilities	(3.52)%	(2.18)%	-%
Goodwill impairment loss	-%	(14.34)%	-%
US-Foreign income tax rate difference	%	-%	1.30%
Permanent difference	(2.04)%	0.22%	0.07%
Cancellation of debt income	%	-%	(101.38)%
Rate differential on foreign earnings	0.44%	0.24%	-%
State taxes, net of federal tax benefit	(0.24)%	0.93%	3.49%
Current federal tax true-up	(1.27)%	0.01%	-%
Provision to return adjustments	%	-%	-%
Deferred only adjustment	%	-%	4.80%
Other	%	-%	(0.35)%
Valuation allowance	(11.20)%	0.88%	71.31%
Income tax provision	3.17%	6.76%	-%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions as well as in foreign jurisdictions and is subject to examination by the various taxing authorities.

The Company recorded an income tax benefit/expense of approximately $637 thousand for the year ended December 31, 2024 (Successor).

The effective tax rate for the year ended December 31, 2024 (Successor) was 3.17%. The income tax benefit for the year ended December 31, 2024 (Successor) is a result of the reversal of deferred tax liability attributable to acquired intangible assets from the Business Combination. The company believes that positive evidence does not outweighs the negative evidence and thus it is more likely than not that the benefit from deferred tax asset may not be realized in foreseeable future. In view of this, valuation allowance has been created as of December 31, 2024.

Uncertain Tax Positions

The Company records tax positions as liabilities and adjusts these liabilities when its judgment changes because of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2024, and the period March 15, 2023, to December 31, 2023 (Successor) the Company has not recorded any liabilities for uncertain tax positions in its consolidated financial statements.

The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2024 and the period March 15, 2023 to December 31, 2023 (Successor), no accrued interest or penalties are recorded on the balance sheets, and the Company has not recorded any related expenses. The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examinations by federal, foreign, and state and local jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years currently open under statute range from 2021 to the present in the U.S. and from 2020 to the present in its foreign operations. To the extent the Company has tax attribute carryforwards, the tax years in which those attributes were generated may remain subject to adjustment upon examination by the Internal Revenue Service, state and local tax authorities, and non-U.S. tax authorities—including those in Canada and the Philippines—if and when the attributes are utilized in a future period.

Following the acquisition, the Company transitioned its Canadian operations from a client-facing business to a cost center. A formal transfer pricing study between the U.S. and Canada has not been performed, and as such, there may be a potential for a Canadian tax liability. However, based on currently available information, management believes that any such liability would not be material to the financial statements as a whole.

NOTE 15 – Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for credit losses and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. Cash is also maintained at foreign financial institutions for its Canadian and Philippines subsidiaries. Cash in foreign financial institutions as of December 31, 2024, was $166 thousand. Cash in foreign financial institutions as of December 31, 2023, was $300 thousand.

The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. However, any loss incurred or lack of access to such funds could have a significant impact on the Company’s financial condition, results of operations, and cash flows.

Our top three customers accounted for approximately 24% and 22% of our gross revenue during the years ended December 31, 2024 and the period March 15, 2023 to December 31, 2023 (Successor). One customer accounted for 10% of our gross revenue in 2024, and a separate customer accounted for 12% of our gross revenue in 2023; however, each of these customers may or may not continue to be a significant contributor to revenue in 2023. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Furthermore, as of December 31, 2024, the Company had a concentration of credit risk with respect to accounts receivable. Three customers represented a significant portion of the Company’s total outstanding accounts receivable balance. Three customers represented a approximately 82% of the Company’s total outstanding accounts receivable balance.

The Company continually monitors the creditworthiness of its customers and maintains an allowance for doubtful accounts based on historical experience and specific customer information. The Company does not require collateral from its customers. Management does not believe the concentration of credit risk represents a significant risk of loss based on current knowledge and collection history.

NOTE 16 – Segment Information

The Company has determined that it operates as a single operating segment. The Company offers a vertical software-as-a-service (or SaaS) platform for the enterprise. The flagship product, the CXAI Platform (pronounced “Sky”), provides a comprehensive suite of tools designed to empower employees and enable organizations to create smarter workplaces. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on consolidated net income.

The CODM does not evaluate profitability below the level of the consolidated company. The Company uses net income (loss) as the primary measure of financial performance. However, in evaluating operating results on a budget versus actual basis, the Company focuses on cash-based operating expenses as a more cost of revenue, professional services, marketing, research and development, and other general and administrative expenses—to be significant. In contrast, the Company does not place significant emphasis on stock-based compensation, amortization of intangibles, change in fair value of warrant liabilities, loss on debt extinguishment, and other non-cash adjustments in its internal analysis of period-over-period operating results.

The following table presents selected financial information with respect to the Company’s single operating segment:

	Successor		Predecessor
(In thousands)	Year ended December 31, 2024	Period from March 15, 2023 to December 31, 2023	Period from January 1, 2023 to March 14, 2023
Revenue – Licenses	$6,202	$4,560	$1,204
Revenue – Professional Services	798	1,186	416
Revenue – Hardware	142	-	-
Less:
Cost of revenue	1,285	1,268	483
Research and development	5,744	5,309	1,455
Sales and marketing	2,870	3,242	964
General and administrative	5,489	4,294	2,293
Other noncash expenses(1)	5,495	39,841	806
Interest expense (income), net	1,756	(65)	1
Loss on warrant liabilities	3,152	4,714	-
Loss on debt extinguishment	1,052	-	-
Other expense/(income), net	342	(47)	-
Add:
Income tax benefit	635	3,572	-

Net loss	$(19,408)	$(49,238)	$(4,380)

(1)	Other for the year ended December 31, 2024, includes $2.83 million of stock compensation and related expenses, $2.73 million of intangible amortization expense. Other for the period from March 15, 2023, to December 31, 2023 (Successor), includes $1.08 million of stock compensation expenses, $36.06 millions of goodwill impairment loss, 0.54 million of acquisition related cost, and $2.16 million of intangible amortization expense.

NOTE 17 – Foreign Operations

The Company’s operations are located primarily in the United States, Canada, and the Philippines. Revenues by geographic area are attributed by country of domicile of the Company’s subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	Philippines	Eliminations	Total
For the Year Ended December 31, 2024 (Successor)
Revenues by geographic area	$6,729	$413	$917	$(917)	$7,142
Operating loss by geographic area	$(11,732)	$(2,054)	$45	$-	$(13,741)
Net loss by geographic area	$(17,081)	$(2,368)	$41	$-	$(19,408)

For the Period from March 15, 2023, to December 31, 2023 (Successor):
Revenues by geographic area	$4,838	$908	$884	$(884)	$5,746
Operating income (loss) by geographic area	$(46,018)	$(2,380)	$190	$-	$(48,208)
Net income (loss) by geographic area	$(47,073)	$(2,332)	$188	$(21)	$(49,238)

For the Period from January 1, 2023, to March 14, 2023 (Predecessor):
Revenues by geographic area	$1,395	$285	$160	$(220)	$1,620
Operating income (loss) by geographic area	$(3,479)	$(905)	$3	$-	$(4,381)
Net income (loss) by geographic area	$(3,342)	$(1,041)	$3	$-	$(4,380)

As of December 31, 2024 (Successor)
Identifiable assets by geographic area	$31,087	$272	$444	$-	$31,803
Long lived assets by geographic area	$15,712	$175	$46	$-	$15,933
Goodwill by geographic area	$8,737	$-	$-	$-	$8,737

As of December 31, 2023 (Successor)
Identifiable assets by geographic area	$38,143	$627	$434	$(2,623)	$36,581
Long lived assets by geographic area	$18,269	$320	$148	$-	$18,737
Goodwill by geographic area	$8,737	$-	$-	$-	$8,737

NOTE 18 – Leases

The Company has operating leases for administrative offices in Canada, the Philippines, and the United States. The Manila, Philippines office lease expires in May 2025, the Canada lease expires in May 2026, and the United States office lease expires in April 2026. The Company has no other operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded on the balance sheet is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the Company’s consolidated statement of operations for the year ended December 31, 2024 (Successor), for the period from March 15, 2023, to December 31, 2023 (Successor), and for the period from January 1, 2023 to March 14, 2023 (Predecessor) was approximately $439 thousand, $345 thousand, and $57 thousand, respectively.

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of ASC 842 “Leases” (“ASC 842”). As of December 31, 2024, the weighted average remaining lease term is 1.1 years, and the weighted average discount rate used to determine the operating lease liabilities was 8.0%. As of December 31, 2023, the weighted average remaining lease term is 1.4 years, and the weighted average discount rate used to determine the operating lease liabilities was 8.0%.

(in thousand)	Operating Leases
Year 2025	376
Year 2026	126
Total lease payments	502
Less: Imputed interest	(29)
Present value of lease liabilities	$473

NOTE 19 – Commitments and Contingencies

Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic, tariffs, and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company and the value of the Company’s securities.

Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

NOTE 20 – Supplementary Financial Information

Quarterly Financial Information (unaudited)—The quarterly results for the years ended December 31, 2024, and 2023 are summarized below (in thousands, except per share amounts):

	Successor
2024	Fourth Quarter	Third Quarter (restated)	Second Quarter (restated)	First Quarter	Year Ended December 31, 2024
Net Revenue	1,661	1,897	1,766	1,818	7,142
Gross Profit	1,428	1,525	1,413	1,491	5,857
Net Loss	(3,978)	(5,004)	(5,256)	(5,170)	(19,408)

Basic and diluted weighted average shares outstanding, Class A common stock	17,234,557	15,699,685	15,255,218	15,254,389	15,907,946
Basic and diluted net loss per share, Class A common stock	(0.23)	(0.32)	(0.36)	(0.34)	(1.22)
Basic and diluted weighted average shares outstanding, Class C common stock	-	-	-	-	-
Basic and diluted net income (loss) per share, Class C common stock	-	-	-	-	-

	Successor				Predecessor
2023	Fourth Quarter	Third Quarter	Second Quarter	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023, to March 14, 2023	Total
Net Revenue	1,719	1,770	1,915	342	1,620	7,366
Gross Profit	1,376	1,412	1,435	255	1,137	5,615
Net Income / (Loss)	(38,707)	1,441	(14,730)	2,758	(4,380)	(53,618)

Basic and diluted weighted average shares outstanding, Class A common stock	15,254,389	10,818,459	8,582,699	8,582,699	-	-
Basic and diluted net income (loss) per share, Class A common stock	(2.54)	0.13	(1.05)	0.20	-	-
Basic and diluted weighted average shares outstanding, Class C common stock	-	-	5,487,300	5,487,300	-	-
Basic and diluted net income (loss) per share, Class C common stock	-	-	(1.05)	0.20	-	-

NOTE 21 – Restatement of Quarterly Financial Information (Unaudited)

As further described in Note 1, the previously reported unaudited consolidated financial information for the three and six months ended June 30, 2024, and the three and nine months ended September 30, 2024 are required to be restated. The as-restated interim financial information for each relevant period is included in the tables that follow. As part of the restatement, the Company recorded adjustments to correct the misstatements in the impacted interim periods.

Consolidated Balance Sheets

The following unaudited consolidated balance sheet tables present the impacts of the restatement adjustments as of the periods ended June 30, 2024, and September 30, 2024.

	As of June 30, 2024
(in thousands)	As Previously Reported	Adjustments to Debt	As Restated
Contract to issue common stock	-	130	130
Convertible debt	2,493	82	2,575
Total Liabilities	$17,294	$212	$17,506

Stockholders’ Equity
Accumulated deficit	(68,227)	(212)	(68,439)
Total Stockholders’ Equity	$16,480	$(212)	$16,268

Total Liabilities and Stockholders’ Equity	$33,774	$-	$33,774

	As of September 30, 2024
(in thousands)	As Previously Reported	Adjustments to Debt	Adjustments to Accrued Legal Fees	As Restated
Accrued liabilities	1,666	-	359	2,025
Contract to issue common stock	-	130	-	130
Convertible debt	3,539	153	-	3,692
Total Liabilities	$17,300	$283	$359	$17,942

Stockholders’ Equity
Accumulated deficit	(73,231)	(283)	(359)	(73,873)
Total Stockholders’ Equity	$14,275	$(283)	$(359)	$13,633

Total Liabilities and Stockholders’ Equity	$31,575	$-	$-	$31,575

Consolidated Statements of Operations and Comprehensive Loss

The following unaudited consolidated statements of operations and comprehensive loss tables present the impacts of the restatement adjustments for the three and six months ended June 30, 2024, and the three and nine months ended September 30, 2024.

	Three Months Ended June 30, 2024
(in thousands)	As Previously Reported	Adjustments to Debt	As Restated
Interest income (expense), net	(684)	(262)	(946)
Change in fair value of derivative liability	(1,051)	50	(1,001)
Total Other Income (Expense)	(1,765)	(212)	(1,977)

Net Loss, before tax	(5,415)	(212)	(5,627)
Net Loss	$(5,256)	$(212)	$(5,468)
Comprehensive Loss	$(5,234)	$(212)	$(5,446)

Basic and diluted net loss per share, Class A common stock	$(0.34)	$(0.02)	$(0.36)

	Six Months Ended June 30, 2024
(in thousands)	As Previously Reported	Adjustments to Debt	As Restated
Interest income (expense), net	(946)	(262)	(1,208)
Change in fair value of derivative liability	(2,523)	50	(2,473)
Total Other Income (Expense)	(3,555)	(212)	(3,767)

Net Loss, before tax	(10,792)	(212)	(11,004)
Net Loss	$(10,426)	$(212)	$(10,638)
Comprehensive Loss	$(10,350)	$(212)	$(10,562)

Basic and diluted net loss per share, Class A common stock	$(0.68)	$(0.02)	$(0.70)

	Three Months Ended September 30, 2024,
(in thousands)	As Previously Reported	Adjustments to Debt	Adjustments to Accrued Legal Fees	As Restated
General and administrative	1,927	-	359	2,826
Total Operating Expenses	$4,851	$-	$359	$2,826
Interest income (expense), net	(312)	(4)	-	(316)
Change in fair value of derivative liability	(1,052)	(67)	-	(1,119)
Total Other Income (Expense)	$(1,825)	$(71)	$-	$(1,896)

Net Loss, before tax	(5,151)	(71)	(359)	(5,581)
Net Loss	$(5,004)	(71)	(359)	(5,434)
Comprehensive Loss	$(5,046)	$(71)	$(359)	$(5,476)

Basic and diluted net loss per share, Class A common stock	$(0.32)	$-	$(0.02)	$(0.34)

	Nine Months Ended September 30, 2024,
(in thousands)	As Previously Reported	Adjustments to Debt	Adjustments to Accrued Legal Fees	As Restated
General and administrative	5,384	-	359	5,743
Total Operating Expenses	$14,992	$-	$359	$15,351

Interest income (expense), net	(1,258)	(266)	-	(1,524)
Change in fair value of derivative liability	(3,575)	(17)	-	(3,592)
Total Other Income (Expense)	$(5,380)	$(283)	$-	$(5,663)

Net Loss, before tax	(15,943)	(283)	(359)	(16,585)
Net Loss	$(15,430)	(283)	(359)	(16,072)
Comprehensive Loss	$(15,396)	$(283)	$(359)	$(16,038)

Basic and diluted net loss per share, Class A common stock	$(1.00)	$(0.02)	$(0.02)	$(1.04)

Consolidated Statements of Stockholders’ Equity

The following unaudited consolidated statements of stockholders’ equity tables present the impacts of the restatement adjustments for the three months ended June 30, 2024, and September 30, 2024.

	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
As Previously Reported
Balance at March 31, 2024	$(62,971)	$20,881
Net loss	(5,256)	(5,256)
Balance at June 30, 2024	$(68,227)	$16,480

Adjustments to Debt
Balance at March 31, 2024	$-	$-
Net loss	(212)	(212)
Balance at June 30, 2024	$(212)	$(212)

As Restated
Balance at March 31, 2024	$(62,971)	$20,881
Net loss	(5,468)	(5,468)
Balance at June 30, 2024	$(68,439)	$16,268

(in thousands)	Accumulated deficit	Total Stockholders’ Equity (Deficit)
As Previously Reported
Balance at March 31, 2024	$(62,971)	$20,881
Net loss	(5,256)	(5,256)
Balance at June 30, 2024	$(68,227)	$16,480
Net loss	(5,004)	(5,004)
Balance at September 30, 2024	$(73,231)	$14,275

Adjustments to Debt
Balance at March 31, 2024	$-	$-
Net loss	(212)	(212)
Balance at June 30, 2024	$(212)	$(212)
Net loss	(71)	(71)
Balance at September 30, 2024	$(283)	$(283)

Adjustments to Accrued Legal Fees
Balance at March 31, 2024	$-	$-
Net loss	-	-
Balance at June 30, 2024	$-	$-
Net loss	(359)	(359)
Balance at September 30, 2024	$(359)	$(359)

As Restated
Balance at March 31, 2024	$(62,971)	$20,881
Net loss	(5,468)	(5,468)
Balance at June 30, 2024	$(68,439)	$16,268
Net loss	(5,434)	(5,434)
Balance at September 30, 2024	$(73,873)	$13,633

Consolidated Statements of Cash Flows

The following unaudited consolidated statements of cash flow tables present the impacts of the restatement adjustments for the six months ended June 30, 2024, and the nine months ended September 30, 2024.

	Six Months Ended June 30, 2024
(in thousands)	As Previously Reported	Adjustments to Debt	As Restated
Operating activities
Net Loss	$(10,426)	$(212)	$(10,638)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount and deferred financing cost	445	272	717
Accrued interest expense on promissory note and convertible debt	210	(10)	200
Change in fair value of derivative liability	2,523	(50)	2,473
Net cash used in operating activities	(2,560)	-	(2,560)

	Nine Months Ended September 30, 2024,
(in thousands)	As Previously Reported	Adjustments to Debt	Adjustments to Accrued Legal Fees	As Restated
Operating activities
Net loss	$(15,430)	$(283)	$(359)	$(16,072)
Change in operating assets and liabilities:
Accrued liabilities	214	-	359	573
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount and deferred financing cost	678	310	-	988
Accrued interest expense on promissory note and convertible debt	340	(44)	-	296
Change in fair value of derivative liability	3,575	17	-	3,592
Net cash used in operating activities	(4,629)	-	-	(4,629)

NOTE 22 – Subsequent Events

Note Exchanges

During the period from January 1, 2025, to January 29, 2025, the Company exchanged $605 thousand of the outstanding balance of the December 2023 Note for approximately 311,783 shares of the Company’s Class A Common Stock at exchange prices between $1.79 and $2.03 per share. The loss on the exchange is approximately $48 thousand.

Convertible Debt Conversion

In January 31, 2025, the Company has issued 242,491 shares of the Company’s Class A Common Stock related to Purchase Notice dated January 28, 2025, for an exchange amount of $297 thousand.

Securities Purchase Agreement with Avondale Capital, LLC

Securities Purchase Agreement with Avondale Capital

On March 26, 2025, the Company entered into a Securities Purchase Agreement (“SPA”) with Avondale Capital, LLC (“Investor”), pursuant to which the Company may issue and sell up to $20,000 thousand of Pre-Paid Purchase agreements (“Pre-Paid Purchases”) in tranches over time. The initial tranche included a $4,200 thousand Pre-Paid Purchase, structured with a $200 thousand original issue discount (“OID”) and $10 thousand in transaction-related fees, resulting in net proceeds of $4,000 thousand. In connection with the initial closing, the Company issued 80,000 commitment shares to the Investor.

Under the terms of the SPA, the Investor may, at its discretion and with approval of Management, convert outstanding balances into shares of the Company’s common stock at predefined fixed or formula-based prices. These conversion prices are subject to customary adjustments for stock splits, reverse splits, reclassifications, dilutive issuances, and similar corporate actions.

The agreement contains mandatory repayment provisions, including:

●	A Floor Price Trigger, requiring monthly cash repayments of $500 plus accrued interest if the Company’s volume-weighted average price (“VWAP”) remains below a specified Floor Price for 5 out of 7 consecutive trading days.

●	An Exchange Cap Trigger, which obligates repayment if the Company reaches 90% of the maximum share issuance allowed under Nasdaq Listing Rule 5635(d), unless stockholder approval is obtained.

Failure to meet these obligations or other covenant breaches would constitute an Event of Default, triggering immediate repayment of the outstanding balance plus a 10% penalty and default interest at 18% per annum.

For accounting purposes, the Pre-Paid Purchases are recorded as liabilities, due to the potential for cash settlement. The embedded conversion features and other repayment features, including the Beneficial Conversion Feature and variable-price reset mechanisms, are derivatives under ASC 815-15. The liability is remeasured each reporting period, with changes in fair value recognized in earnings.

The Company is required to maintain an effective registration statement (Form S-1) for the resale of shares issuable under the SPA and obtain stockholder approval by May 31, 2025, to issue shares beyond the Exchange Cap. Failure to obtain such approval would require the Company to settle all remaining obligations in cash.

These financing arrangements may impact the Company’s liquidity, shareholder dilution, and introduce non-cash earnings volatility related to periodic fair value adjustments of derivative instruments.

Additional Pre-Paid Purchases.

So long as certain conditions set forth in the Purchase Agreement are satisfied, including minimum trading volume thresholds and the receipt of shareholder approval to exceed applicable Nasdaq limitations, we may request one or more additional Pre-Paid Purchases. Each subsequent Pre-Paid Purchase will have (i) an original issue discount of five percent (5%) of the requested amount, (ii) no additional transaction expense beyond that initial $10,000.00, (iii) a floor price equal to 20% of the applicable Minimum Price, and (iv) a “fixed price” component capped at 120% of the Minimum Price on the closing day for such Pre-Paid Purchase. The Company retains the discretion to draw or to forego any Pre-Paid Purchases beyond the initial closing.

Nasdaq Listing Rule 5635(d) Limitation.

Notwithstanding anything to the contrary, unless and until the Company obtains requisite stockholder approval as required by Nasdaq Listing Rule 5635(d), the total cumulative number of shares of Common Stock that may be issued to Avondale under all Pre-Paid Purchases cannot exceed the numerical threshold required by that rule (the “Exchange Cap”). If we do not obtain such approval at our upcoming annual meeting or any adjournment or postponement thereof, any remaining outstanding balance above the Exchange Cap under any Pre-Paid Purchase must be satisfied in cash. The Purchase Agreement also contains standard beneficial ownership limitations preventing Avondale from exceeding 9.99% beneficial ownership of our outstanding Common Stock.

Registration Obligations.

The Company has agreed to file a registration statement covering the resale of at least 18,500,000 shares (including the Commitment Shares and those potentially issuable under the Initial Pre-Paid Purchase) within 30 days following the initial closing. Additional registration obligations may be triggered if the Company elects to draw any subsequent Pre-Paid Purchases, such that the full $20,000,000.00 of the Commitment Amount (including all shares issuable thereunder) is registered for resale. This summary specifically covers the Commitment Shares and the shares underlying the Initial Pre-Paid Purchase. Any subsequent Pre-Paid Purchase or shares issuable thereunder will be registered pursuant to new or amended registration statements if and when such Pre-Paid Purchases occur.

Use of Proceeds.

We intend to use the net proceeds from any Pre-Paid Purchases primarily for working capital and general corporate purposes, as detailed in the applicable registration statement and in accordance with the terms of the Purchase Agreement. The Company is not obligated to request any Pre-Paid Purchase beyond the initial one.

Potential Dilutive Effects.

Depending on market conditions and other factors, issuances of Common Stock under the Pre-Paid Purchases may result in substantial dilution to existing shareholders. The amount of dilution will depend on various factors, including the number of shares ultimately issued and the applicable Purchase Share Purchase Price at the time of each conversion.

No additional issuance of Common Stock under the Purchase Agreement would occur if it would exceed the Exchange Cap under Nasdaq Listing Rule 5635(d) absent the required stockholder approval. The Company has committed to seeking this approval on or before May 31, 2025, and if not obtained, it will continue seeking such approval every 90 days until the approval is secured, or the Pre-Paid Purchase outstanding balance is otherwise satisfied in accordance with the Purchase Agreement.

This description is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.12 and also is incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, payable by the registrant in connection with the registration of its common stock. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to
Item	Be Paid*
Securities and Exchange Commission registration fee	$3,087.26
Blue Sky fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	$3,087.26

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state Securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that a director will not be personally liable to CXApp or the CXApp stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CXApp or the CXApp stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our Bylaws provide that CXApp will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation provision, bylaw provision, agreement, vote of the CXApp stockholders or disinterested directors or otherwise.

Additionally, our Charter contains provisions that limit the liability of CXApp’s directors for damages to the fullest extent permitted by Delaware law. Consequently, CXApp’s directors will not be personally liable to CXApp or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted and it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law. Our certificate of incorporation requires CXApp to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. CXApp maintains a directors’ and officers’ insurance policy pursuant to which CXApp’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. In addition, CXApp will enter into separate indemnification agreements with CXApp’s directors and officers. These agreements, among other things, require CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Item 15.	Recent Sales of Unregistered Securities

On April 23, 2023, we issued 100,000 shares of common stock to BTIG in a private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to BTIG without cash consideration in exchange for their engagement to provide strategic and capital markets advisory services. The approximate cash equivalent of BTIG’s fee, and thus the approximate value of BTIG’s services pursuant to the Advisory Agreement, may be implied by reference to the market price of KINS’ stock at the time the Advisory Agreement was entered into. The closing price of KINS’ stock on Nasdaq on the day the Advisory Agreement was entered into was $9.94. Therefore, the implied value of BTIG’s services pursuant to the Advisory Agreement is approximately $994,000. The Advisory Agreement was entered into on the date of the consummation of the Business Combination and on the following day, the first day of trading after the Business Combination, the closing price of the Company’s Common Stock was $4.10.

On May 22, 2024, we issued 40,000 shares of common stock to Streeterville Capital, LLC (“Streeterville”) in private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to Streeterville without cash consideration in connection with a Securities Purchase Agreement (the “Streeterville Purchase Agreement) where CXApp agreed to issue and sell to Streeterville one or more pre-paid purchases in the aggregate purchase amount of up to $10 million for the purchase of common stock. The value of the consideration in connection with the Streeterville Purchase Agreement may be implied by reference to the market price of CXApp’s stock at the time the Streeterville Purchase Agreement was entered into. The closing price of CXApp’s stock on Nasdaq on the day the Streeterville Purchase Agreement was entered into was $2.50. Therefore, the implied value of the consideration in connection with the shares issued under the Streeterville Purchase Agreement is approximately $100,000.

From October 2024 to April 2025, we issued a total of 2,250,484 shares of common stock Streeterville in a private placement under Section 4(a)(2) of the Securities Act pursuant to Pre-Paid Purchase #1, dated May 22, 2024, for a total exchange amount of $2,695,004. The number of shares and exchange amount under each purchase notice are listed below:

●	October 16, 2024: 142,835 shares; $200,000

●	October 23, 2024: 212,034 shares; $300,000

●	November 13, 2024: 156,851 shares; $200,000

●	November 19, 2024: 161,224 shares; $200,000

●	November 27, 2024: 168,698 shares; $200,000

●	December 6, 2024: 168,698 shares; $200,000

●	December 9, 2024: 253,048 shares; $300,000

●	December 9, 2024: 419,716 shares; $500,000

●	January 31, 2025: 242,491 shares; $350,000

●	April 14, 2025: 324,889 shares; $245,004

In April 2025, we issued a total of 646,324 shares of common stock Streeterville in a private placement under Section 4(a)(2) of the Securities Act pursuant to Pre-Paid Purchase #2, dated September 30, 2024, for a total exchange amount of $550,000. The number of shares and exchange amount under each purchase notice are listed below:

●	April 22, 2025: 331,513 shares; $250,000

●	April 30, 2025: 314,811 shares; $300,000

We entered into Exchange Agreements (collectively the “Streeterville Exchange Agreements”), dated as of June 25, 2024, July 19, 2024, August 8, 2024, August 13, 2024, August 16, 2024, December 9, 2024, December 10, 2024, December 17, 2024, December 26, 2024, January 6, 2025, and January 17, 2025, with Streeterville. Under the Streeterville Exchange Agreements, CXApp issued an aggregate of 2,323,890 shares of common stock (the “Streeterville Exchange Shares”) to Streeterville, the holder of that certain Promissory Note dated December 15, 2023 in the original principal amount of $3,885,000 (the “Original Streeterville Note”), in private placement pursuant to Section 4(a)(2) of the Securities Act at prices between $1.47 and $2.23 per share, pursuant to which CXApp and Streeterville agreed to (i) partition new promissory notes in the form of the Original Streeterville Note in the aggregate principal amount of $4,032,416.01 and then cause the outstanding balance of the Original Streeterville Note to be reduced by an aggregate of $4,032,416.01 and (ii) exchange the partitioned notes for the delivery of the Streeterville Exchange Shares. The exchange will consist of Streeterville surrendering the partitioned notes in exchange for the Exchange Shares. Other than the surrender of the partitioned notes, no consideration of any kind shall be given by Streeterville to CXApp in connection with the Streeterville Exchange Agreements. Upon surrendering, the partitioned notes shall be cancelled, and all obligations of CXApp under the partitioned notes shall be deemed fulfilled. The number Streeterville Exchange Shares and the value of each partitioned promissory note under each Exchange Agreement are listed below:

●	June 25, 2024: 23,696 shares; $50,000 note

●	July 19, 2024: 89,686 shares; $200,000 note

●	August 8, 2024: 138,121 shares; $250,000 note

●	August 13, 2024: 408,163 shares; $600,000 note

●	August 16, 2024: 138,632 shares; $300,000 note

●	December 9, 2024: 452,898 shares; $750,000 note

●	December 10, 2024: 210,911 shares; $375,000 note

●	December 17, 2024: 150,000 shares; $274,500 note

●	December 26, 2024: 400,000 shares; $628,000 note

●	January 6, 2025: 197,433shares; $400,000 note

●	January 17, 2025: 114,350 shares; $204,916.01 note

On March 26, 2025, we issued 80,000 shares of common stock to Avondale in private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to Avondale without cash consideration in connection with the Avondale Purchase Agreement where CXApp agreed to issue and sell to Avondale one or more Avondale Pre-Paid Purchases in the aggregate purchase amount of up to $20 million for the purchase of common stock. The value of the consideration in connection with the Avondale Purchase Agreement may be implied by reference to the market price of CXApp’s stock at the time the Avondale Purchase Agreement was entered into. The closing price of CXApp’s stock on Nasdaq on the day the Avondale Purchase Agreement was entered into was $0.86. Therefore, the implied value of the consideration in connection with the shares issued under the Avondale Purchase Agreement is approximately $68,640.

Item 16.	Exhibits

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 2.1 on KINS’ Form 8-K, filed September 26, 2022).
2.2+	Separation and Distribution Agreement, dated as of September 25, 2022, by and among Legacy CXApp, Design Reactor, Inc., Inpixon and KINS (incorporated herein by reference from Exhibit 2.2 on KINS’ Form 8-K, filed September 26, 2022).
3.1	Certificate of Incorporation of CXApp (incorporated herein by reference from Exhibit 3.1 on KINS’ Form 8-K filed March 20, 2023).
3.2	Bylaws of CXApp (incorporated herein by reference from Exhibit 3.2 on CXApp’s Form 10-Q filed November 12, 2024).
4.1	Specimen Warrant Certificate of CXApp Inc. (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K filed March 20, 2023).
4.2	Specimen CXApp Inc. Class A Common Stock Certificate (incorporated herein by reference from Exhibit 4.2 on KINS’ Form 8-K filed March 20, 2023).
4.3	Specimen CXApp Inc. Class C Common Stock Certificate (incorporated herein by reference from Exhibit 4.3 on KINS’ Form 8-K filed March 20, 2023).
4.4	Warrant Purchase Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K, filed December 21, 2020).
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	Distribution Tax Opinion of RSM US LLP (incorporated herein by reference from Exhibit 8.1 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).
10.1	Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS, the Sponsor and Legacy CXApp (incorporated herein by reference from Exhibit 2.3 on KINS’ Form 8-K, filed September 26, 2022).
10.2	Employee Matters Agreement, dated March 14, 2023, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.9 on KINS’ Form 8-K filed March 20, 2023).
10.3+	Transition Services Agreement, dated March 14, 2023, by and between Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.11 on KINS’ Form 8-K filed March 20, 2023).
10.4	Tax Matters Agreement, dated March 14, 2023, by and among KINS, Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.10 on KINS’ Form 8-K filed March 20, 2023).
10.5#	Employment Agreement, dated as of March 29, 2023, by and between Design Reactor, Inc. and Khurram Sheikh (incorporated herein by reference from Exhibit 10.1 on KINS’ Form 8-K filed March 31, 2023).
10.6#	Consulting Agreement, dated March 14, 2023, by and between Design Reactor, Inc. and 3AM, LLC (incorporated herein by reference from Exhibit 10.12 on KINS’ Form 8-K filed March 20, 2023).
10.7#	CXApp Inc. 2023 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.14 on KINS’ Form 8-K filed March 20, 2023).
10.8#	Form of CXApp Inc. Indemnification Agreement for Directors and Officers (incorporated herein by reference from Exhibit 10.15 on KINS’ Form 8-K filed March 20, 2023).
10.9#	Form of CXApp Inc. 2023 Equity Incentive Plan Stock Option Agreement (incorporated herein by reference from Exhibit 10.16 on KINS’ Form 8-K filed March 20, 2023).
10.10#	Form of CXApp Inc. 2023 Equity Incentive Plan Restricted Stock Unit Agreement (incorporated herein by reference from Exhibit 10.17 on KINS’ Form 8-K filed March 20, 2023).
10.11+	Securities Purchase Agreement, dated as of March 26, 2025, by and between CXApp Inc. and Avondale Capital, LLC (incorporated herein by reference from Exhibit 10.20 on CXApp’s Form 10-K filed May 24, 2024).

14.1	Code of Ethics and Business Conduct (incorporated herein by reference from Exhibit 14.1 on KINS’ Form 8-K filed March 20, 2023).
21.1	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21.1 on KINS’ Form 8-K filed March 20, 2023).
23.1*	Consent of Marcum LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
99.1**	Nominating and Governance Committee Charter
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Corporate Governance Guidelines
99.5**	Code of Business Conduct and Ethics
99.6**	Related Party Transactions Policy
99.7**	Insider Trading Policy
99.8**	Regulation FD Communications Guidelines
99.9**	Whistleblower Policy
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#	Indicates a management contract or compensatory plan.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on May 9, 2025.

CXAPP INC.

/s/ Khurram P. Sheikh
Khurram P. Sheikh
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Khurram P. Sheikh	Chief Executive Officer, Chairman	May 9, 2025
Khurram P. Sheikh	(Principal Executive Officer)

/s/ Joy Mbanugo	Chief Financial Officer	May 9, 2025
Joy Mbanugo	(Principal Financial Officer)

/s/ Camillo Martino	Director	May 9, 2025
Camillo Martino

/s/ Di-Ann Eisnor	Director	May 9, 2025
Di-Ann Eisnor

/s/ George Mathai	Director	May 9, 2025
George Mathai

/s/ Shanti Priya	Director	May 9, 2025
Shanti Priya